                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

        Date of Report (Date of Earliest Event Reported): July 31, 1999

                        Arch Communications Group, Inc.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
--------------------------------------------------------------------------------
                 (State or Other Jurisdiction of Incorporation)

           0-23232/1-14248                             31-1358569
-------------------------------------     -------------------------------------
      (Commission File Number)            (I.R.S. Employer Identification No.)

             1800 West Park Drive, Suite 250, Westborough, MA 01581
--------------------------------------------------------------------------------
            (Address of Principal Executive Offices)      (Zip Code)

                                 (508) 870-6700
--------------------------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

                                 Not Applicable
--------------------------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)

ITEM 5. OTHER EVENTS

  On June 3, 1999, Arch Communications Group, Inc. ("Arch") acquired MobileMedia Communications Inc. ("MobileMedia"). Because Arch's acquisition of MobileMedia occurred after Arch filed its Annual Report on Form 10-K, Arch is filing this Current Report on Form 8-K to provide investors with a detailed description of Arch's business after its acquisition of MobileMedia. All share data in this report reflect a one-for-three reverse stock split which occurred in June 1999.

                                SUMMARY CONTENTS

Selected Historical Consolidated Financial and Operating Data--Arch........    1
Arch Management's Discussion and Analaysis of Financial Condition and
 Results of Operations.....................................................    3
Selected Historical Consolidated Financial and Operating Data--MobileMedia
 ..........................................................................   20
MobileMedia Management's Discussion and Analysis of Financial Condition and
 Results of Operations.....................................................   22
Industry Overview..........................................................   34
Business...................................................................   39
 Business Strategy.........................................................   39
 Arch's Paging and Messaging Services, Products and Operations.............   40
 MobileMedia's Paging and Messaging Services, Products and Operations......   42
 Networks and Licenses.....................................................   43
 Subscribers and Marketing.................................................   46
 Sources of Equipment......................................................   47
 Employees.................................................................   47
 Trademarks................................................................   48
 Properties................................................................   48
 Litigation................................................................   49
 Predecessors to the Combined Company; Events Leading up to MobileMedia's
  Bankruptcy Filings.......................................................   49
 The MobileMedia Acquisition...............................................   50
 The Merger................................................................   50
 Purchase Price............................................................   50
 Accounting Treatment......................................................   51
Management.................................................................   52
Principal Stockholders.....................................................   58
Description of Securities..................................................   61
Description of Outstanding Indebtedness....................................   68

      SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA--ARCH

  The following table sets forth selected historical consolidated financial and operating data of Arch for the year ended August 31, 1994, the four months ended December 31, 1993 and 1994, each of the five years ended December 31, 1998 and the three months ended March 31, 1998 and 1999. The selected financial and operating data as of December 31, 1994, 1995, 1996, 1997 and 1998 and for each of the five years ended December 31, 1998 have been derived from Arch's audited consolidated financial statements and notes. The selected financial and operating data as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 have been derived from Arch's unaudited consolidated financial statements and notes. You should read the following consolidated financial information in conjunction with "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations" set forth below and Arch's consolidated financial statements and notes contained in its Annual Report on Form 10-K for the year ended December 31, 1998.

  During 1994, Arch changed its fiscal year end from August 31 to December 31. Arch was required to file a transition report on Form 10-K with audited financial statements for the period September 1, 1994 through December 31, 1994 and has elected to include in the following table, for comparative purposes, unaudited financial statements for the periods September 1, 1993 through December 31, 1993 and January 1, 1994 through December 31, 1994.

  In the following table, equity in loss of affiliate represents Arch's share of net losses of USA Mobile Communications Holdings, Inc. for the period of time from Arch's acquisition of its initial 37% interest in USA Mobile on May 16, 1995 through the completion of Arch's acquisition of USA Mobile on September 7, 1995 and Arch's share of net losses of Benbow PCS Ventures, Inc. since Arch's acquisition of Westlink Holdings, Inc. in May 1996. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

  The extraordinary item is an extraordinary charge resulting from prepayment of indebtedness. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations".

  Adjusted EBITDA, as determined by Arch, does not reflect restructuring charge, equity in loss of affiliate, and extraordinary items; consequently adjusted EBITDA may not necessarily be comparable to similarly titled data of other paging companies. EBITDA is commonly used by analysts and investors as a principal measure of financial performance in the paging industry. EBITDA is also one of the primary financial measures used to calculate whether Arch and its subsidiaries are in compliance with financial covenants under their debt agreements. These covenants, among other things, limit the ability of Arch and its subsidiaries to: incur additional indebtedness, advance funds to Benbow, pay dividends, grant liens on its assets, merge, sell or acquire assets, repurchase or redeem capital stock, incur capital expenditures and prepay certain indebtedness. EBITDA is also one of the financial measures used by analysts to value Arch. Therefore Arch management believes that the presentation of EBITDA provides relevant information to investors. EBITDA should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity. Amounts reflected as EBITDA or adjusted EBITDA are not necessarily available for discretionary use as a result of restrictions imposed by the terms of existing indebtedness and limitations imposed by applicable law upon the payment of dividends or distributions, among other things. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operation".

  Adjusted EBITDA margin is calculated by dividing Arch's adjusted EBITDA by total revenues less cost of products sold. EBITDA margin is a measure commonly used in the paging industry to evaluate a company's EBITDA relative to total revenues less cost of products sold as an indicator of the efficiency of a company's operating structure.

                                  Four Months
                   Year Ended        Ended
                   August 31,     December 31,                      Year Ended December 31,
                   ----------  --------------------   -----------------------------------------------------------
                      1994       1993        1994     1994 (1)   1995 (1)       1996         1997         1998
                   ----------  ---------   --------   --------   ---------   ----------   ----------   ----------
                                                (dollars in thousands)
Statements of Operations
 Data:
Service, rental
 and maintenance
 revenues........   $ 55,139   $  16,457   $ 22,847   $ 61,529   $ 138,466   $  291,399   $  351,944   $  371,154
Product sales....     12,108       2,912      5,178     14,374      24,132       39,971       44,897       42,481
                    --------   ---------   --------   --------   ---------   ----------   ----------   ----------
Total revenues...     67,247      19,369     28,025     75,903     162,598      331,370      396,841      413,635
Cost of products
 sold............    (10,124)     (2,027)    (4,690)   (12,787)    (20,789)     (27,469)     (29,158)     (29,953)
                    --------   ---------   --------   --------   ---------   ----------   ----------   ----------
                      57,123      17,342     23,335     63,116     141,809      303,901      367,683      383,682
Operating
 expenses:
 Service, rental
  and
  maintenance....     13,123       3,959      5,231     14,395      29,673       64,957       79,836       80,782
 Selling.........     10,243       3,058      4,338     11,523      24,502       46,962       51,474       49,132
 General and
  administrative.     17,717       5,510      7,022     19,229      40,448       86,181      106,041      112,181
 Depreciation and
  amortization...     16,997       5,549      6,873     18,321      60,205      191,871      232,347      221,316
 Restructuring
  charge.........        --          --         --         --          --           --           --        14,700
                    --------   ---------   --------   --------   ---------   ----------   ----------   ----------
Operating income
 (loss)..........       (957)       (734)      (129)      (352)    (13,019)     (86,070)    (102,015)     (94,429)
Interest and non-
 operating
 expenses, net...     (4,112)     (1,132)    (1,993)    (4,973)    (22,522)     (75,927)     (97,159)    (104,213)
Equity in loss of
 affiliate.......        --          --         --         --       (3,977)      (1,968)      (3,872)      (5,689)
                    --------   ---------   --------   --------   ---------   ----------   ----------   ----------
Income (loss)
 before income
 tax benefit,
 extraordinary
 item and
 accounting
 change..........     (5,069)     (1,866)    (2,122)    (5,325)    (39,518)    (163,965)    (203,046)    (204,331)
Income tax
 benefit.........        --          --         --         --        4,600       51,207       21,172          --
                    --------   ---------   --------   --------   ---------   ----------   ----------   ----------
Income (loss)
 before
 extraordinary
 item and
 accounting
 change..........     (5,069)     (1,866)    (2,122)    (5,325)    (34,918)    (112,758)    (181,874)    (204,331)
Extraordinary
 item............        --          --      (1,137)    (1,137)     (1,684)      (1,904)         --        (1,720)
Cumulative effect
 of accounting
 change..........        --          --         --         --          --           --           --           --
                    --------   ---------   --------   --------   ---------   ----------   ----------   ----------
Net income
 (loss)..........   $ (5,069)  $  (1,866)  $ (3,259)  $ (6,462)  $ (36,602)  $ (114,662)  $ (181,874)  $ (206,051)
                    ========   =========   ========   ========   =========   ==========   ==========   ==========
Other Operating
 Data:
Adjusted EBITDA..   $ 16,040   $   4,815   $  6,744   $ 17,969   $  47,186   $  105,801   $  130,332   $  141,587
Adjusted EBITDA
 margin..........         28 %        28 %       29 %       28 %        33 %         35 %         35 %         37 %
Capital
 expenditures,
 excluding
 acquisitions....   $ 25,657   $   7,486   $ 15,279   $ 33,450   $  60,468   $  165,206   $  102,769   $  113,184
Cash flows
 provided by
 operating
 activities......   $ 14,781   $   5,306   $  4,680   $ 14,155   $  14,749   $   37,802   $   63,590   $   81,105
Cash flows used
 in investing
 activities......   $(28,982)  $  (7,486)  $(34,364)  $(55,860)  $(192,549)  $ (490,626)  $ (102,769)  $  (82,868)
Cash flows
 provided by
 (used in)
 financing
 activities......   $ 14,636   $  11,290   $ 26,108   $ 29,454   $ 179,092   $  452,678   $   39,010   $       68
Units in service
 at end of
 period..........    410,000     288,000    538,000    538,000   2,006,000    3,295,000    3,890,000    4,276,000
                     As of
                   August 31,                                         As of December 31,
                   ----------                         -----------------------------------------------------------
                      1994                              1994       1995         1996         1997         1998
                   ----------                         --------   ---------   ----------   ----------   ----------
Balance Sheet
 Data:
Current assets...   $  6,751                          $  8,483   $  33,671   $   43,611   $   51,025   $   50,712
Total assets.....     76,255                           117,858     785,376    1,146,756    1,020,720      904,285
Long-term debt,
 less current
 maturities......     67,328                            93,420     457,044      918,150      968,896    1,003,499
Redeemable
 preferred stock.        --                                --        3,376        3,712          --           --
Stockholders'
 equity
 (deficit).......     (3,304)                            9,368     246,884      147,851      (33,255)    (213,463)
                       Three Months
                          Ended
                        March 31,
                   ------------------------
                     1998         1999
                   ----------- ------------
                       (unaudited)
Statements of Operations
 Data:
Service, rental
 and maintenance
 revenues........  $  91,397   $   90,529
Product sales....     10,642       10,359
                   ----------- ------------
Total revenues...    102,039      100,888
Cost of products
 sold............     (7,366)      (6,926)
                   ----------- ------------
                      94,673       93,962
Operating
 expenses:
 Service, rental
  and
  maintenance....     20,189       20,293
 Selling.........     11,870       13,011
 General and
  administrative.     28,318       25,626
 Depreciation and
  amortization...     53,714       51,118
 Restructuring
  charge.........        --           --
                   ----------- ------------
Operating income
 (loss)..........    (19,418)     (16,086)
Interest and non-
 operating
 expenses, net...    (25,366)     (26,477)
Equity in loss of
 affiliate.......     (1,055)      (3,200)
                   ----------- ------------
Income (loss)
 before income
 tax benefit,
 extraordinary
 item and
 accounting
 change..........    (45,839)     (45,763)
Income tax
 benefit.........        --           --
                   ----------- ------------
Income (loss)
 before
 extraordinary
 item and
 accounting
 change..........    (45,839)     (45,763)
Extraordinary
 item............        --           --
Cumulative effect
 of accounting
 change..........        --        (3,361)
                   ----------- ------------
Net income
 (loss)..........  $ (45,839)  $  (49,124)
                   =========== ============
Other Operating
 Data:
Adjusted EBITDA..  $  34,296   $   35,032
Adjusted EBITDA
 margin..........         36 %         37 %
Capital
 expenditures,
 excluding
 acquisitions....  $  21,319   $   25,528
Cash flows
 provided by
 operating
 activities......  $   9,992   $   12,379
Cash flows used
 in investing
 activities......  $ (21,319)  $  (24,910)
Cash flows
 provided by
 (used in)
 financing
 activities......  $  12,539   $   23,000
Units in service
 at end of
 period..........  4,016,000    4,329,000
                     As of March 31,
                   ------------------------
                     1998         1999
                   ----------- ------------
Balance Sheet
 Data:
Current assets...  $   4,540   $   12,102
Total assets.....    993,977      883,432
Long-term debt,
 less current
 maturities......    995,214    1,036,441
Redeemable
 preferred stock.        --           --
Stockholders'
 equity
 (deficit).......    (78,796)    (262,392)

  The following table reconciles net income to the presentation of Arch's adjusted EBITDA:

                                 Four Months
                    Year Ended      Ended                                                              Three Months
                    August 31,  December 31,                Year Ended December 31,                   Ended March 31,
                    ---------- ----------------  --------------------------------------------------  ------------------
                       1994     1993     1994     1994      1995      1996       1997       1998       1998      1999
                    ---------- -------  -------  -------  --------  ---------  ---------  ---------  --------  --------
                                                      (dollars in thousands)
Net income (loss).   $(5,069)  $(1,866) $(3,259) $(6,462) $(36,602) $(114,662) $(181,874) $(206,051) $(45,839) $(49,124)
Interest and non-
 operating
 expenses, net....     4,112     1,132    1,993    4,973    22,522     75,927     97,159    104,213    25,366    26,477
Income tax
 benefit..........       --        --       --       --     (4,600)   (51,207)   (21,172)       --        --        --
Depreciation and
 amortization.....    16,997     5,549    6,873   18,321    60,205    191,871    232,347    221,316    53,714    51,118
Restructuring
 charge...........       --        --       --       --        --         --         --      14,700       --        --
Equity in loss of
 affiliate........       --        --       --       --      3,977      1,968      3,872      5,689     1,055     3,200
Extraordinary
 Item.............       --        --     1,137    1,137     1,684      1,904        --       1,720       --        --
Cumulative effect
 of accounting
 charge...........       --        --       --       --        --         --         --         --        --      3,361
                     -------   -------  -------  -------  --------  ---------  ---------  ---------  --------  --------
Adjusted EBITDA...   $16,040   $ 4,815  $ 6,744  $17,969  $ 47,186  $ 105,801  $ 130,332  $ 141,587  $ 34,296  $ 35,032
                     =======   =======  =======  =======  ========  =========  =========  =========  ========  ========

ARCH MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

Overview

  You should read the following discussion and analysis in conjunction with Arch's consolidated financial statements and notes. This discussion and analysis updates, in light of consummation of the MobileMedia acquisition, the discussion and analysis contained in Arch's Annual Report on Form 10-K for the year ended December 31, 1998.

  Arch derives most of its revenues from fixed monthly or other periodic fees charged to subscribers for paging services. Such fees are not dependent on usage. As long as a subscriber remains on service, operating results benefit from the recurring payments of the fixed periodic fees without incurrence of additional selling expenses by Arch. Arch's service, rental and maintenance revenues and the related expenses exhibit substantially similar growth trends. Arch's average revenue per subscriber has declined over the last three years for two principal reasons:

   . an increase in the number of subscriber owned and reseller owned units for which Arch receives no recurring equipment revenue and

   . an increase in the number of reseller customers who purchase airtime at wholesale rates.

  The reduction in average paging revenue per subscriber resulting from these trends has been more than offset by the elimination of associated expenses so that Arch's margins have improved over this period. Furthermore, recent data indicates that the rate of decline in revenue per customer has slowed.

  Arch has achieved significant growth in units in service and adjusted EBITDA through a combination of internal growth and acquisitions. From January 1, 1996 through March 31, 1999, Arch's total number of units in service grew at a compound rate on an annualized basis of 26.7%. For the same period on an annualized basis, Arch's compound rate of internal growth in units in service was 22.3%, excluding units added through acquisitions. Arch's total revenues have increased from $331.4 million in the year ended December 31, 1996 to $396.8 million in the year ended December 31, 1997 and to $413.6 million in the year ended December 31, 1998. Over the same periods, through operating efficiencies and economies of scale, Arch has been able to reduce its per pager operating costs to enhance its competitive position in its markets. Due to the rapid growth in its subscriber base, Arch has incurred significant selling expenses, which are charged to operations in the period incurred. Arch had net losses of $114.7 million in the year ended December 31, 1996, $181.9 million in the year ended December 31, 1997 and $206.1 million in the year ended December 31, 1998, as a result of significant depreciation and amortization expenses related to acquired and developed assets and interest charges associated with indebtedness. However, as its subscriber base has grown, Arch's operating results have improved, as evidenced by an increase in Arch Adjusted EBITDA from $105.8 million in the year ended December 31, 1996 to $130.3 million in the year ended December 31, 1997 and to $141.6 million in the year ended December 31, 1998.

  EBITDA is a commonly used measure of financial performance in the paging industry. Adjusted EBITDA is also one of the financial measures used to calculate whether Arch and its subsidiaries are in compliance with the financial covenants under their debt agreements. Adjusted EBITDA should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with GAAP. One of Arch's financial objectives is to increase its adjusted EBITDA, since this is a significant source of funds for servicing indebtedness and for investment in continued growth, including purchase of units and paging system equipment, construction and expansion of paging systems, and possible acquisitions. Adjusted EBITDA, as determined by Arch, may not necessarily be comparable to similarly titled data of other paging companies. Amounts reflected as adjusted EBITDA are not necessarily available for discretionary use as a result of restrictions imposed by the terms of existing or future indebtedness, including the repayment of such indebtedness or the payment of associated interest, limitations imposed by applicable law upon the payment of dividends or distributions or capital expenditure requirements.

  The potential effects of the MobileMedia acquisition on Arch are described under "Business--Business Strategy".

Divisional Reorganization

  To reduce redundancy and take advantage of various operating efficiencies, Arch is reorganizing its operating divisions over a period of 18 to 24 months. Arch has consolidated its former Midwest, Western, and Northern divisions into four existing operating divisions, and is in the process of consolidating regional administrative support functions, such as customer service, collections, inventory and billing. Arch expects to complete the divisional reorganization in mid to late 2000.

  Arch estimates that the divisional reorganization, once fully implemented, will result in annual cost savings of approximately $15.0 million. These cost savings will consist primarily of a reduction in compensation expense of approximately $11.5 million and a reduction in rental expense of facilities and general and administrative costs of approximately $3.5 million. Arch expects to reinvest a portion of these cost savings to expand its sales activities, although to date the extent and cost of this reinvestment has not yet been determined.

  In connection with the divisional reorganization, Arch (1) anticipates a net reduction of approximately 10% of its workforce, (2) is closing certain office locations and redeploying other real estate assets and (3) recorded a restructuring charge of $14.7 million during 1998. The restructuring charge consisted of approximately (1) $9.7 million for employee severance, (2) $3.5 million for lease obligations and terminations and (3) $1.5 million of other costs. The severance costs and lease obligations will require cash outlays throughout the 18 to 24 month restructuring period. Arch will fund these cash outlays from operations or its secured credit facility. Due to the MobileMedia acquisition, Arch's management is reassessing the size and scope of the divisional reorganization. Arch is also determining the size and scope of additional restructuring reserves required as a direct result of the MobileMedia acquisition. There can be no assurance that the desired cost savings will be achieved or that the anticipated reorganization of Arch's business will be accomplished smoothly, expeditiously or successfully. The difficulties of such reorganization may be increased by the need to integrate MobileMedia's operations in multiple locations and to combine two corporate cultures. The inability to successfully integrate the operations of MobileMedia could have a material adverse effect on Arch. See Note 9 to Arch's consolidated financial statements.

Results of Operations

  The following table presents selected items from Arch's consolidated statements of operations as a percentage of net revenues and certain other information for the periods indicated. Net revenues are total revenues less cost of products sold.

                                   Year Ended                  Three Months
                                  December 31,                Ended March 31,
                          --------------------------------   -------------------
                            1996        1997        1998       1998       1999
                          ---------   ---------   --------   --------   --------
Total revenues..........      109.0 %     107.9 %    107.8 %    107.8 %    107.4 %
Cost of products sold...       (9.0)       (7.9)      (7.8)      (7.8)      (7.4)
                          ---------   ---------   --------   --------   --------
Net revenues............      100.0       100.0      100.0      100.0      100.0
Operating expenses:
Service, rental and
 maintenance............       21.4        21.7       21.1       21.3       21.6
Selling.................       15.4        14.0       12.8       12.6       13.8
General and
 administrative.........       28.4        28.8       29.2       29.9       27.3
Depreciation and
 amortization...........       63.1        63.2       57.7       56.7       54.4
Restructuring charge....        --          --         3.8        --         --
                          ---------   ---------   --------   --------   --------
Operating income (loss).      (28.3)%     (27.7)%    (24.6)%    (20.5)%    (17.1)%
                          =========   =========   ========   ========   ========
Net income (loss).......      (37.7)%     (49.5)%    (53.7)%    (48.4)%    (52.3)%
                          =========   =========   ========   ========   ========
Arch adjusted EBITDA....       34.8 %      35.4 %     36.9 %     36.2 %     37.3 %
                          =========   =========   ========   ========   ========
Cash flows provided by
 operating activities...  $  37,802   $  63,590   $ 81,105   $  9,992   $ 12,379
Cash flows used in in-
 vesting activities.....  $(490,626)  $(102,769)  $(82,868)  $(21,319)  $(24,910)
Cash flows provided by
 financing activities...  $ 452,678   $  39,010   $     68   $ 12,539   $ 23,000
Annual service, rental
 and maintenance
 expenses per pager.....  $      25   $      22   $     20   $     20   $     19

Results of Operations

 Three Months Ended March 31, 1999 Compared with Three Months Ended March 31,
1998

  Total revenues decreased $1.2 million, or 1.1%, to $100.9 million in the three months ended March 31, 1999 from $102.0 million in the three months ended March 31, 1998, and net revenues decreased $0.7 million or 0.8% from $94.7 million to $94.0 million over the same period. Total revenues and net revenues in the 1999 period were adversely affected by a general slowing of paging industry growth, compared to prior years. Revenues were also adversely affected by: (1) Arch's decision in the fourth quarter of 1998, in anticipation of the MobileMedia acquisition, not to replace normal attrition among direct sales personnel; (2) the reduced effectiveness of the reseller channel of distribution; and (3) reduced sales through Arch's company-owned stores. Service, rental and maintenance revenues, which consist primarily of recurring revenues associated with the sale or lease of pagers, decreased $0.9 million or 1.0% to $90.5 million in the three months ended March 31, 1999 from $91.4 million in the three months ended March 31, 1998. Maintenance revenues represented less than 10% of total service, rental and maintenance revenues in the three months ended March 31, 1999 and 1998. Arch does not differentiate between service and rental revenues. Product sales, less cost of products sold, increased 4.8% to $3.4 million in the three months ended March 31, 1999 from $3.3 million in the three months ended March 31, 1998.

  Service, rental and maintenance expenses, which consist primarily of telephone line and site rental expenses, increased to $20.3 million, or 21.6% of net revenues, in the three months ended March 31, 1999 from $20.2 million, or 21.3% of net revenues, in the three months ended March 31, 1998. The increase was due primarily to increased expenses associated with system expansions and the provision of paging services to a greater number of subscribers. As existing paging systems become more populated through the addition of new subscribers, the fixed costs of operating these paging systems are spread over a greater subscriber base. Annualized service, rental and maintenance expenses per subscriber decreased to $19 in the three months ended March 31, 1999 from $20 in the three months ended March 31, 1998.

  Selling expenses increased to $13.0 million, or 13.8% of net revenues, in the three months ended March 31, 1999 from $11.9 million, or 12.5% of net revenues, in the three months ended March 31, 1998 due primarily to increased hiring of direct sales personnel.

  General and administrative expenses decreased to $25.6 million, or 27.3% of net revenues, in the three months ended March 31, 1999 from $28.3 million, or 29.9% of net revenues, in the three months ended March 31, 1998. The decrease was due primarily to reduction of headcount as a result of the divisional reorganization which began in June 1998.

  Depreciation and amortization expenses decreased to $51.1 million, or 54.4% of net revenues, in the three months ended March 31, 1999 from $53.7 million, or 56.7% of net revenues, in the three months ended March 31, 1998. These expenses principally reflect Arch's acquisitions of paging businesses in prior periods accounted for as purchases, and investment in pagers and other system expansion equipment to support growth.

  Operating loss decreased to $16.1 million in the three months ended March 31, 1999 from $19.4 million in the three months ended March 31, 1998 as a result of the factors outlined above.

  Net interest expense increased to $26.5 million in the three months ended March 31, 1999 from $25.4 million in the three months ended March 31, 1998. The increase was attributable to an increase in Arch's average outstanding debt. Interest expense in the three months ended March 31, includes approximately $9.9 million and $8.9 million in 1998 of non-cash interest accretion on Arch's 10 7/8% senior discount notes due 2008.

  Initial application of SOP 98-5 resulted in a $3.4 million charge which was reported as the cumulative effect of a change in accounting principle. See "-- Recent and Pending Accounting Pronouncements".

  Net losses increased to $49.1 million in the three months ended March 31, 1999 from $45.8 million in the three months ended March 31, 1998 as a result of the factors outlined above.

 Year Ended December 31, 1998 Compared with Year Ended December 31, 1997

  Total revenues increased to $413.6 million, a 4.2% increase, in 1998 from $396.8 million in 1997. Net revenues increased to $383.7 million, a 4.4% increase, in 1998 from $367.7 million in 1997. Total revenues and net revenues in 1998 were adversely affected by a general slowing of industry growth, compared to prior years. Although industry sources estimate that the number of paging units in service grew at an annual rate of approximately 25% between 1992 and 1997, growth in basic paging services has slowed considerably since 1997. Revenues were also adversely affected in the fourth quarter of 1998 by:

  . Arch's decision, in anticipation of the MobileMedia acquisition, not to replace normal attrition among direct sales personnel

  .  the reduced effectiveness of Arch's reseller channel of distribution

  .  reduced sales through Arch-operated retail stores.

  Arch expects revenue to continue to be adversely affected in 1999 due to these factors.

  Service, rental and maintenance revenues, which consist primarily of recurring revenues associated with the sale or lease of units, increased to $371.2 million, a 5.5% increase, in 1998 from $351.9 million in 1997. These increases in revenues were due primarily to the increase, through internal growth, in the number of units in service from 3.9 million at December 31, 1997 to 4.3 million at December 31, 1998. Maintenance revenues represented less than 10% of total service, rental and maintenance revenues in 1998 and 1997. Arch does not differentiate between service and rental revenues. Product sales, less cost of products sold, decreased to $12.5 million, a 20.4% decrease, in 1998 from $15.7 million in 1997, as a result of a decline in the average revenue per pager sold.

  Service, rental and maintenance expenses, which consist primarily of telephone line and site rental expenses, increased to $80.8 million, or 21.1% of net revenues, in 1998 from $79.8 million, or 21.7% of net revenues, in 1997. The increase was due primarily to increased expenses associated with system expansions and an increase in the number of units in service. As existing paging systems became more populated through the addition of new subscribers, the fixed costs of operating these paging systems are spread over a greater subscriber base. Annualized service, rental and maintenance expenses per subscriber were $20.00 in 1998 compared to $22.00 in 1997.

  Selling expenses decreased to $49.1 million, or 12.8% of net revenues, in 1998 from $51.5 million, or 14.0% of net revenues, in 1997. The decrease was due primarily to a decrease in the number of net new units in service and to nonrecurring marketing costs incurred in 1997 to promote Arch's new Arch Paging brand identity. The number of net new units in service resulting from internal growth decreased by 35.1% in 1998 compared to 1997 primarily due to the factors set forth above that adversely affect revenues. Arch expects its selling expenses to increase in 1999 due to increased hiring of direct sales personnel.

  General and administrative expenses increased to $112.2 million, or 29.2% of net revenues, in 1998, from $106.0 million, or 28.8% of net revenues, in 1997. The increase was due primarily to administrative and facility costs associated with supporting more units in service.

  Depreciation and amortization expenses decreased to $221.3 million in 1998 from $232.3 million in 1997. These expenses principally reflect Arch's acquisitions of paging businesses in prior periods accounted for as purchases. They also reflect investment in units and other system expansion equipment to support growth.

  Operating losses were $94.4 million in 1998 compared to $102.0 million in 1997, as a result of the factors outlined above.

  Net interest expense increased to $104.2 million in 1998 from $97.2 million in 1997. The increase is principally attributable to an increase in Arch's outstanding debt. Interest expense for 1998 includes approximately $37.0 million of interest which accretes on Arch's 10 7/8% senior discount notes even though the cash payment of the interest is deferred. Interest expense for 1997 includes approximately $33.3 million of accretion on these notes.

  Arch recognized an income tax benefit of $21.2 million in 1997. This benefit represented the tax benefit of operating losses incurred after the acquisitions of USA Mobile and Westlink which were available to offset deferred tax liabilities arising from those acquisitions. The tax benefit of these operating losses was fully recognized during 1997. Accordingly, Arch has established a valuation reserve against its deferred tax assets which reduced the income tax benefit to zero as of December 31, 1998. Arch does not expect to recover its deferred tax asset in the foreseeable future and will continue to increase its valuation reserve accordingly. See Note 5 to Arch's consolidated financial statements.

  In June 1998, Arch recognized an extraordinary charge of $1.7 million representing the write-off of unamortized deferred financing costs associated with the prepayment of indebtedness under prior credit facilities.

  Net loss increased to $206.1 million in 1998 from $181.9 million in 1997, as a result of the factors outlined above.

 Year Ended December 31, 1997 Compared with Year Ended December 31, 1996

  Total revenues increased $65.5 million, or 19.8%, to $396.8 million in 1997 from $331.4 million in 1996 and net revenues increased $63.8 million, or 21.0%, from $303.9 million to $367.7 million over the same period. Service, rental and maintenance revenues increased $60.5 million, or 20.8%, to $351.9 million in 1997 from $291.4 million in 1996. These increases in revenues were due primarily to the increase in the number of units in service from 3.3 million at December 31, 1996 to 3.9 million at December 31, 1997 and the full year impact of the Westlink acquisition which was completed in May 1996. Maintenance revenues represented less than 10% of total service, rental and maintenance revenues in 1996 and 1997. Product sales, less cost of products sold, increased 25.9% to $15.7 million in 1997 from $12.5 million in 1996 as a result of a greater number of pager unit sales.

  Service, rental and maintenance expenses increased to $79.8 million, or 21.7% of net revenues, in 1997 from $65.0 million, or 21.4% of net revenues, in 1996. The increase was due primarily to increased expenses associated with system expansions and the provision of paging services to a greater number of subscribers. Annual service, rental and maintenance expenses per subscriber decreased to $22.00 in 1997 from $25.00 in 1996.

  Selling expenses increased to $51.5 million, or 14.0% of net revenues, in 1997 from $47.0 million, or 15.4% of net revenues, in 1996. The increase in selling expenses was due to the full year impact of the Westlink acquisition and the marketing costs incurred to promote Arch's Arch Paging brand identity. Arch's selling cost per net new pager in service increased to $87.00 in 1997 from $58.00 in 1996, primarily due to fixed selling costs and increased marketing costs being spread over fewer net new units put into service.

  General and administrative expenses increased to $106.0 million, or 28.8% of net revenues, in 1997 from $86.2 million, or 28.4% of net revenues, in 1996. The increase in absolute dollars was due primarily to increased expenses associated with supporting more units in service, including the full year impact of Westlink, as well as expenses associated with the establishment of Arch's national services division. See "Business-- Subscribers and Marketing-- Arch".

  Depreciation and amortization expenses increased to $232.3 million, or 63.2% of net revenues, in 1997 from $191.9 million, or 63.1% of net revenues, in 1996. These expenses reflect Arch's acquisitions of paging businesses, accounted for as purchases, and continued investment in units and other system expansion equipment to support continued growth.

  Operating loss increased to $102.0 million in 1997 from $86.1 million in 1996 as a result of the factors outlined above.

  Net interest expense increased to $97.2 million in 1997 from $75.9 million in 1996. The increase was attributable to an increase in Arch's average outstanding debt. Interest expense includes approximately $33.0 million in 1997 and $24.0 million in 1996, of non-cash interest accretion on Arch's 10 7/8% senior discount notes due 2008 under which semi-annual interest payments commence on September 15, 2001. See Note 3 to Arch's consolidated financial statements.

  Arch recognized income tax benefits of $21.2 million in 1997 and $51.2 million in 1996, representing the tax benefit of operating losses subsequent to the acquisitions of USA Mobile in September 1995 and Westlink in May 1996 which were available to offset deferred tax liabilities arising from Arch's acquisitions of USA Mobile and Westlink.

  During 1996, Arch recognized an extraordinary charge of $1.9 million, representing the write-off of unamortized deferred financing costs associated with the prepayment of indebtedness under a prior credit facility.

  Net loss increased to $181.9 million in 1997 from $114.7 million in 1996 as a result of the factors outlined above. Included in the net loss were charges of $3.9 million for 1997 and $2.0 million for 1996, representing Arch's pro rata share of Benbow's losses since the Westlink acquisition in May 1996.

Liquidity and Capital Resources

  Arch's business strategy requires the availability of substantial funds to finance the expansion of existing operations, to fund capital expenditures for paging units and paging system equipment, to service debt and to finance acquisitions.

 Capital Expenditures and Commitments

  Excluding acquisitions of paging businesses, Arch's capital expenditures were $165.2 million in 1996, $102.8 million in 1997 and $113.2 million in 1998. To date, Arch has funded its capital expenditures with net cash provided by operating activities and the incurrence of debt. Arch believes that it will have sufficient cash available from operations and credit facilities to fund its capital expenditures for the remainder of 1999.

  Arch's 1998 capital expenditures primarily involved the purchase of paging units, paging system equipment and transmission equipment, information systems, advances to Benbow, as described below, and capitalized financing costs.

  Arch estimates the amount of capital that will be required to fund capital expenditures by the combined company for 1999 will be approximately $140.0 million. Such expenditures will be used primarily for subscriber equipment, network infrastructure, information systems and the construction of certain markets for a nationwide network of narrowband personal communications services, which are commonly referred to as N-PCS. However, the actual amount of capital to be required by the combined company will depend upon a number of factors. These include subscriber growth, the type of paging devices and services demanded by customers, service revenues, technological developments, marketing and sales expenses, competitive conditions, the nature and timing of Arch's N-PCS strategy, and acquisition strategies and opportunities. Arch believes it will have sufficient cash available from operations and from borrowings under the secured credit facility to fund anticipated capital expenditures of the combined company for 1999.

  Arch was formerly obligated to advance to Benbow Ventures, Inc. sufficient funds to service debt obligations incurred by Benbow in connection with its acquisition of its N-PCS licenses and to finance construction of an N-PCS system unless funds were available to Benbow from other sources. This obligation was subject to the approval of Arch's designee on Benbow's board of directors. As of March 31, 1999, Arch had advanced approximately $23.7 million to Benbow. In June 1999, Arch, Benbow and Benbow's principal stockholder, Ms. June Walsh, agreed that:

  . the shareholders agreement, the management agreement and the employment agreement governing the establishment and operation of Benbow will be terminated

  . Benbow will not make any further FCC payments and will not pursue construction of an N-PCS system

  . Arch will not be obligated to fund FCC payments or construction of an N-
    PCS system by Benbow

  . the parties will seek FCC approval of the forgiveness of Benbow's remaining payment obligations and the transfer of Ms. Walsh's Benbow shares to Arch

  . the closing of the transaction will occur on the earlier of January 23, 2001 or receipt of FCC approval

  . Arch will pay Ms. Walsh, in installments, $3.5 million (if the transaction closes before January 23, 2001) or $3.8 million (if the transaction closes on January 23, 2001)

  As a result of these arrangements, Benbow will not have any meaningful business operations and is unlikely to retain its N-PCS licenses. The closing of the transaction will not affect the funding obligations of Arch in connection with Benbow's acquisition of Page Call in June 1998. See "Business-- Arch's Investments in N-PCS Licenses".

 Other Commitments and Contingencies

  Interest payments on the $467.4 million principal amount at maturity of Arch's discount notes commence September 15, 2001. Arch expects to service such interest payments out of cash made available to it by its subsidiaries. Based on the principal amount of Arch's discount notes now outstanding, such interest payments will equal $25.4 million on March 15 and September 15 of each year until scheduled maturity on March 15, 2008. A default by Arch in its payment obligations under the discount notes could have a material adverse effect on the business, financial condition, results of operations or prospects of Arch.

  On June 29, 1998, Benbow acquired all of the outstanding stock of Page Call by issuing to Page Call's former stockholders preferred stock and a 12% promissory note for $17.2 million. Benbow also agreed to pay one of Page Call's stockholders $911,000 over five years for consulting services. Benbow's preferred stock and promissory note are exchangeable for common stock

  . at any time at the holders' option, at an exchange price equal to the higher of (1) $13.00 per share or (2) the market price of common stock,

  . mandatorily on April 8, 2000, at the then prevailing market price of common stock, or

  . automatically at an exchange price of $13.00 per share, if the market price of common stock equals or exceeds $13.00 for 20 consecutive trading days.

  Arch is permitted to require Benbow to redeem its preferred stock and promissory note at any time for cash. Arch guaranteed all obligations of Benbow under the Benbow preferred stock, promissory note and consulting agreement described above. Arch may elect to make payments under its guarantee in common stock or cash. Benbow's redemption of its preferred stock and promissory note for cash, or Arch's payment of cash pursuant to its guarantees of Benbow's preferred stock and promissory note, would depend upon the availability of capital and any restrictions contained in applicable debt instruments and under the Delaware corporations statute, which currently would not permit any such cash redemptions or payments. If Arch issues common stock or pays cash pursuant to its guarantees, Arch will receive from Benbow a promissory note and non-voting, non-convertible preferred stock of Benbow with an annual yield of 14.5% payable upon an acquisition of Benbow or earlier to the extent that available cash and applicable law permit. Page Call's stockholders received customary registration rights for any shares of common stock issued in exchange for Benbow's preferred stock and promissory note or pursuant to Arch's guarantees.

 Sources of Funds

  Arch's net cash provided by operating activities was $37.8 million in 1996, $63.6 million in 1997, $81.1 million in 1998 and $12.4 million in the three months ended March 31, 1999. Arch expects to fund its capital needs for the foreseeable future with borrowings under current and future credit facilities, net cash provided by operations and, depending on Arch's needs and market conditions, possible sales of equity or debt securities. For additional information, see Note 3 to Arch's consolidated financial statements. Arch's ability to access future borrowings will depend, in part, on its ability to continue to grow its EBITDA. At June 3, 1999, after giving effect to the MobileMedia acquisition and the associated drawdown of funds, Arch had approximately $100.0 million in available borrowing capacity under its secured credit facility.

 Secured Credit Facility

  In June 1998 and March 1999, Arch amended an existing credit facility to establish senior secured revolving credit and term loan facilities with a wholly owned subsidiary as borrower in the aggregate amount of $581.0 million consisting of:

  . Tranche A: a $175.0 million reducing revolving credit facility;

  . Tranche B: a $100.0 million 364-day revolving credit facility under which the principal amount outstanding on June 27, 1999 was converted into a term loan; and

  . Tranche C: a $306.0 million term loan of which $125.0 million was made available in a single drawing on June 29, 1998 and $181.0 million was made available in a single drawing on the closing date of the MobileMedia acquisition.

  The amount of these facilities will reduce as time passes. See "Description of Outstanding Indebtedness--Secured Credit Facility".

 Recent Issuances of Notes

  In June 1998, a subsidiary of Arch issued $130.0 million principal amount of 12 3/4% senior notes due 2007 for net proceeds of $127.5 million, before deducting selling discounts and expenses, in a private placement made pursuant to Rule 144A under the Securities Act. These notes were sold at an initial price to investors of 98.049% of the face amount of their investment. On June 3, 1999, the same subsidiary received the proceeds of an offering of $147.0 million principal amount of 13 3/4% senior notes due 2008 to qualified institutional buyers under Rule 144A. The notes were sold at 95.091% of the face amount for proceeds of $139.8 million, before selling discounts and expenses. See "Description of Outstanding Indebtedness--Senior Notes".

 Sandler Equity Investment

  On June 29, 1998, two partnerships managed by Sandler Capital Management Company, Inc., an investment management firm, together with certain other private investors, made an equity investment in Arch of $25.0 million in the form of Series C preferred stock. Arch used such amount to repay indebtedness under a former credit facility as part of the establishment of the current secured credit facility. See "Description of Securities--Series C Preferred Stock".

  During 1999 Arch will accrue dividends of $2.1 million on the Series C preferred stock, payable upon redemption or conversion of the Series C preferred stock or liquidation of Arch.

 Inflation

  Inflation has not had a material effect on Arch's operations to date. Paging systems equipment and operating costs have not increased in price and Arch's pager costs have declined substantially in recent years. This reduction in costs has generally been reflected in lower pager prices charged to subscribers who purchase their units. Arch's general operating expenses, such as salaries, employee benefits and occupancy costs, are subject to normal inflationary pressures.

Year 2000 Compliance

  Arch has created a cross-functional Y2K project group to work on the Year 2000 problem. The Y2K project group is continuing its analysis of external and internal areas likely to be affected by the Year 2000 problem and classifying the identified areas of concern into either a mission critical or non-mission critical status. For external areas, Arch has distributed, and continues to distribute, surveys requesting information about the Year 2000 readiness of certain vendors. As part of its evaluation of Year 2000 vulnerability related to its pager and paging equipment vendors, Arch has discussed their efforts with them to identify potential issues associated with their equipment and/or software. Internally, Arch is completing an inventory audit of hardware and software testing for both its corporate and divisional operations.

  The costs associated with the replacement of hardware, software and paging equipment will be capitalized and amortized in accordance with Arch's existing accounting policies and any future costs relating thereto will be capitalized and amortized in a similar manner. Maintenance or modification costs have been, and are expected to, be expensed as incurred. Based on Arch's costs incurred to date, as well as estimated costs to be incurred later in 1999, Arch does not expect that resolution of the Year 2000 problem will have a material adverse effect on its results of operations and financial condition. Costs of the Year 2000 project are based on current estimates and actual results may vary significantly from such estimates once plans are further developed and implemented.

  Arch is designing and implementing contingency plans relating to the Year 2000 problem, identifying the likely risks and determining commercially reasonable solutions. Arch intends to complete its Year 2000 contingency planning during calendar year 1999.

Factors Affecting Future Operating Results

Relating to Operations

 Integrating Arch and MobileMedia presents challenges

  Arch may not be able to successfully integrate MobileMedia's operations. Any difficulties or problems encountered in the integration process could have a material adverse effect on the combined company. Even if integrated in a timely manner, there can be no assurance that Arch's operating performance after the MobileMedia acquisition will be successful or will fulfill management's objectives described in "Business--Business Strategy". Until integration is complete, the two companies will continue to operate with some autonomy. This degree of autonomy may blunt the implementation of the combined company's operating strategy.

  The combination of the two companies will require, among other things, coordination of administrative, sales and marketing, distribution and accounting and finance functions and expansion of information and management systems. The integration process could cause the interruption of the activities of the two businesses, or a loss of momentum. The difficulties of such integration may initially be increased by the necessity of coordinating geographically separate organizations and integrating personnel with disparate business backgrounds and corporate cultures. Arch may not be able to retain key employees. The process of integrating the businesses of Arch and MobileMedia may require a disproportionate amount of time and attention of Arch's management and financial and other resources of Arch and may involve other, unforeseen difficulties.

  Similar risks will attend future acquisition opportunities which Arch intends to pursue. Furthermore, no assurance can be given that suitable acquisition transactions can be identified, financed and completed on acceptable terms, or that Arch will participate in any future consolidation of the paging industry.

 Disruption of MobileMedia's operations that occurred during insolvency proceedings may continue

  MobileMedia's business operations were adversely affected by difficulties in integrating the operations of certain businesses acquired in 1995 and 1996, by liquidity problems arising prior to its January 30, 1997 bankruptcy filing and by the reluctance of some customers and potential customers to do business with MobileMedia while it operated under Chapter 11. Any continued deterioration of MobileMedia's business, including the loss of significant numbers of key employees following MobileMedia's acquisition by Arch, could have material adverse effects. See "Business".

 Downturn in MobileMedia's units in service may continue

  Cancellation of units in service can significantly affect the results of operations of wireless messaging service providers. The sales and marketing costs associated with attracting new subscribers are substantial compared to the costs of providing service to existing customers. Because the paging business is characterized by high fixed costs, cancellations directly and adversely affect EBITDA.

  After filing for bankruptcy protection on January 30, 1997, MobileMedia experienced a significant decline in units in service. At March 31, 1999, MobileMedia had 3,106,775 units in service compared to 3,440,342 units in service at December 31, 1997. A failure to correct this cancellation trend could have a material adverse effect on the combined company. See "Business-- MobileMedia's Paging and Messaging Services, Products and Operations".

 Competition and technological change may undermine Arch's business

  There can be no assurance that the combined company will be able to compete successfully with current and future competitors in the paging business or with competitors offering alternative communication technologies. See "Industry Overview--Competition".

  Competition may intensify and may adversely affect margins. Arch and MobileMedia have each faced competition from other paging service providers in all markets in which they operate, including some competitors who hold nationwide licenses. Due in part to competitive conditions, monthly fees for basic paging services have generally declined in recent years. The combined company may face significant price-based competition in the future which could have a material adverse effect on its revenues and EBITDA. Some competitors possess greater financial, technical and other resources than the combined company. A trend towards increasing consolidation in the paging industry in particular and the wireless communications industry in general in recent years has led to competition from increasingly larger and better capitalized competitors. If any of such competitors were to devote additional resources to the paging business or focus on Arch's or MobileMedia's historical markets, there could be a material adverse effect on the combined company.

  New two-way paging technology may adversely affect Arch's competitive position. Competitors are currently using and developing a variety of two-way paging technologies. Neither Arch nor MobileMedia currently provides such two-way services, other than as a reseller. Although these services generally are higher priced than traditional one-way paging services, this situation may change. Technological improvements could result in increased capacity and efficiency for two-way paging technologies and this could result in increased competition for the combined company. Future technological advances in the telecommunications industry could increase new services or products competitive with the paging services historically provided by Arch and MobileMedia. Future technological advances could also require the combined company to reduce the price of its paging services or incur additional capital expenditures to meet competitive requirements. Recent and proposed regulatory changes by the FCC are aimed at encouraging such technological advances and new services. Other forms of wireless two-way communications technology also compete with the paging services that the combined company provides. These include cellular and broadband personal communications services, which are commonly referred to as PCS, as well as specialized mobile radio services. Although these services are primarily focused on two-way voice communications, many service providers are electing to provide paging services as an adjunct to their primary services.

  Obsolescence in company-owned units may impose additional costs on Arch. Technological change may also adversely affect the value of the paging units owned by Arch and MobileMedia that are leased to their subscribers. If Arch's or MobileMedia's current subscribers request more technologically advanced units, including two-way units, the combined company could incur additional inventory costs and capital expenditures if required to replace units leased to its subscribers within a short period of time. Such additional investment or capital expenditures could have a material adverse effect on the combined company.

 Government regulation may burden operations

  Licenses may not be automatically renewed. The combined company's FCC paging licenses are for varying terms of up to 10 years. When the licenses expire, renewal applications must receive approval from the FCC. To date, the FCC has approved each assignment and transfer of control for which Arch and MobileMedia have sought approval; however, no assurance can be given that any of the combined company's renewal applications will be free of challenge or will be granted by the FCC.

  Regulatory changes could add burdens or benefit competing technologies. The FCC continually reviews and revises its rules affecting paging companies. Therefore, regulatory requirements that apply to the combined company may change significantly over time. Specific examples of regulatory changes that could impose additional administrative and/or economic burdens on the combined company, or that could benefit competing technologies, are discussed under "Industry Overview--FCC Regulatory Approval and Authorizations", "-- Telecommunications Act of 1996", "--Future Regulation", "--State Regulation", and "--Competition".

  Acquisitions of Arch's stock by foreigners could jeopordize Arch's licenses. The Communications Act limits foreign investment in and ownership of radio common carriers licensed by the FCC. Arch may not have more than 25% of its stock owned or voted by aliens or their representatives, a foreign government or its representatives or a foreign corporation if the FCC finds that the public interest would be served by denying such ownership. Arch's subsidiaries that are radio common carrier licensees are subject to more stringent requirements and may have only up to 20% of their stock owned or voted by aliens or their representatives, a foreign government or their representatives or a foreign corporation. This ownership restriction is not subject to waiver. See "Industry Overview--Regulation". Arch's certificate of incorporation permits the redemption of shares of its capital stock from foreign stockholders where necessary to protect FCC licenses held by Arch or its subsidiaries, but such a redemption would be subject to the availability of capital to Arch and any restrictions contained in applicable debt instruments and under the Delaware corporations statute. These restrictions currently would not permit any such redemptions. The failure to redeem shares promptly could jeopardize the FCC licenses held by Arch or its subsidiaries. See "--High degree of leverage burdens operations", "-- Competition and technological change may undermine Arch's business" and "Industry Overview--Regulation".

 Arch cannot control third parties on whom Arch depends for products and services

  The combined company does not manufacture any of the paging units used in its paging operations. It is dependent primarily on Motorola and NEC America Inc. to obtain sufficient pager inventory for new subscriber and replacement needs and on Glenayre Electronics, Inc. and Motorola for sufficient terminals and transmitters to meet its expansion and replacement requirements. Significant delays in obtaining paging units, terminals or transmitters, such as MobileMedia experienced before its bankruptcy filing, could lead to disruptions in operations and adverse financial consequences. Purchase agreements with Motorola expire on February 6, 2000, and March 17, 2000. There can be no assurance that the agreements with Motorola will be renewed or, if renewed, that such agreements will be on terms and conditions as favorable to the combined company as those under the current agreements. See "Business--Sources of Equipment".

  The combined company relies on third parties to provide satellite transmission for some aspects of its paging services. To the extent there are satellite outages or if satellite coverage is impaired in other ways, the combined company may experience a loss of service until such time as satellite coverage is restored, which could have a material adverse effect.

 Loss of key personnel could adversely impact operations

  Arch's success will depend, to a significant extent, upon the continued services of a relatively small group of executive personnel. Arch does not have employment agreements with any of its current executive officers, or maintain life insurance on their lives, although all executive officers have entered into executive retention agreements with Arch. The loss or unavailability of one or more of its executive officers or the inability to attract or retain key employees in the future could have a material adverse effect on Arch. See "Management".

 Divisional reorganization may not achieve objectives

  Arch is currently reorganizing its operating divisions. Once fully implemented, this divisional reorganization is expected to result in annual cost savings of approximately $15.0 million. Arch recorded a restructuring charge of $14.7 million in 1998. There can be no assurance that the expected cost savings will be achieved or that the reorganization of Arch's business will be accomplished smoothly, expeditiously or successfully. The difficulties of the divisional reorganization may be increased by the need to integrate MobileMedia's operations in many locations and to combine two corporate cultures. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Divisional Reorganization".

 Impact of the Year 2000 issue is not fully known

  The Year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of the combined company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

  The combined company is in the process of reviewing, evaluating and, where necessary, modifying or replacing its computerized systems and applications to enable it to be Year 2000 ready. This includes both information and non-information technology systems. Any failure of systems or products to be Year 2000 ready could have a material adverse effect on the combined company's business, financial condition, results of operations or prospects.

  Although Arch and MobileMedia each began testing its internal business-related hardware and software applications in 1998, there can be no assurance that such testing has detected or will detect all applications that may be affected by Year 2000 compliance problems. The combined company's objective is to make its internal computer systems Year 2000 ready by end of year 1999 but there can be no assurance that this objective will be met. Furthermore, it is possible that one or more mission critical vendors, such as utility providers, telephone carriers, other paging carriers, satellite carriers or other telecommunication providers, may not be Year 2000 compliant. Because of the unique nature of vendors, alternative providers of these services may not be available. Furthermore, all pagers and paging-related equipment used by the combined company and its customers are manufactured by third parties. Although the combined company has initiated testing of such equipment, it has relied to a large extent on the representations of its vendors with respect to their readiness and cannot offer any assurance about the accuracy of its vendors' representations. See "--Year 2000 Compliance", "Mobile Media Management's Discussion of Financial Condition and Results of Operations--Year 2000 Compliance" and "Arch Management's Discussion and Analysis of Financial Condition and Results of Operation--Year 2000 Compliance."

 Continued losses are likely

  The combined company expects to continue to report net losses for the foreseeable future and cannot predict when, if ever, it is likely to attain profitability. See "MobileMedia Management's Discussion and Analysis of Financial Condition and Results of Operations", and the consolidated financial statements and notes of Arch and MobileMedia.

  Arch and MobileMedia have reported losses in all but one of the periods shown in the table below:

                                        Year Ended December 31,
                                       ---------------------------
                                                                    Three Months
                                                                       Ended
                                                                     March 31,
                                         1996      1997     1998        1999
                                       ---------  -------  -------  ------------
      Net income (loss):                       (dollars in millions)
        Arch.......................... $  (114.7) $(181.9) $(206.1)    $(49.1)
        MobileMedia................... $(1,059.9) $(124.6) $  35.6     $ (7.7)

  Furthermore, MobileMedia had net income during the year ended December 31, 1998 solely because of a $94.2 million gain on the sale of transmission towers and related equipment. After giving effect to the MobileMedia acquisition, Arch would have incurred, on a pro forma basis, losses before extraordinary item of $193.2 million for the year ended December 31, 1998 and $60.1 million for the three months ended March 31, 1999. See the consolidated financial statements and notes of Arch and MobileMedia and "Unaudited Pro Forma Condensed Consolidated Statement of Operations".

  For both Arch and MobileMedia, these historical net losses have resulted principally from substantial depreciation and amortization expense, primarily related to intangible assets and pager depreciation, interest expense, the impairment of long-lived assets in the case of MobileMedia and other costs of growth. Substantial and increased amounts of debt are expected to be outstanding for the foreseeable future. This will result in significant additional interest expense which could have a material adverse effect on Arch's future income or loss. See "--Funding for future capital needs is not assured" and "--High degree of leverage burdens operations".

 Revenues and operating results may fluctuate

  Arch believes that future fluctuations in its revenues and operating results may occur due to many factors, including competition, subscriber turnover, new service developments and technological change. Arch's current and planned debt repayment levels are, to a large extent, fixed in the short term, and are based in part on its expectations as to future revenues and cash flow growth. Arch may be unable to adjust spending in a timely manner to compensate for any revenue or cash flow shortfall. It is possible that, due to future fluctuations, Arch's revenue, cash flow or operating results may not meet the expectations of securities analysts or investors. This may have a material adverse effect on the price of Arch's common stock. If shortfalls were to cause Arch not to meet the financial covenants contained in its debt instruments, the debtholders could declare a default and seek immediate repayment.

Relating to Liquidity, Capital Resources and Capital Structure.

 High degree of leverage burdens operations

  Each of Arch and MobileMedia has been highly leveraged, and the combined company expects to continue to be highly leveraged. The following table compares the total debt, total assets and latest three-month annualized adjusted EBITDA of Arch, MobileMedia and the combined company at or as of March 31, 1999.

                                                                       Pro Forma
                                                                       Combined
                                                    Arch   MobileMedia  Company
                                                  -------- ----------- ---------
                                                      (dollars in millions)
       Total debt................................ $1,038.0   $910.7    $1,349.7
       Total assets.............................. $  883.4   $554.0    $1,538.4
       Annualized adjusted EBITDA................ $  140.1   $118.5    $  258.6

  Adjusted EBITDA is not a measure defined in GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Adjusted EBITDA, as determined by Arch and MobileMedia, may not necessarily be comparable to similarly titled data of other paging companies. See "Selected Historical Consolidated Financial and Operating Data-- Arch".

  Arch's high degree of leverage may have adverse consequences for Arch. These include the following:

  . High leverage may impair or extinguish Arch's ability to obtain additional financing necessary for acquisitions, working capital, capital expenditures or other purposes on acceptable terms, if at all.

  . A substantial portion of Arch's cash flow will be required to pay interest expense; this will reduce the funds which would otherwise be available for operations and future business opportunities.

  . Arch's credit facilities and indentures contain financial and restrictive covenants; the failure to comply with these covenants may result in an event of default which could have a material adverse effect on Arch if not cured or waived.

  . Arch may be more highly leveraged than its competitors which may place it at a competitive disadvantage.

  . Arch's high degree of leverage will make it more vulnerable to a downturn in its business or the economy generally.

  . Arch's high degree of leverage may impair its ability to participate in the future consolidation of the paging industry.

There can be no assurance that Arch will be able to reduce its financial leverage as it intends, nor that Arch will achieve an appropriate balance between growth which it considers acceptable and future reductions in financial leverage. If Arch is not able to achieve continued growth in EBITDA, it may be precluded from incurring additional indebtedness due to cash flow coverage requirements under existing debt instruments. See "Description of Outstanding Indebtedness" and the consolidated financial statements and notes of Arch and MobileMedia.

 Debt instruments restrict operations

  Various debt instruments impose operating and financial restrictions on Arch. The combined company's secured credit facility requires various Arch operating subsidiaries to maintain specified financial ratios, including a maximum leverage ratio and a minimum fixed charge coverage ratio. In addition, the secured credit facility limits or restricts, among other things, the operating subsidiaries' ability to:

  . declare dividends or redeem or repurchase capital stock;

  . prepay, redeem or purchase debt;

  . incur liens and engage in sale/leaseback transactions;

  . make loans and investments;

  . incur indebtedness and contingent obligations;

  . amend or otherwise alter debt instruments and other material agreements;

  . engage in mergers, consolidations, acquisitions and asset sales;

  . engage in transactions with affiliates; and

  . alter its lines of business or accounting methods.

  Other debt instruments limit, among other things:

  . the incurrence of additional indebtedness by Arch and its subsidiaries;

  . the payment of dividends and other restricted payments by Arch and its subsidiaries;

  . asset sales;

  . transactions with affiliates;

  . the incurrence of liens; and

  . mergers and consolidations.

  The combined company's ability to comply with such covenants may be affected by events beyond its control, including prevailing economic and financial conditions. A breach of any of these covenants could result in a default under the secured credit facility and/or other debt instruments. Upon the occurrence of an event of default, the creditors could elect to declare all amounts outstanding to be immediately due and payable, together with accrued and unpaid interest. If Arch were unable to repay any such amounts, the secured creditors could proceed against the collateral securing a portion of the indebtedness. If the lenders under the secured credit facility or other debt instruments accelerated the payment of such indebtedness, there can be no assurance that the assets of Arch would be sufficient to repay in full such indebtedness and other indebtedness of Arch. In addition, because the secured credit facility and other debt instruments limit Arch's ability to engage in certain transactions except under certain circumstances, Arch may be prohibited from entering into transactions that could be beneficial to Arch. See "Description of Outstanding Indebtedness".

 Funding for future capital needs is not assured

  Arch's business strategy requires substantial funds to be available to finance the continued development and future growth and expansion of its operations, including possible acquisitions. Future amounts of capital required by Arch will depend upon a number of factors. These factors include subscriber growth, the type of paging devices and services demanded by customers, service revenues, technological developments, marketing and sales expenses, competitive conditions, the nature and timing of Arch's N-PCS strategy and acquisition strategies and opportunities. No assurance can be given that additional equity or debt financing will be available to Arch when needed on acceptable terms, if at all. If sufficient financing is unavailable when needed, Arch may experience material adverse effects. See "--Liquidity and Capital Resources" and "Description of Outstanding Indebtedness".

 Charter provisions may impede takeovers of Arch

  Arch's certificate of incorporation and by-laws provide for a classified board of directors, the issuance of "blank check" preferred stock whose terms may be fixed by Arch's board of directors without further stockholder approval, a prohibition on stockholder action by written consent in lieu of a meeting and certain procedural requirements governing stockholder meetings. Arch also has a stockholders rights plan. In addition, Section 203 of the Delaware corporations statute will, with certain exceptions, prohibit Arch from engaging in any business combination with any "interested stockholder" for a three-year period after such stockholder becomes an interested stockholder. Such provisions may have the effect of delaying, making more difficult or preventing a change in control or acquisition of Arch even though such a transaction might be beneficial to Arch's stockholders. See "Description of Securities--Anti-Takeover Provisions".

 Trading prices may be volatile

  The market price of Arch's common stock has been experiencing significant fluctuation and has declined materially since 1996. Between January 1, 1998 and June 3, 1999, the reported sale price of common stock on the Nasdaq National Market has ranged from a high of $6.1875 per share in June 1998 to a low of $0.6875 per share in October 1998. The trading price of common stock following the MobileMedia acquisition will likely be affected by numerous factors. These include the risk factors set forth in this prospectus, as well as prevailing economic and financial trends and conditions in the public securities markets. Share prices of paging companies such as Arch have exhibited a high degree of volatility during recent periods. Shortfalls in revenues or EBITDA from the levels anticipated by the public markets could have an immediate and significant adverse effect on the trading price of Arch's common stock in any given period. Shortfalls may result from events that are beyond Arch's immediate control and can be unpredictable. The trading price of Arch's shares may also be affected by developments which may not have any direct relationship with Arch's business or long-term prospects. These include reported financial results and fluctuations in trading prices of the shares of other publicly held companies in the paging industry generally.

Recent and Pending Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. Arch adopted SFAS No. 130 in 1998. The adoption of this standard did not have an effect on its reporting of income.

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. Arch adopted SFAS No. 131 for its year ending December 31, 1998. Adoption of this standard did not have a significant impact on Arch's reporting.

  In March 1998, the Accounting Standards Committee of the Financial Accounting Standards Board issued Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 establishes criteria for capitalizing costs of computer software developed or obtained for internal use. Arch adopted SOP 98-1 in 1998. The adoption of SOP 98-1 has not had a material effect on Arch's financial position or results of operations.

  In April 1998, the Accounting Standards Executive Committee of the Financial Accounting Standards Board issued Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities". SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Arch adopted SOP 98-5 effective January 1, 1999. The initial application of SOP 98-5 resulted in a $3.4 million charge which was reported as the cumulative effect of a change in accounting principle. The charge represents the unamortized portion of start-up and organization costs which had been deferred in prior years. The adoption of SOP 98-5 is not expected to have a material effect on Arch's financial position or results of operations.

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings. Arch intends to adopt this standard effective January 1, 2001. Arch has not yet quantified the impact of adopting SFAS No. 133 on its financial statements; however, adopting SFAS No. 133 could increase volatility in earnings and other comprehensive income.

   SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA--MOBILEMEDIA

  The following table sets forth selected historical consolidated financial and operating data of MobileMedia for each of the five years in the period ended December 31, 1998 and the three months ended March 31, 1998 and 1999. The historical financial and operating data presented under consolidated statements of operations data and consolidated balance sheet data for each of the five years in the period ended December 31, 1998 have been derived from MobileMedia's audited consolidated financial statements and notes. The selected financial and operating data as of March 31, 1998 and for the three months ended March 31, 1998 and 1999 have been derived from MobileMedia's unaudited consolidated financial statements and notes. You should read the following consolidated financial information in conjunction with "MobileMedia Management's Discussion and Analysis of Financial Condition and Results of Operations" set forth below and MobileMedia's consolidated financial statements and notes contained in Arch's Current Report on Form 8-K/A dated June 24, 1999.

  MobileMedia completed its acquisition of the paging and wireless messaging business of Dial Page, Inc. on August 31, 1995 for a purchase price of $187.4 million. The consolidated statement of operations data includes Dial Page's results of operations from that date. See Note 3 to MobileMedia's consolidated financial statements and "Business--Predecessors to the Combined Company; Events Leading Up to MobileMedia's Bankruptcy Filings". MobileMedia completed the acquisition of Mobile Communications Corporation of America, commonly known as MobileComm, on January 4, 1996 for a purchase price of $928.7 million. The consolidated statement of operations data includes MobileComm results of operations from that date. See Note 3 to MobileMedia's consolidated financial statements and "Business--Predecessors to the Combined Company; Events Leading Up to MobileMedia's Bankruptcy Filings".

  In the following table, services, rents and maintenance, selling, general and administrative expenses includes non-recurring adjustments to record executive separation expenses of $2.5 million in 1994 and $0.7 million in 1995.

  Impairment of long-lived assets includes a non-recurring adjustment to record, effective December 31, 1996, a $792.5 million write-down of intangible assets based upon MobileMedia's determination that an impairment of long-lived assets existed pursuant to Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". See Note 2 to MobileMedia's consolidated financial statements.

  Restructuring costs includes non-recurring adjustments to record restructuring costs related to MobileMedia's bankruptcy filing on January 30, 1997.

  MobileMedia's adjusted EBITDA represents earnings before other income (expense), taxes, depreciation, amortization, amortization of deferred gain on tower sale, impairment of long-lived assets and restructuring costs. EBITDA is a financial measure commonly used in MobileMedia's industry and should not be construed as an alternative to operating income, as determined in accordance with GAAP, as an alternative to cash flows from operating activities, as determined in accordance with GAAP, or as a measure of liquidity. MobileMedia's adjusted EBITDA is, however, the primary financial measure by which MobileMedia's covenants are calculated under the agreements governing MobileMedia's indebtedness. EBITDA is also one of the financial measures used by analysts to value MobileMedia. MobileMedia's adjusted EBITDA in 1996 excludes the impact of the $792.5 million writedown of intangible assets. MobileMedia's adjusted EBITDA may not necessarily be comparable to similarly titled data of other paging companies.

  Adjusted EBITDA margin is calculated by dividing MobileMedia's adjusted EBITDA by total revenues less cost of products sold. EBITDA margin is a measure commonly used in the paging industry to evaluate a company's EBITDA relative to total revenues less cost of products sold as an indicator of the efficiency of a company's operating structure. MobileMedia's adjusted EBITDA margin in 1996 excludes the impact of the $792.5 million writedown of intangible assets.

  The interim financial information as of March 31, 1999 and for the three months ended March, 1998 and 1999 contained in this prospectus is unaudited. However, in the opinion of MobileMedia management, it includes all adjustments of a normal recurring nature that are necessary for a fair presentation of the financial position, results of operations and cash flows for the periods presented. Results of operations for the interim periods presented are not necessarily indicative of results of operations for the entire year or any future period.

                                                                                                 (Unaudited)
                                                                                                Three Months
                                                                                                    Ended
                                          Year Ended December 31,                                 March 31,
                          ---------------------------------------------------------------   -----------------------
                             1994         1995         1996          1997         1998         1998         1999
                          ----------   ----------   -----------   ----------   ----------   ----------   ----------
                                                           MobileMedia
                          -----------------------------------------------------------------------------------------
                                                     (dollars in thousands)
Statements of Operations
 Data:
Total revenues..........  $  203,149   $  252,996   $   640,710   $  527,392   $  449,681   $  115,163   $  105,824
Cost of products sold...     (18,705)     (26,885)      (72,595)     (35,843)     (22,162)      (5,513)      (3,516)
                          ----------   ----------   -----------   ----------   ----------   ----------   ----------
                             184,444      226,111       568,115      491,549      427,519      109,650      102,308
Services, rents and
 maintenance, selling,
 and general and
 administrative
 expenses...............     136,672      164,037       459,474      388,476      305,698       79,510       72,694
Reduction of liabilities
 subject to compromise .         --           --            --           --       (10,461)         --        (3,050)
Impairment of long-lived
 assets.................         --           --        792,478          --           --           --           --
Restructuring costs.....         --           --          4,256       19,811       18,624        4,558        5,067
Depreciation and
 amortization...........      67,651       71,408       348,698      140,238      116,459       31,671       27,969
Amortization of deferred
 gain on tower sale.....         --           --            --           --        (1,556)         --        (1,167)
                          ----------   ----------   -----------   ----------   ----------   ----------   ----------
Operating (loss) income.     (19,879)      (9,334)   (1,036,791)     (56,976)      (1,245)      (6,089)         795
Other income (expense)
Interest expense........     (18,237)     (31,745)      (92,663)     (67,611)     (53,043)     (14,626)     (10,018)
(Loss) gain on sale of
 assets.................       1,049          --             68            3       94,165            1         (323)
Other...................         --           --            --           --          (338)         --         2,063
                          ----------   ----------   -----------   ----------   ----------   ----------   ----------
 Total other income
  (expense).............     (17,188)     (31,745)      (92,595)     (67,608)      40,784      (14,625)      (8,278)
                          ----------   ----------   -----------   ----------   ----------   ----------   ----------
Income (loss) before
 income tax provision
 (benefit)..............     (37,067)     (41,079)   (1,129,386)    (124,584)      39,539      (20,714)      (7,483)
Income tax benefit
 (provision)............         --           --         69,442          --        (3,958)         --          (209)
                          ----------   ----------   -----------   ----------   ----------   ----------   ----------
Net income (loss).......  $  (37,067)  $  (41,079)  $(1,059,944)  $ (124,584)  $   35,581   $  (20,714)  $   (7,692)
                          ==========   ==========   ===========   ==========   ==========   ==========   ==========
Other Data
Adjusted EBITDA.........  $   47,772   $   62,074   $   108,641   $  103,073   $  121,821   $   30,140   $   29,614
Adjusted EBITDA margin..        25.9 %       27.5 %        19.1 %       21.0 %       28.5 %       27.5 %       28.9 %
Units in service (at end
 of period).............   1,447,352    2,369,101     4,424,107    3,440,342    3,143,968    3,319,553    3,106,775
Capital expenditures....  $   65,574   $   86,163   $   161,861   $   40,556   $   53,867   $    4,854   $   26,806
Cash flows provided by
 operating activities...  $   53,781   $   43,849   $    57,194   $   14,920   $   54,462   $   19,542   $   17,552
Cash flows provided by
 (used in) investing
 activities.............  $  (50,878)  $ (312,698)  $(1,028,321)  $  (40,556)  $  115,836   $   (4,854)  $  (25,025)
Cash flows provided by
 (used in) financing
 activities.............         --    $  671,794   $   586,111   $   13,396   $ (180,000)  $  (10,000)  $    6,255

                                         As of December 31,
                         -----------------------------------------------------
                                                                                   As of
                                                                                 March 31,
                           1994      1995       1996        1997       1998        1999
                         -------- ---------- ----------  ----------  ---------  -----------
                                       (dollars in thousands)                   (unaudited)
Consolidated Balance
 Sheet Data
Total assets............ $353,703 $1,128,546 $  790,230  $  655,134  $ 561,454   $ 554,009
Debt....................  195,677    476,156  1,074,196   1,075,681    905,681     910,681
Total stockholders'
 equity (deficit).......  101,500    578,753   (468,391)   (589,579)  (553,998)   (561,690)

The following table reconciles net income to the presentation of MobileMedia's adjusted EBITDA.

                                                                                   (Unaudited)
                                                                                  Three Months
                                      Year Ended December 31,                    Ended March 31,
                          ----------------------------------------------------  ------------------
                            1994      1995       1996        1997       1998      1998      1999
                          --------  --------  -----------  ---------  --------  --------  --------
                                                     MobileMedia
                          ------------------------------------------------------------------------
                                       (dollars in thousands)
Net income (loss).......  $(37,067) $(41,079) $(1,059,944) $(124,584) $ 35,581  $(20,714) $ (7,692)
Interest expense........    18,237    31,745       92,663     67,611    53,043    14,626    10,018
Income tax provision
 (benefit)..                   --        --       (69,442)       --      3,958       --        209
Depreciation and
 amortization...........    67,651    71,408      348,698    140,238   116,459    31,671    27,969
Amortization of deferred
 gain on tower sale.....       --        --           --         --     (1,556)      --     (1,167)
Restructuring costs.....       --        --         4,256     19,811    18,624     4,558     5,067
Impairment of long lived
 assets.................       --        --       792,478        --        --        --        --
Reduction of liabilities
 subject to compromise..       --        --           --         --    (10,461)      --     (3,050)
Gain/loss on sale of
 assets.................    (1,049)      --           (68)        (3)  (94,165)       (1)      323
Other income/expense....       --        --           --         --        338       --     (2,063)
                          --------  --------  -----------  ---------  --------  --------  --------
Adjusted EBITDA.........  $ 47,772  $ 62,074  $   108,641  $ 103,073  $121,821  $ 30,140  $ 29,614
                          ========  ========  ===========  =========  ========  ========  ========

   MOBILEMEDIA MANAGEMENT'S DISCUSSION AND ANALYSISOF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

Presentation of Financial Condition and Results of Operations

  The following are principal components of MobileMedia's operating results:

  . Services, rents and maintenance revenues, also referred to as paging revenue: includes primarily monthly, quarterly, semi-annually and annually billed recurring revenue, not dependent on usage, charged to subscribers for paging and related services such as voice mail and pager repair and replacement.

  . Net revenues: includes primarily paging revenues and sales of customer owned and maintained units less cost of units sold.

  . Services, rents and maintenance expenses: includes costs related to the management, operation and maintenance of MobileMedia's network systems.

  . Selling expenses: includes salaries, commissions and administrative costs for MobileMedia's sales force and related marketing and advertising expenses.

  . General and administrative expenses: includes primarily customer service expense, executive management, accounting, office telephone, rents and maintenance and information services.

  . Average revenues per unit, or ARPU: calculated by dividing (1) the average monthly services, rents and maintenance revenues for the period by (2) the weighted average number of units in service for the period. ARPU, as determined by MobileMedia, may not necessarily be comparable to similarly titled data of other paging companies.

  . Average monthly operating expense per unit : calculated by dividing (1) the average monthly services, rents and maintenance, selling and general and administrative expenses for the period by (2) the weighted average number of units in service for the period.

  MobileMedia's adjusted EBITDA represents earnings before other income (expense), taxes, depreciation, amortization, impairment of long-lived assets, amortization of deferred gain on the tower sale and restructuring costs. See Notes 2 and 3 to MobileMedia's consolidated financial statements. EBITDA is a financial measure commonly used in the paging industry and should not be construed as an alternative to operating income as determined in accordance with GAAP, as an alternative to cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity. EBITDA is, however, the primary financial measure by which MobileMedia's covenants are calculated under the agreements governing MobileMedia's indebtedness.

  As used below, the term "acquisitions" refers to both the MobileComm acquisition and the Dial Page acquisition.

Overview

  The following discussion and analysis should be read in conjunction with MobileMedia's consolidated financial statements and notes.

  MobileMedia builds and operates wireless messaging and communications systems and generates revenues from the provision of paging and other wireless communications services. MobileMedia's strategy is to strengthen its industry leadership position by providing superior paging and messaging services at competitive prices.

  MobileMedia's revenues are derived primarily from fixed periodic recurring fees charged to MobileMedia's subscribers for paging services. These fees are not dependent on usage. While a subscriber remains in MobileMedia's service, future operating results benefit from this recurring revenue stream with minimal requirements for incremental selling expenses or other costs.

  MobileMedia completed its acquisition of MobileComm in January 1996 and MobileMedia purchased the paging business of Dial Page in August 1995. MobileMedia incurred integration related costs in excess of those originally anticipated to (1) transfer units-in-service between paging networks to rationalize capacity, (2) temporarily operate duplicative functions, primarily customer service, and (3) hire additional employees and consultants to focus on the integration. MobileMedia also experienced increased loss of subscribers related to the integration difficulties. MobileMedia's financial results have been negatively impacted by the higher than anticipated integration costs and increased loss of subscribers.

  On January 30, 1997, MobileMedia and its parent company filed voluntary petitions for relief under the Bankruptcy Code in order to implement an operational and financial restructuring. Until Arch's acquisition of MobileMedia on June 3, 1999, MobileMedia and its parent company operated their business as debtors-in-possession subject to the jurisdiction of the Bankruptcy Court. The Bankruptcy Code required MobileMedia Communications, Inc. and its parent company to file monthly operating reports with the United States Trustee. Copies of the reports were filed as Current Reports on Form 8-K with the SEC. Financial statements included in MobileMedia's periodic reports for the months of February 1997 through June 1998 were not prepared in accordance with GAAP due to MobileMedia's inability at the time of such filings to determine the amount of an impairment loss related to long-lived assets pursuant to Financial Accounting Standard No. 121. Such financial statements are unaudited and have been revised periodically based on subsequent determination of changes in facts and circumstances impacting previously filed unaudited financial statements. The audited financial statements of MobileMedia included in this prospectus reflect adjustments from the unaudited statements, including an impairment adjustment of approximately $792.5 million recorded as of December 31, 1996.

Results of Operations

  The following table presents selected items from MobileMedia's consolidated statement of operations and selected other information for the periods indicated:

                                            Three Months Ended March 31,
                                            ---------------------------------
                                                 1998              1999
                                            ---------------   ---------------
                                                (in thousands, except
                                              percentage and unit data)
Consolidated Statement of Operations Data
Revenues
  Services, rents and maintenance.......... $108,542   99.0 % $100,631   98.4 %
  Equipment sales and activation fees......    6,621    6.0      5,193    5.1
                                            --------  -----   --------  -----
Total revenues.............................  115,163  105.0    105,824  103.4
Cost of products sold......................   (5,513)  (5.0)    (3,516)  (3.4)
                                            --------  -----   --------  -----
Net revenues...............................  109,650  100.0    102,308  100.0
Operating expenses
  Services, rents and maintenance..........   28,899   26.4     27,077   26.5
  Selling..................................   15,703   14.3     14,136   13.8
  General and administrative...............   34,908   31.8     31,481   30.8
  Reduction of liabilities subject to
   compromise..............................      --     --      (3,050)  (3.0)
  Restructuring costs......................    4,558    4.2      5,067    5.0
  Depreciation and amortization............   31,671   28.9     27,969   27.3
  Amortization of deferred gain on tower
   sale....................................      --     --      (1,167)  (1.1)
                                            --------  -----   --------  -----
Total operating expenses...................  115,739  105.6    101,513   99.2
                                            --------  -----   --------  -----
Operating income (loss)....................   (6,089)  (5.6)       795    0.8
Other income (expense)
  Interest expense (net)...................  (14,626) (13.3)   (10,018)  (9.8)
  Gain (loss) on sale of assets............        1    0.0       (323)  (0.3)
  Other income ............................      --     --       2,063    2.0
                                            --------  -----   --------  -----
Total other income (expense)...............  (14,625) (13.3)    (8,278)  (8.1)
                                            --------  -----   --------  -----
Income from continuing operations before
 income tax provision......................  (20,714) (18.9)    (7,483)  (7.3)
Income tax provision.......................      --     --         209    0.2
                                            --------  -----   --------  -----
Income from continuing operations.......... $(20,714) (18.9)% $ (7,692)  (7.5)%
                                            ========  =====   ========  =====

                                                Three Months Ended March 31,
                                                ------------------------------
                                                     1998            1999
                                                --------------  --------------
                                                    (in thousands, except
                                                  percentage and unit data)
Other Data
Adjusted EBITDA................................ $       30,140  $       29,614
Cash flows provided by operating activities.... $       19,542  $       17,552
Cash flows used in investing activities........ $       (4,854) $      (25,025)
Cash flows Provided by (used in) financing
 activities.................................... $      (10,000) $        6,255
ARPU........................................... $        10.70  $        10.73
Average monthly operating expense per unit..... $         7.84  $         7.75
Units in service (at end of period)............      3,319,553       3,106,775

 Three Months Ended March 31, 1999 Compared With Three Months Ended March 31,
1998

  Units in service decreased 212,778 from 3,319,553 as of March 31, 1998 to 3,106,775 as of March 31, 1999, a decrease of 6.4%. The decrease was primarily attributable to gross additions which were below expectations.

  Services, rents and maintenance revenues decreased 7.3% to $100.6 million for the three months ended March 31, 1999 compared to $108.5 million for the three months ended March 31, 1998. The decrease was attributable to fewer units in service and partially offset by a $0.03 increase in ARPU from $10.70 for the three months ended March 31, 1998 to $10.73 for the three months ended March 31, 1999. The increase in ARPU was largely due to a greater percentage of alphanumeric units in service and a smaller percentage in the reseller distribution channel. Alphanumeric units generally are sold at higher ARPU and units sold through the reseller distribution channel generally are sold at lower ARPU.

  Equipment sales and activation fees decreased 21.6% to $5.2 million for the three months ended March 31, 1999 compared to $6.6 million for the three months ended March 31, 1998. The decrease in equipment sales was primarily due to a $0.7 million decrease in equipment sold through the direct distribution channel and a $0.6 million decrease in billings for non-returned equipment. Equipment sales and activation fees, less cost of products sold, increased to $1.7 million for the three months ended March 31, 1999 from $1.1 million for the three months ended March 31, 1998. This increase was primarily attributable to improved equipment sales margins on units sold through the retail distribution channel.

  Net revenues decreased 6.7% to $102.3 million for the three months ended March 31, 1999 compared to $109.7 million for the three months ended March 31, 1998.

  Services, rents and maintenance expenses decreased 6.3% to $27.1 million for the three months ended March 31, 1999 compared to $28.9 million for the three months ended March 31, 1998. This decrease resulted primarily from lower subcontracted paging expenses of approximately $3.2 million arising from billing reconciliations, increased unit cancellations and customer migration to company-owned networks, lower paging-related telecommunications expenses of approximately $0.6 million as a result of continued usage of lower cost facilities and lower pager repair expenses of $0.4 million. These expense reductions were offset by an increase in antenna site lease expense of $2.7 million primarily resulting from the leaseback of antenna sites on transmission towers sold to Pinnacle Towers, Inc. See Note 3 to MobileMedia's consolidated financial statements. As a percentage of net revenue, services, rents and maintenance expenses were constant at approximately 26.5%.

  Selling expenses for the three months ended March 31, 1999 decreased 10.0% to $14.1 million compared to $15.7 million for the three months ended March 31, 1998. The decrease resulted primarily from lower sales personnel costs of approximately $0.8 million attributable to lower sales headcount, lower advertising expenses of approximately $0.6 million and lower retail distribution channel selling expenses of approximately $0.2 million resulting from lower retail sales. Selling expenses as a percentage of net revenue decreased from 14.3% to 13.8%.

  General and administrative expenses decreased 9.8% to $31.5 million for the three months ended March 31, 1999 compared to $34.9 million for the three months ended March 31, 1998 and decreased as a percentage of net revenues to 30.8% for the three months ended March 31, 1999 from 31.8% for the three months ended March 31, 1998. The decrease primarily resulted from reduced bad debt expense of $1.3 million due to improvements in MobileMedia's billing and collections functions, lower administrative telephone expenses of $1.0 million resulting from lower call volume and lower customer service expenses of $1.4 million primarily resulting from lower headcount.

  Reduction of liabilities subject to compromise was $3.1 million for the three months ended March 31, 1999. See Note 2 to MobileMedia's consolidated financial statements.

  Restructuring costs increased 11.2% from $4.6 million for the three months ended March 31, 1998 to $5.1 million for the three months ended March 31, 1999 due to an increase in professional fees incurred by MobileMedia resulting from its confirmed plan of reorganization on April 12, 1999 (see Note 1 to MobileMedia's consolidated financial statements).

  Depreciation and amortization decreased 11.7% to $28.0 million for the three months ended March 31, 1999 compared to $31.7 million for the three months ended March 31, 1998. The decrease was primarily due to lower pager depreciation attributable to a reduced depreciable base of pager assets and decreased pager purchases. As a percentage of net revenues, depreciation and amortization expense decreased to 27.3% for the three months ended March 31, 1999 from 28.9% for the three months ended March 31, 1998.

  Amortization of deferred gain on tower sale was $1.2 million for the three months ended March 31, 1999. See Note 3 to MobileMedia's consolidated financial statements.

  Operating income (loss) increased 113.1% to income of $0.8 million for the three months ended March 31, 1999 from a loss of $6.1 million for the three months ended March 31, 1998. The increase was primarily due to decreased operating expenses.

  Interest expense decreased 31.5% to $10.0 million for the three months ended March 31, 1999 compared to $14.7 million for the three months ended March 31, 1998. The decrease was primarily due to lower interest expense on MobileMedia's pre-petition credit facility resulting from lower outstanding borrowings in the three months ended March 31, 1999.

  Gain (loss) on sale of assets of $0.3 million for the three months ended March 31, 1999 is primarily due to the write off of equipment related to the resolution of a legal dispute with an equipment provider.

  Other income was $2.1 million for the three months ended March 31, 1999 and primarily resulted from a legal settlement due to MobileMedia as a result of the resolution of a dispute with an equipment provider.

  Loss from continuing operations before income tax provision, as a result of the above factors, decreased to $7.5 million for the three months ended March 31, 1999 compared to $20.7 million for the three months ended March 31, 1998

  Income tax provision increased to $0.2 million for the three months ended March 31, 1999 primarily as a result of state income tax expense.

                                             Year Ended December 31,
                                        -------------------------------------
                                              1997                1998
                                        -----------------   -----------------
                                        (in thousands, except percentage
                                                 and unit data)
Consolidated Statement of Operations
 Data
Revenues
  Services, rents and maintenance...... $  491,174   99.9 % $  423,059   99.0 %
  Equipment sales and activation fees..     36,218    7.4       26,622    6.2
                                        ----------  -----   ----------  -----
Total revenues.........................    527,392  107.3      449,681  105.2
Cost of products sold..................    (35,843)  (7.3)     (22,162)  (5.2)
                                        ----------  -----   ----------  -----
Net revenues...........................    491,549  100.0      427,519  100.0
Operating expenses
  Services, rents and maintenance......    139,333   28.3      111,589   26.1
  Selling..............................     69,544   14.2       61,106   14.3
  General and administrative...........    179,599   36.5      133,003   31.1
  Reduction of liabilities subject to
   compromise..........................        --     --       (10,461)  (2.4)
  Restructuring costs..................     19,811    4.0       18,624    4.4
  Depreciation and amortization........    140,238   28.6      116,459   27.2
  Amortization of deferred gain on
   tower sale..........................        --     --        (1,556)  (0.4)
                                        ----------  -----   ----------  -----
Total operating expenses...............    548,525  111.6      428,764  100.3
                                        ----------  -----   ----------  -----
Operating loss.........................    (56,976) (11.6)      (1,245)  (0.3)
Other income (expense)
  Interest expense (net)...............    (67,611) (13.7)     (53,043) (12.4)
  Gain on sale of assets...............          3    0.0       93,827   21.9
                                        ----------  -----   ----------  -----
Total other income (expense)...........    (67,608) (13.7)      40,784    9.5
                                        ----------  -----   ----------  -----
Income (loss) from continuing
 operations before income tax
 provision.............................   (124,584) (25.3)      39,539    9.2
Income tax provision...................        --     --         3,958    0.9
                                        ----------  -----   ----------  -----
Income (loss) from continuing
 operations............................ $ (124,584) (25.3)% $   35,581    8.3 %
                                        ==========  =====   ==========  =====
Other Data
Adjusted EBITDA........................ $  103,073   21.0 % $  121,821   28.5 %
Cash flows provided by operating
 activities............................     14,920              54,462
Cash flows provided by (used in) in-
 vesting
 activities............................    (40,556)            115,836
Cash flows provided by (used in)
 financing activities..................     13,396            (180,000)
ARPU...................................      10.41               10.71
Average monthly operating expense per
 unit..................................       8.23                7.74
Units in service (at end of period)....  3,440,342           3,143,968

 Year Ended December 31, 1998 Compared With Year Ended December 31, 1997

  Units in service decreased 296,374 from 3,440,342 as of December 31, 1997 to 3,143,968 as of December 31, 1998, a decrease of 8.6%. The decrease was primarily attributable to gross additions which were below expectations.

  Services, rents and maintenance revenues decreased 13.9% to $423.1 million for 1998 compared to $491.2 million for 1997. The decrease was attributable to fewer units in service and was partially offset by a $0.30 increase in ARPU from $10.41 for 1997 to $10.71 for 1998. The increase in ARPU was largely due to a greater percentage of alphanumeric units in service, increased units in service in the direct distribution channel and a smaller percentage in the reseller distribution channel. Alphanumeric units and units sold through the direct distribution channel generally are sold at higher ARPU.

  Equipment sales and activation fees decreased 26.5% to $26.6 million for 1998 compared to $36.2 million for 1997. The decrease in equipment sales was primarily due to a $2.7 million decrease in equipment sold through the retail distribution channel and a $5.7 million decrease in billings for non-returned equipment. Equipment sales and activation fees, less cost of products sold, increased to $4.5 million for 1998 from $0.4 million for 1997. This increase was primarily attributable to sales of used pagers with lower net book values resulting from a change in pager depreciation from a four-year life to a three-year life as of October 1, 1997.

  Net revenues decreased 13.0% to $427.5 million for 1998 compared to $491.5 million for 1997.

  Services, rents and maintenance expenses decreased 19.9% to $111.6 million for 1998 compared to $139.3 million for 1997. This decrease resulted primarily from lower subcontracted paging expenses of approximately $15.9 million arising from billing reconciliations, increased unit cancellations, increased movement of customers to company-owned networks and a reduction of approximately $10.4 million in paging-related telecommunications expenses. The decline in paging-related telecommunications expenses resulted primarily from the FCC's clarification of its interconnection rules pursuant to the Telecommunications Act. These rules prohibit local exchange carriers from charging paging carriers for the cost of dedicated facilities used to deliver local telecommunications traffic to paging networks. The FCC clarification, however, noted that the FCC is considering requests for reconsideration of these rules. In addition, paging-related telecommunications expense declined as a result of a reconfiguration of MobileMedia's network to maximize usage of lower cost facilities. As a percentage of net revenue, services, rents and maintenance expenses decreased from 28.3% to 26.1%.

  Selling expenses for 1998 decreased 12.1% to $61.1 million compared to $69.5 million for 1997. The decrease resulted primarily from lower sales personnel costs of approximately $6.4 million attributable to lower sales headcount and lower retail distribution channel selling expenses of approximately $2.2 million resulting from lower retail sales. Selling expenses as a percentage of net revenues were constant at approximately 14.3%.

  General and administrative expenses decreased 25.9% to $133.0 million for 1998 compared to $179.6 million for 1997 and decreased as a percentage of net revenues to 31.1% for 1998 from 36.5% for 1997. The decrease primarily resulted from reduced bad debt expense of $27.8 million due to improvements in MobileMedia's billing and collections functions, lower administrative telephone expenses of $7.0 million resulting from lower call volume and lower long distance rates as of October 1, 1997 and lower customer service and retail activation expenses of $9.7 million primarily resulting from lower headcount.

  Reduction of liabilities subject to compromise was $10.5 million for the year ended December 31, 1998. See Note 2 to MobileMedia's consolidated financial statements.

  Restructuring costs decreased from $19.8 million for 1997 to $18.6 million for 1998 due to a decline in professional fees incurred by MobileMedia as a result of the bankruptcy filing on January 30, 1997.

  Depreciation and amortization decreased 17.0% to $116.5 million for 1998 compared to $140.2 million for 1997. The decrease was primarily due to lower pager depreciation attributable to a reduced depreciable base of pager assets resulting from the change in useful life from four to three years on October 1, 1997 and decreased pager purchases. As a percentage of net revenues, depreciation and amortization expense decreased to 27.2% for 1998 from 28.5% for 1997.

  Amortization of deferred gain on tower sale was $1.6 million for 1998. See
Note 3 to MobileMedia's consolidated financial statements.

  Operating loss decreased 97.8% to $1.2 million for 1998 from $57.0 million for 1997. The decrease was primarily due to decreased operating expenses.

  Interest expense decreased 21.5% to $53.0 million for 1998 compared to $67.6 million for 1997. The decrease was primarily due to lower interest expense on MobileMedia's debtor-in-possession credit facility resulting from lower outstanding borrowings in 1998.

  Gain on sale of assets increased to $93.8 million for 1998 primarily as a result of the sale of transmission towers and related equipment. See Note 3 to MobileMedia's consolidated financial statements.

  Income (loss) from continuing operations before income tax provision, as a result of the above factors, increased to income of $39.5 million for 1998 compared to a loss of $124.6 million for 1997.

  Income tax provision increased to $4.0 million for 1998 primarily as a result of the sale of transmission towers.

 Year Ended December 31, 1997 Compared with Year Ended December 31, 1996

The following table presents selected items from MobileMedia's Consolidated Statement of Operations and selected other information for the periods indicated:

                                       Year Ended December 31,
                           ------------------------------------------------------
                                     1996                       1997
                           --------------------------- --------------------------
                           (in thousands, except percentage and unit data)
Consolidated Statement of
 Operations Data
Revenues
  Services, rents and
   maintenance...........  $      568,892      100.1 % $     491,174      99.9 %
  Equipment sales and ac-
   tivation fees.........          71,818       12.7          36,218       7.4
                           --------------  ---------   -------------  --------
Total revenues...........         640,710      112.8         527,392     107.3
  Cost of products sold..         (72,595)     (12.8)        (35,843)     (7.3)
                           --------------  ---------   -------------  --------
                                  568,115      100.0         491,549     100.0
Operating expenses
  Services, rents and
   maintenance...........         144,050       25.4         139,333      28.3
  Selling................          96,817       17.0          69,544      14.2
  General and administra-
   tive..................         218,607       38.5         179,599      36.5
  Impairment of long-
   lived assets..........         792,478      139.5             --        --
  Restructuring costs....           4,256        0.7          19,811       4.0
  Depreciation and amor-
   tization..............         348,698       61.4         140,238      28.6
                           --------------  ---------   -------------  --------
Total operating expenses.       1,604,906      282.5         548,525     111.6
                           --------------  ---------   -------------  --------
Operating loss...........      (1,036,791)    (182.5)        (56,976)    (11.6)
Total other expense......         (92,595)     (16.2)        (67,608)    (13.7)
                           --------------  ---------   -------------  --------
Loss before income tax
 benefit.................      (1,129,386)    (198.7)       (124,584)    (25.3)
Income tax benefit.......         (69,442)      12.2             --        --
                           --------------  ---------   -------------  --------
Net loss.................  $   (1,059,944)    (186.5)% $    (124,584)    (25.3)%
                           ==============  =========   =============  ========
Other Data
MobileMedia adjusted
 EBITDA..................  $      108,641       19.1 % $     103,073      21.0 %
Cash flows provided by
 operating activities....  $       57,194              $      14,920
Cash flows used in in-
 vesting activities......  $   (1,028,321)             $     (40,556)
Cash flows provided by
 financing activities....  $      586,111              $      13,396
ARPU.....................  $        11.08              $       10.41
Average monthly operating
 expense per unit (1)....  $         8.95              $        8.23
Units in service (at end
 of period)..............       4,424,107                  3,440,342

--------
(1) Does not include impact of $792.5 million asset impairment writedown in 1996.

  Units in service decreased from 4,424,107 as of December 31, 1996 to 3,440,342 as of December 31, 1997, a decrease of 22.2%. The decrease was attributable to a decrease in gross unit additions and an increase in unit cancellations primarily resulting from acquisition integration difficulties, billing system clean up to remove non-revenue generating units and cancellation of units for non-payment.

  Services, rents and maintenance revenues decreased 13.7% to $491.2 million for 1997 compared to $568.9 million for 1996 due to fewer units in service and lower ARPU. ARPU decreased to $10.41 for 1997 from $11.08 for 1996 largely due to continued competitive market conditions.

  Equipment sales and activation fees decreased 49.6% to $36.2 million for 1997 compared to $71.8 million for 1996. The decrease in equipment sales was primarily attributable to less equipment sold through the retail distribution channel. Equipment sales and activation fees, less cost of products sold, increased from $(0.8) million for 1996 to $0.4 million for 1997 primarily as a result of lower retail sales of equipment sold at a discount. Cost of products sold for 1996 includes a writedown of $3.2 million, reflecting the establishment of a lower of cost or market reserve for units held for resale through MobileMedia's retail and reseller distribution channels.

  Net revenues decreased 13.5% to $491.5 million for 1997 compared to $568.1 million for 1996.

  Services, rents and maintenance expenses decreased 3.3% to $139.3 million for 1997 compared to $144.1 million for 1996, primarily due to billing reconciliation and lower nationwide subcontracted paging expenses resulting from cancellations and customer migration from networks not owned by MobileMedia to company-owned networks.

  Selling expenses for 1997 decreased 28.2% to $69.5 million from $96.8 million for 1996 primarily due to lower sales personnel costs and lower sales commissions attributable to lower sales headcount and lower gross additions. In addition, reseller and retail distribution channel selling expenses declined as a result of lower sales volume. Selling expenses as a percentage of net revenue decreased to 14.2% for 1997 from 17.0% for 1996.

  General and administrative expenses decreased 17.8% to $179.6 million for 1997 compared to $218.6 million for 1996. General and administrative expenses decreased as a percentage of net revenues to 36.5% for 1997 from 38.5% for 1996 primarily due to decreased bad debt expense, customer service expenses related to the assimilation of MobileComm's customer service functions, and consulting fees related to the integration of the acquisitions. Bad debt expense decreased as a result of increased collections resulting from improvements in MobileMedia's billing and collection functions.

  Restructuring costs increased from $4.2 million for 1996 to $19.8 million for 1997 due to professional fees constituting administrative expenses incurred by MobileMedia as a result of the bankruptcy filing on January 30, 1997 as compared to the 1996 expenses incurred in connection with MobileMedia's attempt to restructure its debt.

  Depreciation and amortization decreased 59.8% to $140.2 million for 1997 compared to $348.7 million for 1996. The decrease was primarily due to a writedown of impaired assets by $792.5 million pursuant to Statement of Financial Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" effective December 31, 1996, as described in Note 2 to MobileMedia's consolidated financial statements, amortization of a non-competition agreement related to the MobileComm Acquisition which was fully amortized in 1996 and decreased pager depreciation resulting from a decrease in expenses related to unrecoverable subscriber equipment and a reserve established to lower book values of certain pager models to current market values in 1996. As a percentage of net revenues, depreciation and amortization expense decreased to 28.6% for 1997 from 61.4% for 1996.

  Operating loss decreased to $57.0 million for 1997 from $1,036.8 million for 1996. The decrease was primarily due to the $792.5 million asset impairment writedown effective December 31, 1996 and other factors indicated above.

  Total other expense, principally interest expense, decreased 27.0% to $67.6 million for 1997 compared to $92.6 million for 1996. The decrease was primarily due to interest expense related to MobileMedia's $250.0 million senior subordinated notes due November 1, 2007 and $210.0 million senior subordinated deferred coupon notes not being recognized subsequent to the bankruptcy filing on January 30, 1997.

  Loss before income tax benefit, as a result of the above factors, decreased to $124.6 million for 1997 from $1,129.4 million for 1996.

  Income tax benefit of $69.4 million resulted from the deferred tax adjustment attributable to the $792.5 asset impairment writedown effective December 31, 1996.

Liquidity and Capital Resources

  MobileMedia's operations and strategy require the availability of substantial funds to finance the development and installation of wireless communications systems, to procure subscriber equipment and to service debt. Historically, these requirements have been funded by net cash from operating activities, additional borrowings and capital contributions from its former parent company. Following the MobileMedia acquisition, Arch will need to supply these requirements for MobileMedia. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

 Chapter 11 Filing

  On January 30, 1997, MobileMedia Communications, Inc. and affiliates filed voluntary petitions for relief under the Bankruptcy Code in order to implement an operational and financial restructuring. Until consummation of the MobileMedia acquisition, they operated their businesses as debtors-in-possession subject to the jurisdiction of the bankruptcy court.

 Agreement with Key Suppliers

  In January 1997, the bankruptcy court approved payment of a total of $47.4 million of the pre-petition claims of MobileMedia's key suppliers, Motorola, Glenayre, NEC and Panasonic. MobileMedia also entered into supply agreements with each of the key suppliers.

 Debtor-in-Possession Credit Agreement

  Chase Manhattan Bank and certain other financial institutions initially provided MobileMedia with up to $200.0 million of debtor-in-possession financing during its Chapter 11 proceedings. During 1997, MobileMedia drew down $47.0 million of borrowings to pay the pre-petition claims of key suppliers, and later repaid $37.0 million. During January and February, 1998 MobileMedia repaid an additional $10.0 million. Through subsequent extensions the debtor-in-possession facility was reduced. Currently, the facility is at $75.0 million and expires on December 31,1999. As of March 31, 1999 there was $5.0 million of funded borrowings under the debtor-in-possession facility.

 Capital Expenditures and Commitments

  Capital expenditures were $26.8 million for the three months ended March 31, 1999 compared to $4.9 million for the three months ended March 31, 1998 and $53.9 million for the year ended December 31, 1998 compared to $40.6 million for the year ended December 31, 1997. Capital expenditures increased $21.9 million for the three months ended March 31, 1999 compared to the three-month period ended March 31, 1998 primarily as a result of increased pager purchases, and $13.3 million for the 1998 year compared to the 1997 year principally as a result of capital spending for the construction of a nationwide NPCS network.

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

 Sources of Funds

  MobileMedia's net cash provided by operating activities was $17.6 million for the three months ended March 31, 1999 compared to $19.5 million for the three months ended March 31, 1998. Inventories decreased $0.6 million from December 31, 1998 to March 31, 1999 compared to a decrease of $0.4 million from December 31, 1997 to March 31, 1998 as a result of utilizing pager inventory stock and lower sales volume in the retail sales distribution channel. Accounts payable, accrued expenses and other liabilities decreased $2.0 million from December 31, 1998 to March 31, 1999 compared to a increase of $1.4 million from December 31, 1997 to March 31, 1998. Net accounts receivable decreased $1.7 million from December 31, 1998 to March 31, 1999 compared to a decrease of $7.8 million from December 31, 1997 to March 31, 1998, primarily due to collections of past due accounts receivable in the first quarter of 1998 and lower sales volume.

  MobileMedia's net cash provided by operating activities was $54.5 million for the year ended December 31, 1998 compared to $14.9 million for the year ended December 31, 1997. Inventories increased $1.3 million from December 31, 1997 to December 31, 1998 as a result of additional pagers purchased for sale through the retail sales distribution channel. Accounts payable, accrued expenses and other liabilities decreased $7.1 million from $156.4 million as of December 31, 1997 to $149.3 million as of December 31, 1998. Net accounts receivable decreased $16.5 million from $55.4 million as of December 31, 1997 to $38.9 million as of December 31, 1998 due to improved billing and collections functions.

 Tower Sale

  On September 3, 1998, MobileMedia completed the sale of 166 transmission towers for $170.0 million in cash. Under the terms of a lease with the buyer, MobileMedia will continue to own and utilize transmitters, antennas and other equipment located on these towers for an initial period of 15 years at an aggregate annual rental of $10.7 million. The sale was accounted for in accordance with Statement of Financial Accounting Standards No. 28, Accounting for Sales with Leasebacks, and resulted in a recognized gain of $94.2 million and a deferred gain of $70.0 million. The deferred gain will be amortized over the initial lease period of 15 years. After the sale, MobileMedia distributed the $170.0 million in proceeds to its secured creditors, who had a lien on such assets.

 Debt Obligations

  In addition to the debtor-in-possession credit facility, the debt obligations of MobileMedia during the periods described above also included the following:

  MobileMedia's 1995 credit facility provided for $750.0 million senior secured and guaranteed credit facility with a syndicate of lenders including The Chase Manhattan Bank. As of September 30, 1998 there was $479.0 million outstanding under this facility consisting of term loans of $101.5 million and $304.6 million and loans under a revolving credit facility totaling $72.9 million. This became available on December 4, 1995, in connection with the financing of the MobileComm acquisition. Commencing in 1996, MobileMedia was in default under this facility. As a result of such default and the bankruptcy filing, MobileMedia had no borrowing capacity under this facility. After filing under Chapter 11, MobileMedia brought current its interest payments and made monthly adequate protection payments to the lenders under the 1995 credit facility equal to the amount of interest accruing under such agreement. On September 3, 1998, MobleMedia repaid $170.0 million of borrowings under its 1995 credit facility using proceeds from the sale of 166 transmission towers.

  MobleMedia issued $250.0 million senior subordinated 9 3/8% notes in November 1995, concurrent with MobileMedia's second offering of Class A common stock. See Note 11 to MobileMedia's consolidated financial statements. These notes bore interest at a rate of 9 3/8% payable semiannually on May 1 and November 1 of each year. On November 1, 1996, MobileMedia did not make its scheduled interest payment on the 9 3/8% notes which constituted an event of default under the indenture.

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

  MobleMedia issued $210.0 million of senior subordinated deferred coupon notes, at a discount, in November 1993. These deferred coupon notes accreted at a rate of 10.5%, compounded semiannually, to an aggregate principal amount of $210.0 million by December 1, 1998 after which interest was payable in cash at a rate of 10.5% and was payable semiannually.

Year 2000 Compliance

 State of Readiness

  Prior to the Merger, MobileMedia had formed an internal task force comprised of representatives of several departments to address Year 2000 compliance matters. The task force conducted a preliminary review of internal and external areas that are likely to be affected by Year 2000 compliance matters and classified the various areas as mission critical, important or non-critical/non-important.

  With respect to internal matters, MobileMedia had completed a review of its hardware and software to determine whether its business-related application will be Year 2000 ready. Tests revealed relatively few Year 2000-related problems, which were addressed and retested, and the implemented solutions appear to have been successful. There can be no assurance, however, that such testing detected all compliance issues related to the Year 2000 problem.

  With respect to external matters, MobileMedia distributed questionnaires requesting information concerning the Year 2000 readiness of certain vendors. The combined company continues to distribute such questionnaires and are in the process of evaluating vendor responses and preparing contingency plans based on the responses.

 Estimated Year 2000 Compliance Costs

  MobileMedia's information and technology staff addressed technical issues relating to the Year 2000 compliance matters. Based on costs incurred to date, as well as estimated costs to be incurred later in 1999, Arch does not expect the resolution of Year 2000 related problems to have a material adverse effect on its results of operations and financial condition. Costs of the Year 2000 project are based on current estimates and actual results may vary significantly from such estimates once plans are further developed and implemented.

 Contingency Planning

  MobileMedia began the process, and Arch has continued the process, of assessing contingency plans in the event of either internal or external Year 2000 compliance problems, Arch intends to complete the contingency planning for Year 2000 compliance during calendar year 1999.

New Authoritative Accounting Pronouncements

  See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations" for a description of new accounting pronouncements. Management does not believe that MobileMedia's adoption of SFAS No. 130, SFAS No. 131 and SOP 98-5 has had or will have any material effects.

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

                               INDUSTRY OVERVIEW

  Paging is a method of wireless communication which uses an assigned radio frequency to contact a paging subscriber anywhere within a designated service area. A subscriber carries a pager which receives messages by the transmission of a one-way radio signal. To contact a subscriber, a message is usually sent by placing a telephone call to the subscriber's designated telephone number. The telephone call is received by an electronic paging switch which generates a signal that is sent to radio transmitters in the service area. Depending upon the topography of the service area, the operating radius of a radio transmitter typically ranges from three to 20 miles. The transmitters broadcast a signal that is received by the pager a subscriber carries, which alerts the subscriber by a tone or vibration that there is a voice, tone, digital or alphanumeric message. See "Business--Arch's Paging and Messaging Services, Products and Operations".

  The paging industry has been in existence since 1969 when the FCC allocated a group of radio frequencies for use in providing one-way and two-way types of mobile communications services. Throughout its history, the paging industry has been characterized by consolidation, substantial growth and technological change. Historically, the paging industry has been highly fragmented, with a large number of small, local operators. Since the 1980s, concentration in the paging industry has increased as paging companies continue to grow rapidly either internally or through acquisitions.

  Arch believes that paging is the most cost-effective form of mobile wireless communications. Paging has an advantage over conventional telephone service because a pager's reception is not restricted to a single location. Paging has an advantage over a cellular telephone or broadband PCS handset because a pager is smaller, has a longer battery life and, most importantly, because paging units and air time required to transmit an average message cost less than equipment and air time for cellular telephones or broadband PCS handsets. Paging subscribers generally pay a flat monthly service fee for pager services, regardless of the number of messages, unlike cellular telephone or broadband PCS subscribers, whose bills typically have a significant variable usage component. For these reasons, some cellular subscribers use a pager in conjunction with their cellular telephone to screen incoming calls and thus lower the expense of cellular telephone service, and to a lesser extent, some broadband PCS subscribers use a pager in conjunction with their broadband PCS handsets, which often incorporate messaging functions, but have a much shorter battery life.

  The paging industry has benefited from technological advances resulting from research and development conducted by vendors of paging units and transmission equipment. These advances include microcircuitry, liquid crystal display technology and standard digital encoding formats. These advances have enhanced the capability and capacity of paging services while lowering equipment and air time costs. Technological improvements have generally contributed to strong growth in the market for paging services and enable the combined company to provide better quality services at lower prices to its subscribers.

  The paging industry has traditionally distributed its services through direct marketing and sales activities. In recent years, additional channels of distribution have evolved. These include: (1) carrier-operated stores; (2) resellers, who purchase paging services on a wholesale basis from carriers and resell those services on a retail basis to their own customers; (3) agents who solicit customers for carriers and are compensated on a commission basis; (4) retail outlets that often sell a variety of merchandise, including paging units and other telecommunications equipment; and (5) most recently, the Internet. While most paging subscribers traditionally have been business users, industry observers believe that retail consumers have significantly increased their use of paging units in recent years. In addition, paging subscribers have increasingly chosen to purchase rather than lease their paging units. Arch expects these trends to continue.

Competition

  The paging industry is highly competitive. Providers of numeric display paging services compete primarily on the basis of price. Companies in the industry also compete on the basis of coverage area offered to subscribers, available services offered in addition to basic numeric or tone paging, transmission quality, system reliability and customer service. The combined company believes that it will generally compete effectively based on these factors.

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

  Arch and MobileMedia have competed by maintaining competitive pricing of their products and services, by providing high-quality, reliable transmission networks and by furnishing subscribers a superior level of customer service. Several hundred licensed paging companies provide only local basic numeric or tone paging service. Compared to these companies, the combined company offers wireless messaging services on a local, regional and nationwide basis. It also offers enhanced services such as alphanumeric paging, voice mail and voice mail notifications, news, sports, weather reports and stock quotes.

  The combined company competes with one or more competitors in all markets in which it operates. Some competitors are small, privately owned companies serving one market area but others are large diversified telecommunications companies serving many markets. Some competitors possess financial, technical and other resources greater than those of the combined company. Major paging carriers that currently compete in one or more of the combined company's markets include Paging Network, Inc., Metrocall, Inc. and AirTouch Paging Inc.

  The scope of competition for communications service customers in the combined company's markets will broaden as paging services become increasingly interactive and as two-way services become increasingly competitive. For example, the FCC has created potential sources of competition by auctioning new spectrum for wireless communications services, local multipoint distribution service and the 220-222 MHZ service. Furthermore, the FCC has announced plans to auction licenses in the general wireless communications service, a service created from spectrum reallocated from federal government use in 1995. Moreover, entities offering service on wireless two-way communications technology, including cellular, broadband PCS N-PCS and specialized mobile radio services, as well as mobile satellite service providers, also compete with the paging services that the combined company provides.

  MobileMedia holds one nationwide and five regional N-PCS licenses. Competitors of MobileMedia also hold PCS licenses. Some of these competitors have substantially greater resources than MobileMedia. One of MobileMedia's competitors, SkyTel, recently introduced a two-way N-PCS wireless data service. Although the combined company cannot predict the types of PCS services which will be offered by those companies, the combined company expects that those services will compete with the N-PCS and paging services to be offered by the combined company.

Regulation

  Paging operations and the construction, modification, ownership and acquisition of paging systems are subject to extensive regulation by the FCC under The Communications Act of 1934 and, to a much more limited extent, by public utility or public service commissions in certain states. Each of Arch and MobileMedia is separately licensed to conduct various types of paging operations. Although the following description is intended to address all material aspects of governmental regulation, it does not purport to be a complete discussion of all present and proposed legislation and regulations relating to the paging operations of the combined company.

Federal Regulation

 Regulatory Classification

  Paging companies historically have been subject to different federal regulatory requirements depending upon whether they were providing service as a radio common carrier, or RCC, as a private carrier paging operator, or PCP, or as a reseller. Arch's and MobileMedia's paging operations encompass RCC, PCP and resale operations. However, federal legislation enacted in 1993 required the FCC to reduce the disparities in the regulatory treatment of similar mobile services such as RCC and PCP services. The FCC has taken, and continues to take, actions to implement this legislation. As CMRS providers, Arch and MobileMedia are regulated as common carriers, except that the FCC has exempted paging services from some typical common carrier regulations, such as tariff filing and resale requirements, because paging services have been found to be highly competitive.

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

  The classification of Arch's and MobileMedia's paging operations as CMRS affects the level of permissible foreign ownership in the combined company, as discussed below, and the nature and extent of state regulation. In addition, the FCC now is required to resolve competing requests for CMRS spectrum by conducting auctions. This may have the effect of increasing the costs of acquiring additional spectrum in markets in which the combined company operates. Also, Arch and MobileMedia are obligated to pay certain regulatory fees in connection with their paging operations.

 FCC Regulatory Approvals and Authorizations

  The Communications Act requires radio licensees such as Arch and MobileMedia to obtain prior approval from the FCC for the assignment or transfer of control of any construction permit or station license or authorization or any related rights. This statutory requirement attaches to acquisitions of other paging companies (or other radio licensees) by Arch and MobileMedia as well as transfers of a controlling interest in any of Arch's or MobileMedia's licenses, construction permits or related rights; however the FCC's Wireless Telecommunications Bureau, which directly regulates Arch's and MobileMedia's paging activities, has decided to forbear from enforcing its filing requirements with respect to pro forma assignments and transfers of control of certain wireless authorizations, such as Arch's and MobileMedia's RCC and PCP licenses. Pursuant to this decision, wireless telecommunications carriers now only have to file a written notification of a pro forma transaction within 30 days after the transaction is completed. Note, however, that Arch and MobileMedia may still be required to obtain prior FCC approval for the pro forma assignment or transfer of control of some of their licenses not covered by the forbearance decision, such as certain business radio authorizations.

  To date, the FCC has approved each assignment and transfer of control for which Arch and MobileMedia have sought approval, including the transfer of MobileMedia's licenses in connection with Arch's acquisition of MobileMedia. Although there can be no assurance that any future requests for approval of transfers of control and/or assignments of license will be acted upon in a timely manner by the FCC, or that the FCC will grant the approval requested, neither Arch nor MobileMedia knows of any reason that any such applications will not be approved or granted.

  The FCC paging licenses granted to Arch and MobileMedia are for varying terms of up to 10 years, at the end of which renewal applications must be approved by the FCC. The combined company is unaware of any circumstances which would prevent the grant of any pending or future renewal applications made by Arch or MobileMedia. However, no assurance can be given that any of Arch's or MobileMedia's renewal applications will be free of challenge or will be granted by the FCC. It is possible that there may be competition for radio spectrum associated with licenses as they expire. This would increase the chances of third-party interventions in the renewal proceedings. The FCC has so far granted each license renewal application that Arch or MobileMedia have filed, other than those renewal applications still pending.

  The FCC's review and revision of rules affecting paging companies is ongoing. The regulatory requirements to which Arch and MobileMedia are subject may change significantly over time. For example, the FCC has decided to adopt a market area licensing scheme for all paging channels under which carriers would be licensed to operate on a particular channel throughout a broad geographic area (such as a major economic area as defined by The Bureau of Economic Affairs of the U.S. Department of Commerce) rather than being licensed on a site-by-site basis. These geographic area licenses will be awarded through an auction. Incumbent paging licensees that do not acquire licenses at auction will be entitled to interference protection from the market area licensee. Arch and MobileMedia have each been participating actively in this proceeding in order to protect their existing operations and retain flexibility, on an interim and long-term basis, to modify systems as necessary to meet subscriber demands.

  Currently, however, the Communications Act requires that Arch and MobileMedia obtain licenses from the FCC to use radio frequencies to conduct their paging operations at specified locations. FCC licenses issued to Arch and MobileMedia set forth the technical parameters, such as power strength and tower height, under which Arch and MobileMedia are authorized to use those frequencies. In many instances, Arch and

MobileMedia require the prior approval of the FCC before they can implement any significant changes to their radio systems. Once the FCC's market area licensing rules are implemented, however, these site-specific licensing obligations will be eliminated, except for applications still required by
Section 22.369 of the FCC rules (request for authority to operate in a designated Quiet Zone), Section 90.77 (request for authority to operate in a protected radio receiving location) and Section 1.1301 et seq. (construction/modification that may have a significant environmental impact) or for coordination with Canada or Mexico.

  The FCC has issued a Further Notice of Proposed Rulemaking in which the FCC seeks comments on, among other matters, (1) whether it should impose coverage requirements on licensees with nationwide exclusivity (such as Arch and MobileMedia), (2) whether these coverage requirements should be imposed on a nationwide or regional basis, and (3) whether--if such requirements are imposed--failure to meet the requirements should result in a revocation of the entire nationwide license or merely a portion of the license. If the FCC were to impose stringent coverage requirements on licensees with nationwide exclusivity, the combined company might have to accelerate the build-out of its systems in certain areas.

 Telecommunications Act of 1996

  The Telecommunications Act directly affects Arch and MobileMedia. Some aspects of the Telecommunications Act may place financial obligations upon the combined company or subject it to increased competition. For example, the FCC has adopted new rules that govern compensation to be paid to pay phone providers which has resulted in increased costs for certain paging services including toll-free 1-800 number paging. Arch and MobileMedia have generally passed these costs on to their subscribers. This makes their services more expensive and could affect the attraction or retention of customers. However, there can be no assurance that the combined company will be able to continue to pass on these costs. These rules are the subject of several judicial appeals. In addition, the FCC also has adopted new rules regarding payments by telecommunications companies into a revamped fund that will provide for the widespread availability of telecommunications services including universal service. Prior to the implementation of the Telecommunications Act, universal service obligations were largely met by local telephone companies, supplemented by long-distance telephone companies. Under the new rules, all telecommunications carriers, including paging companies, are required to contribute to the universal service fund. In addition, certain state regulatory authorities have enacted, or have indicated that they intend to enact, similar contribution requirements based on intrastate revenues. The combined company cannot yet know the impact of these state contribution requirements, if enacted and applied to it. Moreover, neither Arch nor MobileMedia has been able to estimate the amount of any such payments that it will be able to bill to its subscribers; however, payments into the universal service fund will likely increase the cost of doing business.

  Some aspects of the Telecommunications Act could have a beneficial effect on Arch's and MobileMedia's business. For example, proposed federal guidelines regarding antenna siting issues may remove local and state barriers to the construction of communications facilities, although states and municipalities continue to exercise significant control with regard to such siting issues.

  Moreover, in a rulemaking proceeding pertaining to interconnection between LECs (local exchange carriers) and CMRS providers such as the combined company, the FCC has concluded that LECs are required to compensate CMRS providers for the reasonable costs incurred by such providers in terminating traffic that originates on LEC facilities, and vice versa. Consistent with this ruling, the FCC has determined that LECs may not charge a CMRS provider or other carrier for terminating LEC-originated traffic or for dedicated facilities used to deliver LEC-originated traffic to one-way paging networks. Nor may LECs charge CMRS providers for number activation and use fees. These interconnection issues are still in dispute, and it is unclear whether the FCC will maintain its current position.

  Depending on further FCC disposition of these issues, the combined company may or may not be successful in securing refunds, future relief or both, with respect to charges for termination of LEC-originated local traffic. If the FCC ultimately reaches an unfavorable resolution, then the combined company believes that it would pursue relief through settlement negotiations, administrative complaint procedures or both. If these issues are ultimately decided in favor of the LECs, each of Arch and MobileMedia likely would be required to pay all past due contested charges and may also be assessed interest and late charges for amounts withheld.

 Future Regulation

  From time to time, federal or state legislators propose legislation which could potentially affect Arch and MobileMedia, either beneficially or adversely. It is possible that legislation will be enacted by the federal or state governments, or that regulations will be adopted or actions taken by the FCC or state regulatory authorities, which might materially adversely affect the business of Arch and/or MobileMedia. Changes such as the allocation by the FCC of radio spectrum for services that compete with Arch's and MobileMedia's business could adversely affect Arch's and MobileMedia's results of operations.

 Foreign Ownership

  The Communications Act limits foreign investment in and ownership of entities that are licensed as radio common carriers by the FCC. The combined company owns or controls several radio common carriers and is accordingly subject to these foreign investment restrictions. Because Arch is the parent of radio common carriers (but is not a radio common carrier itself), Arch may not have more than 25% of its stock owned or voted by aliens or their representatives, a foreign government or its representatives or a foreign corporation if the FCC finds that the public interest would be served by denying such ownership. In connection with the WTO Agreement--agreed to by 69 countries--the FCC adopted rules effective February 9, 1998 that create a very strong presumption in favor of permitting a foreign interest in excess of 25% if the foreign investor's home market country signed the WTO Agreement. Arch's subsidiaries that are radio common carrier licensees are subject to more stringent requirements and may have only up to 20% of their stock owned or voted by aliens or their representatives, a foreign government or their representatives or a foreign corporation. This ownership restriction is not subject to waiver. See "Industry Overview--Regulation". Arch's certificate of Incorporation permits the redemption of shares of Arch's capital stock from foreign stockholders where necessary to protect FCC licenses held by Arch or its subsidiaries, but such redemption would be subject to the availability of capital to Arch and any restrictions contained in applicable debt instruments and under the Delaware corporations statute (which currently would not permit any such redemptions). The failure to redeem such shares promptly could jeopardize the FCC licenses held by Arch or its subsidiaries. See "--Competition" and "--Regulation".

State Regulation

  In addition to regulation by the FCC, certain states impose various regulations on the common carrier paging operations of Arch and MobileMedia. Rates, terms and conditions under which Arch and MobileMedia provided services, or any changes to those rates, have also been subject to state regulation. In certain instances, the construction and operation of radio transmitters also will be subject to zoning, land use, public health and safety, consumer protection and other state and local taxes, levies and ordinances. However, as a general rule, states are preempted from exercising rate and entry regulation of CMRS, but may choose to regulate other terms and conditions of service: for example, requiring the identification of an agent to receive complaints. States may also petition the FCC for authority to continue to regulate CMRS rates if certain conditions are met. State filings seeking rate authority have all been denied by the FCC, although new petitions seeking such authority may be filed in the future. Furthermore, some states and localities continue to exert jurisdiction over (1) approval of acquisitions and transfers of wireless systems and (2) resolution of consumer complaints. Arch and MobileMedia believe that to date all required filings for Arch's and MobileMedia's paging operations have been made.

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

                                    BUSINESS

  The combined company is the second largest paging operator in the United States as measured by units in service and net revenues.

  The combined company believes that it is well positioned to compete effectively in the highly competitive paging industry for the following reasons. The combination of MobileMedia's market presence in major metropolitan markets with Arch's historical emphasis on middle and small markets has significantly broadened the geographic scope of Arch's marketing presence and should position the combined company to compete more effectively for large corporate customers with diverse geographic operations. With a significantly larger subscriber base, the combined company should be better able to obtain strategic distribution arrangements, as well as amortize marketing investments over a larger revenue base. In addition, MobileMedia's third-party retail distribution agreements, which serve the more rapidly growing consumer market, should complement the more than 175 Arch-operated retail outlets. Similarly, MobileMedia's two nationwide paging networks and the associated potential for higher revenue nationwide services should enhance Arch's local coverage and provide an opportunity to take advantage of Arch's distribution networks.

  MobileMedia's plan to deploy its nationwide N-PCS spectrum using its existing network infrastructure, together with Arch's recent agreement with PageMart Wireless described below, should permit Arch to market N-PCS services, such as multi-market alphanumeric and text messaging services, sooner than it would otherwise be able to, and these services are expected to offer higher revenue and more growth potential than basic paging services. Finally, MobileMedia's investments to date in two national call centers should supplement Arch's own call center and complement Arch's strategy of evolving to regional customer service centers. Achieving these intended benefits, however, will depend on a number of factors and no assurance can be given that the benefits will be realized, in whole or in part. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Factors Affecting Future Operating Results" and "--Arch's Investments in N-PCS Licenses".

Business Strategy

  The combined company's strategic objective is to strengthen its position as one of the leading nationwide paging companies in the United States. It believes that larger, multi-market paging companies enjoy a number of competitive advantages, including:

  . operating efficiencies resulting from more intensive use of existing paging systems;

  . economies of scale in purchasing and administration;

  . broader geographic coverage of paging systems;

  . greater access to capital markets and lower costs of capital;

  . the ability to obtain additional radio spectrum;

  . the ability to offer high-quality services at competitive prices; and

  . enhanced ability to attract and retain management personnel.

  The combined company believes that the current size and scope of its operations afford it many of these advantages, and that it has the scope and presence to effectively compete on a national level. It also believes that the paging industry will undergo further consolidation, and it intends to participate in such consolidation. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Factors Affecting Future Operating Results".

  Operating Strategy. The combined company's operating objectives are to increase its adjusted EBITDA, deploy its capital efficiently, reduce its financial leverage and expand its customer relationships. The combined company will pursue the following strategies to achieve its operating objectives:

  . Low-Cost Operating Structure. The combined company has selected a low-cost operating strategy as its principal competitive tactic. Management believes that a low-cost operating structure, compared to

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

   differentiated premium pricing and niche positioning, the other two fundamental competitive tactics in the paging industry, will maximize its flexibility to offer competitive prices while still achieving target margins and adjusted EBITDA. Arch's management has worked closely with MobileMedia's management to identify redundant managerial and administrative functions that Arch's management believes can be eliminated without material impact to customer related activities. The combined company will continue to improve its low-cost operating structure by consolidating some operating functions, including centralized purchases from key vendors, to achieve economies of scale, and installing technologically advanced and reliable transmission systems.

  . Efficient Capital Deployment. The combined company's principal financial objective is to reduce financial leverage by reducing capital requirements and increasing adjusted EBITDA. To reduce capital expenditures, Arch has already implemented a company-wide focus on the sale, rather than lease, of pagers. This is because subscriber-owned units require a lower level of capital investment than company-owned units. As a result of these efforts to date, the number of subscriber-owned units in service, as a percentage of net new units in service, increased from 65.2% in the year ended December 31, 1997 to 69.7% in the year ended December 31, 1998. In addition, Arch has modified its incentive compensation programs for line managers so that bonuses are based, in part, on capital efficiency.

  . Balanced Distribution. Arch's combination of direct sales, company-owned stores and third party resellers will be supplemented by MobileMedia's local market direct sales force and its distribution agreements with third-party regional and national retailers. In addition, MobileMedia's national accounts sales force should significantly enhance Arch's efforts to improve distribution to nationwide customers.

  . Capitalize on Revenue Enhancement Opportunities. The combined company will have one of the broadest product offerings in the paging industry, including traditional paging services as well as new services such as assured message delivery and acknowledgement, wireless e-mail and content delivery services. Arch intends to deliver these new services through a strategic alliance with PageMart Wireless, Inc. pursuant to which Arch will utilize and share certain costs of PageMart's N-PCS network. This will provide the combined company with more economical and broader access to higher ARPU nationwide, regional or text messaging services. To date, Arch has marketed these services only on a limited basis through the resale of other carriers' services on less attractive terms. Arch believes there will be a number of new revenue opportunities associated with its approximately 7.2 million units in service, including selling enhanced services which add value such as voicemail, resale of long-distance service and fax storage and retrieval. See "Business--Arch's Paging and Messaging Services, Products and Operations" and "--Arch's Investments in NPCS Licenses".

Arch's Paging and Messaging Services, Products and Operations

  Arch has been a leading provider of wireless messaging services, primarily paging services. Prior to the MobileMedia acquisition, Arch was the third largest paging company in the United States, based on its 4.3 million units in service at March 31, 1999. Arch has operated in 41 states and more than 180 of the 200 largest markets in the United States. Arch has offered local, regional and nationwide paging services employing digital networks covering approximately 85% of the United States population.

  The following table sets forth information about the approximate number of units in service with Arch subscribers and net increases in number of units through internal growth and acquisitions:

                                Units in Service  Net Increase in
                                at Beginning of    Units through       Increase in Units    Units in Service
Year Ended August 31,                Period      Internal Growth(1) through Acquisitions(2) at End of Period
---------------------           ---------------- ------------------ ----------------------- ----------------
  1987....................             4,000            3,000                 12,000              19,000
  1988....................            19,000            8,000                  3,000              30,000
  1989....................            30,000           14,000                 34,000              78,000
  1990....................            78,000           20,000                  4,000             102,000
  1991....................           102,000           24,000                  1,000             127,000
  1992....................           127,000           33,000                    --              160,000
  1993....................           160,000           70,000                 24,000             254,000
  1994....................           254,000          138,000                 18,000             410,000
Four Months Ended December 31,
------------------------------
  1994....................           410,000           64,000                 64,000             538,000
Year Ended December 31,
-----------------------
  1995....................           538,000          366,000              1,102,000           2,006,000
  1996....................         2,006,000          815,000                474,000           3,295,000
  1997....................         3,295,000          595,000                    --            3,890,000
  1998....................         3,890,000          386,000                    --            4,276,000
Three Months Ended March 31,
----------------------------
  1999....................         4,276,000           53,000                    --            4,329,000

  Net increase in units through internal growth includes internal growth in acquired paging businesses after their acquisition by Arch and is net of subscriber cancellations during each applicable period. Increase in units through acquisitions is based on units in service of acquired paging businesses at the time of their acquisition by Arch.

  Arch has provided four basic types of paging services: digital display, alphanumeric display, tone-only and tone-plus-voice. Arch provides digital display, alphanumeric display and tone-only service in all of its markets and tone-plus-voice service in only a few markets.

  A digital display pager permits a caller to transmit to the subscriber a numeric message that may consist of a telephone number, an account number or coded information, and has the capability to store several such numeric messages in memory for later recall by the subscriber. An alphanumeric display pager allows subscribers to receive and store messages consisting of both numbers and letters. A tone-only pager notifies the subscriber that a call has been received by emitting an audible beeping sound or vibration. A tone-plus-voice pager emits a beeping sound followed by a brief voice message.

  Digital display paging service, which was introduced by the paging industry nearly 20 years ago, has in recent years grown at a faster rate than tone-only or tone-plus-voice service and currently represents a majority of all units in service. The growth of alphanumeric display service, which was introduced in the mid-1980s, has been constrained by its difficulty in inputting data, its requirements of specialized equipment and its relatively high use of system capacity during transmission.

  The following table summarizes the types of Arch's units in service at specified dates:

                                       December 31,
                         -------------------------------------------    March 31,
                             1996           1997           1998           1999
                         -------------  -------------  -------------  -------------
                           Units    %     Units    %     Units    %     Units    %
Digital display......... 2,796,000  85% 3,284,000  85% 3,586,000  84% 3,635,000  84%
Alphanumeric display....   395,000  12    524,000  13    621,000  14    631,000  14
Tone-only...............    54,000   2     43,000   1     35,000   1     32,000   1
Tone-plus-voice.........    50,000   1     39,000   1     34,000   1     31,000   1
                         --------- ---  --------- ---  --------- ---  --------- ---
 Total.................. 3,295,000 100% 3,890,000 100% 4,276,000 100% 4,329,000 100%
                         ========= ===  ========= ===  ========= ===  ========= ===

  Arch provides paging service to subscribers for a monthly fee. Subscribers either lease the pager from Arch for an additional fixed monthly fee or they own the pager, having purchased it either from Arch or from another vendor. The monthly service fee is generally based upon the type of service provided, the geographic area covered, the number of units provided to the customer and the period of the subscriber's commitment. Subscriber-owned units provide a more rapid recovery of Arch's capital investment than units owned and maintained by Arch, but may generate less recurring revenue. Arch also sells units to third-party resellers who lease or resell units to their own subscribers and resell Arch's paging services under marketing agreements. The following table summarizes the number of Arch-owned and leased, subscriber-owned and reseller-owned units in service at specified dates:

                                       December 31,
                         -------------------------------------------    March 31,
                             1996           1997           1998           1999
                         -------------  -------------  -------------  -------------
                           Units    %     Units    %     Units    %     Units    %
Arch-owned and leased... 1,533,000  47% 1,740,000  45% 1,857,000  43% 1,875,000  43%
Subscriber-owned........   914,000  28  1,087,000  28  1,135,000  27  1,128,000  26
Reseller-owned..........   848,000  25  1,063,000  27  1,284,000  30  1,326,000  31
                         --------- ---  --------- ---  --------- ---  --------- ---
 Total.................. 3,295,000 100% 3,890,000 100% 4,276,000 100% 4,329,000 100%
                         ========= ===  ========= ===  ========= ===  ========= ===

  Arch provides enhancements and ancillary services such as voice mail, personalized greetings, message storage and retrieval, pager loss protection and pager maintenance services. Voice mail allows a caller to leave a recorded message that is stored in Arch's computerized message retrieval center. When a message is left, the subscriber can be automatically alerted through the subscriber's pager and can retrieve the stored message by calling Arch's paging terminal. Personalized greetings allow the subscriber to record a message to greet callers who reach the subscriber's pager or voice mail box. Message storage and retrieval allows a subscriber who leaves Arch's service area to retrieve calls that arrived during the subscriber's absence from the service area. Pager loss protection allows subscribers who lease pagers to limit their costs of replacement upon loss or destruction of a pager. Pager maintenance services are offered to subscribers who own their own equipment. Arch is also in the process of test marketing various other services that add value, and can be integrated with existing paging services. These include, among other services, voicemail, resale of long distance service and fax storage and retrieval.

MobileMedia's Paging and Messaging Services, Products and Operations

  MobileMedia has operated one of the largest paging businesses in the United States, with approximately 3.1 million units in service as of March 31, 1999. Through its sales offices, nationwide retail distribution network, company-operated retail stores and resellers, MobileMedia has offered local, regional and national coverage to subscribers in all 50 states and the District of Columbia, including local coverage to each of the 100 most populated metropolitan markets in the United States. MobileMedia's paging and wireless messaging services consist principally of digital display and alphanumeric display paging services.

 Recent Business Strategy

  After making its bankruptcy filing, MobileMedia restructured its operations with the objective of improving performance, principally in the areas of order entry, billing and collections, inventory controls, management information systems conversion and customer service. MobileMedia also undertook cost reduction analyses and took actions to reduce telecommunications, subcontracting and lease expenses, among others. MobileMedia also sought to refocus its marketing and sales efforts in an attempt to achieve unit additions consistent with positive cash flow, and changed its management structure with the objective of establishing profit and loss accountability in each market.

 Paging and Messaging Services

  MobileMedia currently offers a variety of paging and messaging services. The main paging services offered by MobileMedia are digital display, with approximately 2,448,800 units in service at March 31, 1999 and alphanumeric display, with approximately 645,583 units in service at March 31, 1999. MobileMedia also offers a variety of enhanced services such as voice mail and voice mail notification, e-mail notification and news, sports reports and stock quotes.

  The following table sets forth the number of MobileMedia customers by service type as of the dates indicated.

                                       As of December 31,                           As of March 31,
                         -------------------------------------------------  --------------------------------
                              1996             1997             1998             1998             1999
                         ---------------  ---------------  ---------------  ---------------  ---------------
    Type of Service       Number     %     Number     %     Number     %     Number     %     Number     %
    ---------------      --------- -----  --------- -----  --------- -----  --------- -----  --------- -----
Numeric Display......... 3,713,579  83.9% 2,820,443  82.0% 2,499,735  79.5% 2,707,363  81.6% 2,448,800  78.8%
Alphanumeric............   658,769  14.9    593,280  17.2    630,448  20.0    590,076  17.8    645,583  20.8
Other...................    51,759   1.2     26,619   0.8     13,785   0.5     22,114   0.6     12,392   0.4
                         --------- -----  --------- -----  --------- -----  --------- -----  --------- -----
Total................... 4,424,107 100.0% 3,440,342 100.0% 3,143,968 100.0% 3,319,553 100.0% 3,106,775 100.0%
                         ========= =====  ========= =====  ========= =====  ========= =====  ========= =====
Customers with
 nationwide services
 (included above).......   325,924          330,254          291,427          328,724          341,316

 Products and Services

  Subscribers for paging services enter into a service contract with MobileMedia that provides for either the purchase or lease of units and the payment of airtime and other charges. As of March 31, 1999, approximately 46.4% of units in service were purchased either by subscribers or by resellers, and approximately 53.6% were owned by MobileMedia and leased to subscribers. MobileMedia-owned units leased to subscribers require capital investment by MobileMedia, while customer-owned and -maintained units, commonly referred to as COAM units, and those owned by resellers do not. MobileMedia also sells its services in bulk quantities to resellers, who subsequently sell MobileMedia's services to end-users. Resellers are responsible for sales, billing, collection and equipment maintenance costs. MobileMedia sells other products and services, including units and accessories and pager replacement and maintenance contracts. The following table sets forth MobileMedia's units in service by ownership as of the dates indicated.

                                        As of December 31,                           As of March 31,
                          -------------------------------------------------  --------------------------------
                               1996             1997             1998             1998             1999
                          ---------------  ---------------  ---------------  ---------------  ---------------
       Ownership           Number     %     Number     %     Number     %     Number     %     Number     %
       ---------          --------- -----  --------- -----  --------- -----  --------- -----  --------- -----
Company owned and rented
 to subscribers.........  1,996,141  45.2% 1,712,941  49.8% 1,645,869  52.4% 1,658,463  50.0% 1,666,348  53.6%
COAM....................  1,112,194  25.1    861,250  25.0    728,297  23.2    825,842  24.8    705,108  22.7
Resellers...............  1,315,772  29.7    866,151  25.2    769,802  24.4    835,248  25.2    735,319  23.7
                          --------- -----  --------- -----  --------- -----  --------- -----  --------- -----
Total...................  4,424,107 100.0% 3,440,342 100.0% 3,143,968 100.0% 3,319,553 100.0% 3,106,775 100.0%
                          ========= =====  ========= =====  ========= =====  ========= =====  ========= =====

Networks and Licenses

 MobileMedia's Networks and Licenses, Including N-PCS

  MobileMedia operates local, regional and national paging networks which enable its customers to receive pages over a broad geographical area. The extensive coverage provided by this network infrastructure provides

MobileMedia with an advantage over some of its competitors whose networks lack comparable coverage in securing accounts with large corporate clients and retail chains, which frequently demand national network coverage from their paging service provider.

  Although MobileMedia's networks provide local, regional and national coverage, its networks operate over numerous frequencies and are subject to capacity constraints in certain geographic markets. Although the capacity of MobileMedia's networks varies significantly market by market, almost all of MobileMedia's markets have adequate capacity to meet the demands of projected growth for the next several years. The use of multiple frequencies adds complexity to inventory management, customer service and order fulfillment processes. Some of MobileMedia's networks use older technologies and are comparatively costlier to operate.

  MobileMedia is seeking to improve overall network efficiency by deploying new paging terminals, consolidating subscribers on fewer, higher capacity networks and increasing the transmission speed, or baud rate, of certain of its existing networks. MobileMedia believes its investments in its network infrastructure will facilitate and improve the delivery of high quality paging services while at the same time reducing associated costs of such services.

  Nationwide wireless networks. MobileMedia operates two nationwide 900 MHz networks. As part of its MobileComm acquisition, MobileMedia acquired MobileComm's fully operational nationwide wireless "8875" network, which was upgraded in 1996 to incorporate high-speed FLEX(TM) technology developed by Motorola. In addition, in 1996, MobileMedia completed the construction of a second nationwide "5375" network that uses FLEX(TM) technology. The use of FLEX(TM) technology significantly increases transmission capacity and represents a marked improvement over other systems that use older paging protocols.

  Nationwide two-way N-PCS networks. N-PCS networks enable paging companies to offer two-way paging services and to make more efficient use of radio spectrum than do non-PCS networks. MobileMedia purchased five regional licenses through the FCC's 1994 auction of N-PCS licenses, providing the equivalent of a nationwide 50 kHz outbound/12.5 kHz inbound PCS system. In addition, as part of the MobileComm acquisition, MobileMedia acquired a second two-way N-PCS license for a nationwide 50 kHz outbound/12.5 kHz inbound system.

  In order to retain its N-PCS licenses, MobileMedia must comply with certain minimum buildout requirements. With respect to each of the regional PCS licenses purchased at the FCC's 1994 auction, MobileMedia would be required to build out the related PCS system to cover 150,000 sq. km. or 37.5% of each of the five regional populations by April 27, 2000 and 300,000 sq. km. or 75% of each of the five regional populations by April 27, 2005. With respect to the nationwide PCS license acquired as part of the MobileComm acquisition, MobileMedia would be required to build out the related PCS system to cover 750,000 sq. km. or 37.5% of the U.S. population by September 29, 1999 and 1,500,000 sq. km. or 75% of the U.S. population by September 29, 2004. In each instance, the population percentage will be determined by reference to population figures at the time of the applicable deadline. MobileMedia estimates that the costs of these minimum build-outs would be approximately $9.0 million. Although these minimum build-outs would be sufficient to satisfy regulatory requirements, they would not be sufficient for MobileMedia to provide significant N-PCS applications of the types which the combined company intends to provide.

 Arch's Investments in N-PCS Licenses

  Arch has taken the following steps to position itself to participate in new and emerging N-PCS services and applications.

  PageMart Wireless, Inc. In May 1999, Arch and PageMart Wireless, Inc. signed a five-year agreement for the provision of N-PCS services. The agreement calls for Arch and PageMart to share certain capital and operating expenses. Under the agreement, Arch plans to market N-PCS advanced messaging services, including assured message delivery and full two-way messaging, using PageMart's Internet Protocol-based network. Arch expects to begin marketing these services nationwide during the third quarter of 1999. As demand for advanced messaging increases over time, Arch plans to construct its own N-PCS network, leveraging PageMart's infrastructure and receiver sites. Arch believes its arrangements with PageMart will provide it with more economical and broader access to N-PCS services than its prior arrangements with Benbow and CONXUS Communications, Inc. PageMart previously announced similar agreements with each of Metrocall, Inc. and Airtouch Communications, Inc.

  Benbow PCS Ventures, Inc. Through Arch's May 1996 acquisition of Westlink, Arch acquired a 49.9% equity interest in Benbow. Benbow holds exclusive rights to a 50 KHz outbound/12.5 KHz inbound N-PCS license in each of the five regions of the United States. Benbow is a "designated entity" (a small, minority-controlled or female-controlled business) under FCC rules and is entitled to discounts and installment payment schedules in the payment of its N-PCS licenses. Arch has the right to designate one of Benbow's three directors and has veto rights with respect to specified major business decisions by Benbow.

Arch provides management services to Benbow, subject to Benbow's ultimate control, under a five-year agreement expiring on October 1, 2000. Arch is paid a management fee and is reimbursed for its expenses. Arch has a right of first refusal with respect to any transfer of shares held by Ms. June Walsh, who holds the remaining 50.1% equity interest in Benbow.

In June 1999, Arch, Benbow and Ms. Walsh agreed that:

  . the shareholders agreement, the management agreement and the employment agreement governing the establishment and operation of Benbow will be terminated

  . Benbow will not make any further FCC payments and will not pursue construction of an N-PCS system

  . Arch will not be obligated to fund FCC payments or construction of an N-
    PCS system by Benbow

  . the parties will seek FCC approval of the forgiveness of Benbow's remaining payment obligations and the transfer of Ms. Walsh's Benbow shares to Arch

  . the closing of the transaction will occur on the earlier of January 23, 2001 or receipt of FCC approval

  . Arch will pay Ms. Walsh, in installments, $3.5 million (if the transaction closes before January 23, 2001) or $3.8 million (if the transaction closes on January 23, 2001)

As a result of these arrangements, Benbow will not have any meaningful business operations and is unlikely to retain its N-PCS licenses.

  CONXUS Communications, Inc. Arch currently holds a 6.6% equity interest in CONXUS, which holds exclusive rights to a 50 KHz outbound/50 KHz inbound two-way messaging license throughout the United States. CONXUS, like Benbow, is a "designated entity" under FCC rules. If Arch wishes to purchase N-PCS services of the kind offered by CONXUS, Arch has agreed to contract exclusively with CONXUS for such services so long as such services are competitive in price and quality with comparable services offered by others. Arch is currently acting as a reseller of voice messaging services through CONXUS in a limited number of markets under an agreement which is renewable from year to year unless terminated by either party. On May 18, 1999, CONXUS filed for Chapter 11 protection in the U.S. Bankruptcy Court in Delaware. Arch is unable to predict the effect of CONXUS' bankruptcy filing on Arch's equity interest in CONXUS or the existing agreements between Arch and CONXUS.

  Each stockholder of CONXUS is entitled to purchase services from CONXUS at "most favored customer" rates, based on like services. CONXUS and Arch have agreed to negotiate in good faith to enter into mutually acceptable intercarrier, network access and similar agreements. If Arch wishes to purchase N-PCS services of the kind offered by CONXUS, Arch has agreed to contract exclusively with CONXUS for such services so long as such services are competitive in price and quality with comparable services offered by others. Arch is currently acting as a reseller of voice messaging services through CONXUS in a limited number of markets under an agreement which is renewable from year to year unless terminated by either party.

Subscribers and Marketing

  The combined company's paging accounts are generally businesses with employees who travel frequently but must be immediately accessible to their offices or customers. Arch's subscribers have historicaly included proprietors of small businesses, professionals, management and medical personnel, field sales personnel and service forces, members of the construction industry and trades, and real estate brokers and developers. Mobile Media's traditional subscribers include medical personnel, sales and service organizations, specialty trade organizations, manufacturing organizations and governmental agencies. The combined company believes that pager use among retail consumers will increase significantly in the future, although consumers do not currently account for a substantial portion of Arch's subscriber base.

 Arch

  Although today Arch operates in more than 180 of the 200 largest U.S. markets, Arch historically has focused on medium-sized and small market areas with lower rates of pager penetration and attractive demographics. Arch believes that these markets will continue to offer significant opportunities for growth, and that its national scope and presence will also provide Arch with growth opportunities in larger markets.

  Arch markets its paging services through a direct marketing and sales organization which operated approximately 175 retail stores as of March 31, 1998. Arch also markets its paging services indirectly through independent resellers, agents and retailers. Arch typically offers resellers paging services in large quantities at wholesale rates that are lower than retail rates, and resellers offer the services to end-users at a markup. Arch's costs of administering and billing resellers are lower than the costs of direct end-users on a per pager basis.

  Arch also acts as a reseller of other paging carriers' services when existing or potential Arch customers have travel patterns that require paging service beyond the coverage of Arch's own networks.

  In May 1997, Arch established a single national identity, Arch Paging, for its paging services which previously had been marketed under various trademarks. As part of this branding initiative, Arch adopted a new corporate logo, developed a corporate-wide positioning strategy tied to customer service delivery, and launched its Internet Web site at www.arch.com. Arch believes that its unified branding identity has given the Arch name national exposure for the first time and should result in significant economic leverage in its marketing and communications efforts.

 MobileMedia

  MobileMedia's sales and marketing efforts are directed toward adding further units with existing subscribers and identifying new potential subscribers.

  MobileMedia markets its paging services through three primary sales channels: direct, reseller and retail.

  Direct. In the direct channel, MobileMedia leases or sells paging units directly to its customers and bills and services such customers. MobileMedia's direct customers range from individuals and small- and medium-sized businesses to Fortune 500 accounts and government agencies. Business and government accounts typically experience less turnover than consumer accounts. The direct channel will continue to have the highest priority among MobileMedia's marketing and sales efforts, because of its critical contribution to recurring revenue and projected growth. MobileMedia has been engaged in efforts to improve sales productivity and strengthen its direct channel sales force, which suffered from high turnover and open positions during much of 1997. In addition, MobileMedia commenced implementing consumer direct marketing techniques in 1998. As of March 31, 1999, the direct channel accounted for approximately 80.5% of recurring revenue.

  Reseller. In the reseller channel, MobileMedia sells access to its transmission networks in bulk to a third party, who then resells such services to consumers or small businesses or other end users. MobileMedia offers paging services to resellers at bulk discounted rates. The third party reseller provides customer service, is responsible for pager maintenance and repair costs, invoices the end user and retains the credit risk of the end user, although MobileMedia retains the credit risk of the reseller. Because resellers are responsible for customer equipment, the capital costs that would otherwise be borne by MobileMedia are reduced.

  MobileMedia's resellers generally are not exclusive distributors of MobileMedia's services and often resell paging services of more than one provider. Competition among service providers to attract and maintain reseller distribution is based primarily upon price, including the sale of paging units to resellers at discounted rates. MobileMedia intends to be an active participant in the reseller channels and to concentrate on accounts that are profitable and where longer term partnerships can be established with selected resellers. As of March 31, 1999, the reseller channel accounted for approximately 10.3% of recurring revenue.

  Retail. In the retail channel, MobileMedia sells units to retailers and, after the consumer purchases the pager from the retailer, the consumer contacts MobileMedia to activate service. The retail channel is targeted at the consumer market and consists primarily of national retail chains. Consumers served by the retail channel typically purchase, rather than lease, paging units. This reduces MobileMedia's capital investment requirements. Subscribers obtained through retailers are billed and serviced directly by MobileMedia. Retail distribution permits MobileMedia to penetrate the consumer market by supplementing direct sales efforts. As of March 31, 1999, the retail channel accounted for approximately 9.2% of recurring revenue.

Sources of Equipment

  Arch does not manufacture any of the pagers or other equipment used in its paging operations. The equipment used in Arch's paging operations is generally available for purchase from multiple sources. Arch centralizes price and quantity negotiations for all of its operating subsidiaries to achieve cost savings from volume purchases. Arch buys pagers primarily from Motorola and NEC and purchases terminals and transmitters primarily from Glenayre and Motorola. Arch anticipates that equipment and pagers will continue to be available in the foreseeable future, consistent with normal manufacturing and delivery lead times.

  Because of the high degree of compatibility among different models of transmitters, computers and other paging equipment manufactured by suppliers, Arch is able to design its systems without being dependent upon any single source of such equipment. Arch routinely evaluates new developments in paging technology in connection with the design and enhancement of its paging systems and selection of products to be offered to subscribers. Arch believes that its paging system equipment is among the most technologically sophisticated in the paging industry.

  MobileMedia does not manufacture any of the units or related transmitting and paging terminal equipment used in its paging operations. MobileMedia currently purchases units from a limited number of suppliers and in turn sells or leases the units to its subscribers. Motorola is the primary supplier of units to MobileMedia. Glenayre is MobileMedia's primary supplier of paging terminals, paging transmitters and voice mail system equipment. NEC and Panasonic also supply paging units.

Employees

  At March 31, 1999, Arch employed approximately 2,600 persons. None of Arch's employees is represented by a labor union. Arch believes that its employee relations are good. As part of its divisional reorganization, Arch anticipates a net reduction of approximately 10% of its workforce. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations-- Divisional Reorganization".

  At March 31, 1999, MobileMedia employed 2,885 people in various capacities, with 156 in MobileMedia's corporate headquarters in Fort Lee, New Jersey and the balance in its five regions. None of such employees is covered by collective bargaining agreements. MobileMedia believes its employee relations are good.

Trademarks

  Arch owns the service marks "Arch" and "Arch Paging", and holds a federal registration for the service mark "Arch Nationwide Paging" as well as various other trademarks.

  MobileMedia markets its services primarily under the trade name MobileComm and the federally registered mark MOBILECOMM, except in the Greater Metropolitan Cincinnati area and in certain parts of Western Pennsylvania and Western New York, in which it markets its services under the federally registered mark MOBILEMEDIA. MobileMedia markets its messaging services under the federally registered mark VOICESTAR, and other services under the federally registered mark SPORTSCASTER and the unregistered mark MOBILECOMM CITYLINK. MobileMedia also owns other federally registered marks including:
DIAL PAGE, DMC DIGITAL MOBILE COMMUNICATIONS, EZ ALERT, MEMORY MANAGER, MESSAGESOFT, MOBILEMEDIA (and design), MOBILEMEDIA (and Globe Design), MOBILEMEDIA PAGING & PERSONALCOM and PAGERXTRA. In addition, MobileMedia has applications on file for federal registration of the marks MMS and MOBILECOMM (and design.)

Properties

  At March 31, 1999, Arch owned four office buildings and leased office space, including its executive offices, in approximately 175 localities in 35 states for use in its paging operations. Arch leases transmitter sites and/or owns transmitters on commercial broadcast towers, buildings and other fixed structures in approximately 3,400 locations in 45 states. Arch's leases are for various terms and provide for monthly lease payments at various rates. Arch believes that it will be able to obtain additional space as needed at acceptable cost. Arch sold off substantially all of its tower sites during 1998 and 1999 and currently rents transmitter space. As part of its divisional reorganization, Arch is closing some office locations and redeploying other real estate assets. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations --Effects of Tower Site Sale" and "--Divisional Reorganization".

  In addition to its FCC licenses and network infrastructure, which includes radio transmission and satellite uplink equipment, MobileMedia has the following categories of assets: (1) pagers, including both pagers held as fixed assets for lease and pager inventory for sale, pager parts and accessories; (2) its subscriber base and related accounts receivable; (3) intellectual property; (4) real estate and improvements; (5) leased assets;
(6) computer and telephone systems and equipment; (7) furniture, fixtures and equipment; (8) goodwill and other intangibles; and (9) cash and cash equivalents.

  MobileMedia relocated its headquarters to Fort Lee, New Jersey in March 1998. At March 31, 1999, MobileMedia leased office space, including its executive offices, in approximately 33 states for use in its paging operations. MobileMedia leases transmitter sites and/or owns transmitters on commercial broadcast towers, buildings and other fixed structures. MobileMedia's leases are for various terms and provide for monthly lease payments at various rates. MobileMedia believes that it will be able to obtain additional space as needed at acceptable cost.

  On September 3, 1998, MobileMedia sold certain transmission towers and associated assets to an unrelated third party and currently rents transmitter space on these towers. MobileMedia recognized proceeds of $170.0 million from the sale and the annual rental expense is approximately $10.7 million.

Litigation

  Arch, from time to time, is involved in lawsuits arising in the normal course of business. Arch believes that its currently pending lawsuits will not have a material adverse effect on its financial condition or results of operations.

  MobileMedia disclosed in 1996 that misrepresentations and other violations had occurred during the licensing process for as many as 400 to 500, or approximately 6% to 7%, of its approximately 8,000 local transmission one-way paging stations. MobileMedia caused an investigation to be conducted by outside counsel, and a comprehensive report regarding these matters was provided to the FCC in the fall of 1996. In cooperation with the FCC, outside counsel's investigation was expanded to examine all of MobileMedia's paging licenses, and the results of that investigation were submitted to the FCC on November 8, 1996.

  On January 13, 1997, the FCC issued a Public Notice relating to the status of some of the FCC authorizations held by MobileMedia. Pursuant to the Public Notice, the FCC announced that it had (1) automatically terminated approximately 185 authorizations for paging facilities that were not constructed by the expiration date of their construction permits and remained unconstructed, (2) dismissed approximately 94 applications for fill-in sites around existing paging stations (which had been filed under the so-called "40-mile rule") as defective because they were predicated upon unconstructed facilities and (3) automatically terminated approximately 99 other authorizations for paging facilities that were constructed after the expiration date of their construction permits. With respect to each of the approximately 99 authorizations where the underlying station was untimely constructed, the FCC granted MobileMedia interim operating authority subject to further action by the FCC.

  On April 8, 1997, the FCC adopted an order commencing an administrative hearing into the qualification of MobileMedia to remain a licensee. The order directed an administrative law judge to take evidence and develop a full factual record on directed issues concerning MobileMedia's filing of false forms and applications. MobileMedia was permitted to operate its licensed facilities and provide service to the public during the pendency of the hearing.

  On June 6, 1997, the FCC issued an order staying the hearing proceeding in order to allow MobileMedia to develop and consummate a plan of reorganization providing for a change of control of MobileMedia and a permissible transfer of MobileMedia's FCC licenses.

  On September 2, 1998, MobileMedia and Arch filed a joint application to transfer control of MobileMedia to Arch. On February 5, 1999, the FCC released an order granting the transfer and terminating the hearing into MobileMedia's qualifications to remain an FCC licensee, subject to certain conditions which have since been satisfied. The order also required divestiture, within six months after the closing of the MobileMedia acquisition, of certain N-PCC interests and those MobileMedia facilities operating under special temporary authority.

Predecessors to the Combined Company; Events Leading up to MobileMedia's Bankruptcy Filings

  Arch was incorporated in Delaware in 1988 as USA Mobile Communications, Inc. II and changed its name to Arch Communications, Inc. in June 1998. Arch has conducted its operations through wholly owned direct and indirect subsidiaries.

  MobileMedia Communications, Inc. and its publicly traded parent company were each incorporated in Delaware in 1993. In this prospectus, references to MobileMedia refer to MobileMedia Communications, Inc. and its consolidated subsidiaries, but not to the parent company unless we indicate otherwise. In 1995 and 1996, MobileMedia Communications, Inc. acquired the paging and wireless messaging business of Dial Page Inc. and Mobile Communications Corporation of America for approximately $1.1 billion in the aggregate.

During 1996, MobileMedia experienced difficulties executing its post-acquisition business strategy. These difficulties related largely to the process of integration of the operations of Dial Page and MobileComm into those of MobileMedia. As a result, MobileMedia did not achieve expected growth in its subscriber base and revenues, nor did it realize anticipated efficiencies and cost reductions from the elimination of duplicative functions. During 1996, MobileMedia's financial position deteriorated. As of September 30, 1996, MobileMedia Communications, Inc. was in violation of certain financial covenants under its $750.0 million 1995 credit agreement, which resulted in the occurrence of events of default under that agreement and precluded MobileMedia from borrowing additional funds. In the fall of 1996, MobileMedia commenced negotiations with The Chase Manhattan Bank, the agent for the lenders under the 1995 credit agreement, regarding the terms of a possible financial restructuring.

  In November and December of 1996, MobileMedia sought to modify payment terms with certain of its larger vendors, some of which had not been paid in accordance with their scheduled payment terms. In the fall of 1996, Motorola, MobileMedia's largest supplier of units and pager repair parts, informed MobileMedia that it would require credit support to assure payment of approximately $35.0 million past due accounts payable and would refuse to accept orders for products or services from and refuse to make shipments to MobileMedia pending resolution of the matter. Subsequently, other key suppliers also made demands on MobileMedia for payment of their past due accounts in the aggregate amount of $11.8 million.

  Between November 1996 and January 1997, MobileMedia failed to make scheduled interest payments of approximately $25.2 million on MobileMedia's 9 3/8% notes and under MobileMedia's 1995 credit agreement.

  Negotiations between MobileMedia and the holders of the MobileMedia 9 3/8% notes and certain other outstanding notes and with MobileMedia's key suppliers continued through late 1996. When it became apparent that MobileMedia would be unable, among other things, to reach agreements with the key suppliers to resume shipments of critical inventory and equipment or to reach agreement with its lenders and on the terms of a restructuring of its indebtedness outside of Chapter 11 of the Bankruptcy Code, MobileMedia concluded that it had no practical alternative other than to seek protection under Chapter 11.

  On January 30, 1997, MobileMedia filed a voluntary petition for reorganization under Chapter 11. For subsequent developments, see "MobileMedia Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview".

The MobileMedia Acquisition

The Merger

  To consummate the MobileMedia acquisition in June, 1999, MobileMedia Communications, Inc. was merged with and into a wholly owned subsidiary of Arch. Immediately following this merger, Arch contributed all of the outstanding stock of the surviving corporation to an indirect wholly owned subsidiary of Arch. Immediately prior to the merger, MobileMedia's parent company had contributed all of its assets to MobileMedia Communications, Inc. In connection with the merger, MobileMedia Communications, Inc.'s subsidiaries were consolidated into a single subsidiary of MobileMedia Communications, Inc. which became an indirect wholly owned subsidiary of Arch as a result of the merger.

Purchase Price

  Arch acquired MobileMedia for a combination of cash and Arch securities, as follows:

  . Arch paid approximately $479.0 million in cash to certain secured creditors of the MobileMedia debtors-in-possession;

  . Arch paid a total of $58.0 million to pay fees and expenses, repay all borrowings outstanding under MobileMedia's post-petition credit facility, pay pre-petition priority claims and post-petition claims incurred by the debtors-in-possession in the ordinary course of business or authorized by the bankruptcy court, and pay principal and accrued interest plus certain indenture trustee fees outstanding under certain senior notes assumed by MobileMedia in the acquisition of the paging and wireless business of Dial Page in 1995;

  . issued 4,781,656 shares of its common stock to unsecured creditors of MobileMedia and MobileMedia's parent company;

  . issued and sold additional shares of its common stock upon exercise of transferable rights issued to unsecured creditors and issued and sold shares of its common stock and sold shares of Class B common stock to four unsecured creditors who agreed to act as standby purchasers and to purchase shares in case transferable rights to purchase those shares were not exercised. The holders of transferable rights and the standby purchasers paid a price of $6.00 per share for a total of 36,207,265 shares and a total purchase price of $217.2 million; and

  . issued to the standby purchasers warrants to acquire up to 1,225,219 shares of its common stock on or before September 1, 2001 at a warrant exercise price of $3.01 per warrant ($9.03 per share).

  Arch also issued to the holders of its common stock and Series C preferred stock on January 27, 1999 non-transferable rights to acquire up to 14,964,388 shares of its common stock at a price of $6.00 per share. A total of 102,964 non-transferable rights were exercised. Because non-transferable rights to acquire 14,861,424 shares were not exercised, Arch has distributed in their place warrants to acquire an equivalent number of shares of its common stock at the warrant exercise price of $3.01 per warrant ($9.03 per share).

Accounting Treatment

  The merger is being accounted for under the purchase method of accounting; the purchase price will be allocated based on the fair value of the assets acquired and the liabilities assumed. In accordance with GAAP, Arch will be treated as the acquiror in the merger for accounting and financial reporting purposes, and Arch will continue to report its historical financial statements as the historical financial statements of the combined company.

                                   MANAGEMENT

Directors and Executive Officers

  The directors and executive officers of Arch are:

          Name           Age                          Position
          ----           ---                          --------
C. Edward Baker, Jr.....  48 Chairman of the Board, Chief Executive Officer and Director
Lyndon R. Daniels.......  46 President and Chief Operating Officer
John B. Saynor..........  58 Executive Vice President and Director
J. Roy Pottle...........  40 Executive Vice President and Chief Financial Officer
Paul H. Kuzia...........  57 Executive Vice President/Technology and Regulatory Affairs
R. Schorr Berman(1)(2)..  50 Director
James S. Hughes(1)......  56 Director
Allan L. Rayfield(2)....  64 Director
John A. Shane(1)(2).....  66 Director
John Kornreich..........  53 Director
Edwin M. Banks..........  36 Director
H. Sean Mathis..........  51 Director

--------
(1) Member of the audit committee
(2) Member of the executive compensation and stock option committee

C. Edward Baker, Jr. has served as Chief Executive Officer and a director of Arch since 1988. Mr. Baker became Chairman of the Board of Arch in 1989. He also served as President of Arch from 1988 to January 1998. From 1986 until joining Arch in March 1988, Mr. Baker was President and Chief Executive Officer of US West Paging.

Lyndon R. Daniels joined Arch in January 1998 as President and Chief Operating Officer. From November 1993 to January 1998, Mr. Daniels was the President and Chief Executive Officer of Pacific Bell Mobile Services, a subsidiary of SBC Communications Inc. From May 1988 until November 1993, Mr. Daniels was the Chief Financial Officer of Pactel Corp., a mobile telephone company.

John B. Saynor has served as a director of Arch since 1988. Mr. Saynor has served as Executive Vice President of Arch since 1990. Mr. Saynor is a founder of Arch and served as President and Chief Executive Officer of Arch from 1986 to March 1988 and as Chairman of the Board from 1986 until May 1989.

J. Roy Pottle joined Arch in February 1998 as Executive Vice President and Chief Financial Officer. From October 1994 to February 1998, Mr. Pottle was Vice President/Treasurer of Jones Intercable, Inc., a cable television operator. From September 1989 to October 1994, he served as Vice President and Relationship Manager at The Bank of Nova Scotia, New York Agency.

Paul H. Kuzia has served as Executive Vice President/Technology and Regulatory Affairs of Arch since September 1996. He served as Vice President/Engineering and Regulatory Affairs of Arch from 1988 to September 1996. Prior to 1988, Mr. Kuzia was director of operations at Message Center Inc.

R. Schorr Berman has been a director of Arch since 1986. Since 1987, he has been the President and Chief Executive Officer of MDT Advisers, Inc., an investment adviser. He is a director of Mercury Computer Systems, Inc. as well as a number of private companies.

James S. Hughes has been a director of Arch since 1986. Since 1987, he has been President and Chief Executive Officer of Norwich Corporation, a real estate investment and service firm, and, since 1992, he has served as President and Managing Director of Inventa Corporation, an international business development firm.

Allan L. Rayfield has been a director of Arch since 1997. He has been a consultant since 1995. From November 1993 until December 1994, Mr. Rayfield served as Chief Executive Officer of M/A Com Inc., a microwave electrical manufacturing company. From April 1991 until November 1993, he served as Chief Operating Officer of M/A Com Inc. He is a director of Parker Hannifin Corporation and Acme Metals Incorporated.

John A. Shane has been a director of Arch since 1988. He has been the President of Palmer Service Corporation since 1972. He has been a general partner of Palmer Partners L.P., a venture capital firm, since 1981. He serves as a director of Overland Data, Inc., United Asset Management Corporation and Gensym Corporation and as a trustee of Nvest Funds.

John Kornreich has been a director of Arch since June 1998. Mr. Kornreich has served as a Managing Director of Sandler Capital Management Co., Inc. since 1988.

Edwin M. Banks has been employed by W.R. Huff Asset Management since 1988 and currently serves as a portfolio manager. From 1985 until he joined W.R. Huff, Mr. Banks was employed by Merrill Lynch & Company. Mr. Banks also serves as a director of Magellan Health Services, formerly Charter Medical Corporation, and e.spire Corporation, formerly American Communications Services, Inc..

H. Sean Mathis has been Chairman of the Board and Chief Executive Officer of Allis Chalmers, Inc. since January 1996 and previously served as a Vice President of that company since 1989. From July 1996 to September 1997, Mr. Mathis was Chairman of the Board of Universal Gym Equipment Inc., a privately owned company which filed for protection under the Bankruptcy Code in July 1997. From 1991 to 1993, Mr. Mathis was President of RCL Acquisition Corp., and from 1993 to 1995 he was President and a director of RCL Capital Corporation, which was merged into DISC Graphics in November 1995. Previously, Mr. Mathis was a director and Chief Operating Officer of Ameriscribe Corporation. Mr. Mathis is a director of Thousand Trails, Inc.

  Arch's certificate of incorporation and by-laws provide that Arch has a classified board of directors composed of three classes, each of which serves for three years, with one class being elected each year. The term of Messrs. Saynor, Shane and Mathis will expire at Arch's annual meeting of stockholders to be held in 2000. The term of Messrs. Baker, Berman and Kornreich will expire at Arch's annual meeting of stockholders to be held in 2001. The term of Messrs. Hughes, Rayfield and Banks will expire at Arch's annual meeting of stockholders to be held in 2002.

  Two of the standby purchasers, W.R. Huff and Whippoorwill, have the right to designate one member each for election to Arch's board of directors. This right of designation will continue through 2002 for W.R. Huff and 2003 for Whippoorwill if the designating stockholder is still entitled to cast at least 5% of all votes at an Arch stockholders' meeting, and will continue afterwards if the designating stockholder is still entitled to cast at least 10% of all such votes. Under this arrangement, Mr. Banks has been elected to Arch's board of directors on behalf of W.R. Huff and Mr. Mathis has been elected on behalf of Whippoorwill.

  The holders of Series C preferred stock have the right, voting as a separate class, to elect one member of Arch's board of directors, and such director has the right to be a member of any committee of the board. Mr. Kornreich is currently the director elected by the holders of Series C preferred stock. This right of designation will terminate if less than 50% of the Series C preferred stock remains outstanding.

  Arch's executive officers are elected by the board of directors and hold office until their successors are elected or until their earlier death, resignation or removal.

  Most of Arch's executive officers have entered into non-competition agreements with Arch which provide that they will not compete with Arch for one year following termination, or recruit or hire any other Arch employee for three years following termination. See "--Executive Retention Agreements".

Certain Relationships and Related Transactions

  Arch and three other entities have co-founded an offshore corporation to pursue wireless messaging opportunities in Latin America. Arch and Mr. Hughes each contributed $250,000 to this offshore corporation and each owns approximately 12% of its equity. Arch's Board of Directors has approved an additional investment of $200,000 by Arch, subject to certain conditions.

  Between August 6, 1998 and October 28, 1998, Arch's board of directors approved three full recourse, unsecured demand loans totaling $279,500 from Arch to Mr. Baker. The loans bear interest at approximately 5% annually.

Board Committees

  Arch's board of directors has an audit committee and an executive compensation and stock option committee. The audit committee reviews the annual consolidated financial statements of Arch and its subsidiaries before their submission to Arch's board of directors and consults with Arch's independent public accountants to review financial results, internal financial controls and procedures, audit plans and recommendations. The audit committee also recommends the selection, retention or termination of independent public accountants and approves services provided by independent public accountants prior to the provision of such services. The compensation committee recommends to Arch's board the compensation of executive officers, key managers and directors and administers Arch's stock option plans. Arch's board of directors has no standing nominating committee.

Indemnification and Director Liability

  Arch's certificate of incorporation eliminates the liability of its directors for monetary damages for breaches of fiduciary duties, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. The certificate of incorporation also requires Arch to indemnify its directors and officers to the fullest extent permitted by the Delaware corporations statute.

Executive Compensation

Summary Compensation Table

  The annual and long-term compensation of Arch's Chief Executive Officer and other executive officers named below was as follows for the years ended December 31, 1996, 1997 and 1998:

                           Summary Compensation Table

                                                                                        Long-Term
                                                        Annual Compensation            Compensation
                                              --------------------------------------- --------------
                                                                     Other Annual
Name and Principal Position During 1997  Year Salary $ Bonus $(1) Compensation ($)(2) Options (#)(3)
---------------------------------------  ---- -------- ---------- ------------------- --------------
C. Edward Baker, Jr.....                 1998 $373,742  $135,000       $    600          151,554(4)
 Chairman, President and                 1997  353,317   227,500            600           16,545(4)
 Chief Executive Officer                 1996  329,050    36,833            600           89,621(5)(6)
Lyndon R. Daniels.......                 1998  295,416       --         113,905(7)        46,666
 President and Chief                     1997      --        --             --               --
 Operating Officer
 (joined Arch in January
 1998)
J. Roy Pottle...........                 1998  179,200       --          99,304(7)        30,000
 Executive Vice                          1997      --        --             --               --
 President and Chief
 Financial Officer
 (joined Arch in
 February 1998)
John B. Saynor..........                 1998  157,646    41,770            600           17,247(8)
 Executive Vice
 President                               1997  153,188    72,900            600            5,302(9)
                                         1996  146,867    15,300            600            6,667(6)
Paul H. Kuzia...........                 1998  165,489    58,435            600           29,616(9)
 Executive Vice                          1997  157,633    77,400            600            5,629(9)
 President/Technology
  and Regulatory Affairs                 1996  133,800    14,620            600            2,667(6)

--------
 (1) Represents bonus paid in such fiscal year with respect to prior year.
 (2) Represents Arch's matching contributions paid under Arch's 401(k) plan.
 (3) No restricted stock awards or SARs were granted to any of the named executive officers during the years ended December 31, 1996, 1997 or 1998.
 (4) Includes options to purchase 136,563 shares granted as part of Arch's January 16, 1998 option repricing program.
 (5) Includes options to purchase 35,620 shares replaced in connection with Arch's October 23, 1996 option repricing program.
 (6) Option replaced in connection with Arch's January 16, 1998 option repricing program.
 (7) Represents reimbursement for certain relocation costs and associated taxes.
 (8) Includes options to purchase 11,968 shares granted as part of Arch's January 16, 1998 option repricing program.
 (9) Includes options to purchase 23,229 shares granted as part of Arch's January 16, 1998 option repricing program.

Executive Retention Agreements

  Arch is a party to executive retention agreements for a total of 16 executives, including Messrs. Baker, Daniels, Kuzia, Pottle and Saynor.

  The purpose of the executive retention agreements is to assure the continued employment and dedication of the executives without distraction from the possibility of a change in control of Arch as defined in the executive retention agreements. The executive will be eligible to receive benefits if a change in control occurs, and Arch terminates the executive's employment at any time within the following 12 months except for cause, disability or death, or the executive terminates employment for good reason, as defined in the executive retention agreements. Such benefits will include (1) a lump sum cash severance payment equal to a specified multiple of the executive's annual base salary in effect at the time of the change in control plus a specified multiple of the executive's average annual bonus paid during the previous three full calendar years, (2) payment of any accrued but unpaid base salary plus any other amounts earned but unpaid through the date of termination and (3) any amounts or benefits required to be paid or provided to the executive or which the executive is eligible to receive following the executive's termination under any plan, program, policy, practice, contract or agreement of Arch. In addition, for up to 12 months after termination, Arch must provide the executive with life, disability, accident and health insurance benefits similar to those previously maintained until the executive becomes reemployed with another employer and is eligible to receive substantially equivalent benefits. The specified multiple of salary and bonus for Messrs. Baker, Daniels, Kuzia, Pottle and Saynor is three, and the specified multiple for the other executives is one or two. Good reason is defined to include, among other things, a material reduction in employment responsibilities, compensation or benefits. In the case of Mr. Baker, good reason includes his not becoming the chief executive officer of any entity succeeding or controlling Arch.

Stock Option Grants

  The following options were granted to the five executive officers named in the summary compensation table during 1998. No SARs were granted during 1998.

                       Option Grants in Last Fiscal Year

                                                                                 Potential
                                                                                Realizable
                                                                             Value at Assumed
                                                                              Annual Rates of
                                                                                Stock Price
                                                                               Appreciation
                                         Individual Grants                  for Options Term(3)
                         -------------------------------------------------- -------------------
                                        Percent of
                                          Total
                                       Options/SARs
                         Options/SARs   Granted to  Exercise or
                           Granted     Employee in   Base Price  Expiration
                            (#)(1)     Fiscal Year  ($/Share)(2)    Date     5% ($)   10% ($)
                         ------------  ------------ ------------ ---------- -------- ----------
C. Edward Baker, Jr. ...    14,991         2.31%      $13.5939    03/04/08  $128,143 $  324,739
                           136,563(4)     21.00        15.1875    01/16/08   553,600  2,110,041
Lyndon R. Daniels.......    46,666         7.18        14.8125    01/02/08   434,723  1,101,674
J. Roy Pottle...........    30,000         4.61        10.6875    02/17/08   201,639    510,994
John B. Saynor..........     5,279         0.81        13.5939    03/04/08    45,122    114,349
                            11,968(4)      1.84        15.1875    01/16/08    48,517    184,924
Paul H. Kuzia...........     6,387         0.98        13.5939    03/04/08    54,603    138,375
                            23,229(4)      3.57        15.1875    01/16/08    94,166    358,913

--------
(1) Options generally become exercisable at a rate of 20% of the shares subject to the option on the first anniversary of the date of grant and 5% of the shares subject to the option per calendar quarter thereafter.
(2) The exercise price is equal to the fair market value of common stock on the date of grant.
(3) Amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option terms. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the options were granted and are not intended to forecast future appreciation of the price of the common stock. The named executive officers will realize gain upon the exercise of these options only if there is an increase in the price of common stock which benefits all Arch stockholders proportionately.
(4) Option granted as part of the January 16, 1998 option repricing program.

Option Exercises and Year-End Option Table

  The named executive officers exercised no stock options or SARs during 1998. They held the following stock options as of December 31, 1998:

              Aggregated Options/SAR Exercises in Last Fiscal Year
                       and Fiscal Year-end Options Values

                                                  Number of Securities        Value of Unexercised
                           Shares                  Underlying Options         In-the-Money Options
                         Acquired on  Value        at Fiscal Year-End          at Fiscal Year-End
                          Exercise   Realized (Exercisable/Unexercisable)  (Exercisable/Unexercisable)
          Name               (#)      ($)(1)              (#)                        ($)(2)
          ----           ----------- -------- ---------------------------- ---------------------------
C. Edward Baker, Jr ....   31,344    $270,342        37,914        113,641           --            --
Lyndon R. Daniels.......      --          --            --          46,666           --            --
John B. Saynor..........      --          --          1,668         15,580           --            --
J. Roy Pottle...........      --          --            --          30,000           --            --
Paul H. Kuzia...........      --          --          6,644         22,973           --            --

--------
(1) Represents the difference between the exercise price and the fair market value of common stock on the date of exercise.
(2) Based on the fair market value of common stock on December 31, 1998 ($4.3125 per share) less the option exercise price.

Compensation Committee Interlocks and Insider Participation

  The current members of Arch's compensation committee are R. Schorr Berman, Allan L. Rayfield and John A. Shane. Messrs. Berman, Rayfield and Shane served on the compensation committee throughout 1998, and Mr. Rayfield joined the compensation committee upon his election as a director in July 1998.

  C. Edward Baker, Jr., the chairman and chief executive officer of Arch, makes recommendations and participates in discussions regarding executive compensation, but he does not participate directly in discussions regarding his own compensation. No current executive officer of Arch has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity that has an executive officer who serves as a director of Arch or as a member of the compensation committee of Arch.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information about the beneficial ownership of Arch's common stock as of June 30, 1999, after consummation of the MobileMedia acquisition and the implementation of the reverse stock split, by

  . each person who is known by Arch to beneficially own more than 5% of its outstanding shares of common stock;

  . each current director of Arch;

  . Arch's chief executive officer and the other named executive officers;
    and

  . all current directors and executive officers of Arch as a group.

  Beneficial ownership is determined in accordance with the rules of the SEC based upon voting or investment power over the securities. The number of shares of common stock outstanding that is used in calculating the percentage for each listed person includes any shares that that person has the right to acquire through exercise of warrants or options within 60 days after June 30, 1999. These shares, however, are not deemed to be outstanding for the purpose of calculating the percentage beneficially owned by any other person.

  Unless otherwise indicated, each person or entity listed in the table has sole voting power and investment power, or shares such power with his spouse, with respect to all shares of capital stock listed as owned by such person or entity. The inclusion of shares in the table does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of the shares.

  The table reflects

  . the issuance of a total of 40,988,921 shares of common stock and Class B common stock to the unsecured creditors of MobileMedia and to the stockholders of Arch;

  . the distribution of warrants to acquire 1,225,219 shares of common stock to the standby purchasers and warrants to acquire 14,861,424 shares of common stock to stockholders of Arch who did not exercise their nontransferable subscription rights; and

  . a one-for-three reverse stock split. All numbers of shares in this prospectus have been adjusted to reflect this reverse stock split.

  The table assumes

  . the conversion of Series C preferred stock into common stock at the current conversion price of $16.38 per share; and

  . the conversion of Class B common stock into common stock at a one-for-one conversion ratio.

  Because Class B common stock is not entitled to vote in the election of directors, the voting power of its holders is less than their percentages of beneficial ownership shown in the table. Thus, the four standby purchasers listed in the table would be entitled to cast a maximum of 49.0% of the votes in the election of directors, assuming that they --and only they-- exercised outstanding options and warrants. This contrasts with the more than 54.9% of beneficial ownership which is obtained by adding their individual beneficial ownership percentages in the table.

                                                       Number of Shares
                                        ----------------------------------------------
                                            Shares     Options and Warrants
                                        Outstanding at Exercisable Prior to
                 Name                    June 30, 1999  August 29, 1999       Total    Percentage
                 ----                   -------------- -------------------- ---------- ----------
Sandler Capital Management (1)........     1,649,121        2,751,495        4,400,616    8.8%
C. Edward Baker, Jr...................        37,433          127,552          164,985     *
Lyndon R. Daniels.....................         4,000           20,915           24,915     *
John B. Saynor........................        64,641          116,975          181,616     *
J. Roy Pottle.........................           --             9,000            9,000     *
Paul H. Kuzia.........................         1,319           14,717           16,036     *
R. Schorr Berman (2)..................       655,663        1,139,282        1,794,945    3.6%
James S. Hughes.......................        40,196           46,670           86,866     *
John Kornreich (3)....................     1,728,982        2,890,124        4,619,106    9.3%
Allan L. Rayfield.....................           333            3,076            3,409     *
John A. Shane (4).....................         6,855           16,852           23,707     *
Edwin M. Banks (5)....................     8,834,357          569,002        9,403,359   18.9%
H. Sean Mathis .......................           --             1,000            1,000     *
W.R. Huff Asset Management Co., L.L.C.
 (6)..................................     8,834,357          568,002        9,402,359   18.9%
The Northwestern Mutual Life Insurance
 Company (7)..........................     3,243,630          207,543        3,451,173    6.9%
Credit Suisse First Boston
 Corporation..........................     4,504,319            9,770        4,514,089    9.1%
Whippoorwill Associates, Inc. (8).....     7,706,045          439,904        8,145,949   16.4%
Resurgence Asset Management L.L.C. (9)
Resurgence Asset Management
International L.L.C. (9)
Re/Enterprise Asset Management, L.L.C.
(9)...................................     8,919,361              --         8,919,361   17.9%
All current directors and executive
 officers of Arch as a group (12
 persons).............................    11,373,779        4,955,165       16,328,944   32.7%

--------
*Less than 1%
 (1) Sandler has sole voting and investment power over 116,000 of such shares and 200,500 of the shares issuable upon exercise of warrants and shared voting and investment power over the remaining shares and warrants.
 (2) Includes 649,330 shares and 1,122,334 shares issuable upon exercise of warrants held by Memorial Drive Trust, over which Mr. Berman may be deemed to share voting and investment power as administrator and chief executive officer of Memorial Drive Trust. Mr. Berman disclaims beneficial ownership of such shares held by Memorial Drive Trust.
 (3) Includes 1,649,121 shares and 2,751,495 shares issuable upon exercise of warrants beneficially owned by Sandler, over which Mr. Kornreich may be deemed to have voting and investment power as managing director, and 63,333 shares beneficially owned by two limited partnerships, over which Mr. Kornreich may be deemed to have voting and investment power as a general partner. Mr. Kornreich disclaims beneficial ownership of all such shares.
 (4) Includes 350 shares and 606 shares issuable upon exercise of warrants owned by Palmer Service Corporation, over which Mr. Shane may be deemed to have voting and investment power as president and sole stockholder of Palmer Service Corporation, 159 shares issuable upon conversion of $8,000 principal amount of Arch's 6 3/4% convertible subordinated debentures due 2003 held by Palmer Service Corporation, and 418 shares issuable upon conversion of Arch's 6 3/4% convertible subordinated debentures held by Mr. Shane. See "Description of Outstanding Indebtedness--Arch Convertible Debentures".
 (5) Includes 7,528,218 shares and 568,002 shares issuable upon exercise of warrants W.R. Huff manages on behalf of various discretionary accounts and 1,306,139 shares held by The Huff Alternative Income Fund, L.P., an affiliate of W.R. Huff. This director is a portfolio manager of W.R. Huff. This director disclaims beneficial ownership of all such shares.
 (6) Consists of 7,528,218 shares and 568,002 shares issuable upon exercise of warrants W.R. Huff manages on behalf of various discretionary accounts and 1,306,139 shares held by The Huff Alternative Income Fund, L.P., an affiliate of W.R. Huff. This standby purchaser disclaims beneficial ownership of these shares.
 (7) Consists of 2,632,048 shares held by The Northwestern Mutual Life Insurance Company, 158,287 of which are issuable upon exercise of warrants, 638,686 shares held in The Northwestern Mutual Life Insurance Company Group Annuity Separate Account (as to which The Northwestern Mutual Life Insurance Company has shared voting and investment power), 38,361 of which are issuable upon exercise of warrants, and 180,439 shares held by the High Yield Bond Portfolio of Northwestern Mutual Series Fund, Inc., a wholly-owned subsidiary of The Northwestern Mutual Life Insurance Company and a registered investment company, 10,895 shares of which are issuable upon exercise of warrants. Northwestern Mutual Investment Services, LLC, a wholly-owned subsidiary of The Northwestern Mutual Life Insurance Company and a registered investment advisor, serves as investment adviser to the High Yield Bond Portfolio of Northwestern Mutual Series Fund, Inc.

 (8) All of such shares are owned by various limited partnerships, a limited liability company, a trust and third party accounts for which Whippoorwill Associates, Inc. has discretionary authority and acts as general partner or investment manager.
 (9) Resurgence Asset Management, L.L.C., Resurgence Asset Management International L.L.C. and Re/Enterprise Asset Management, L.L.C. exercise voting power and investment power over these shares on behalf of certain client accounts and accounts managed by their affiliates with which such powers are shared. Additionally, employees of Resurgence Asset Management, L.L.C., Resurgence Asset Management International L.L.C. and Re/Enterprise Asset Management, L.L.C. and their affiliates have an indirect beneficial interest in certain of the client entities which own these shares. Each of Resurgence Asset Management, L.L.C., Resurgence Asset Management International L.L.C. and Re/Enterprise Asset Management, L.L.C. disclaims beneficial ownership of shares owned by their clients. James B. Rubin shares voting and investment power in the above shares as Chief Investment Officer and a Manager of each of Resurgence Asset Management, L.L.C., Resurgence Asset Management International L.L.C. and Re/Enterprise Asset Management, L.L.C. Mr. Rubin disclaims beneficial ownership of these shares.

  Each person or entity listed in the table has an address c/o Arch's parent company except for:

  . Sandler Capital Management, 767 Fifth Avenue, 45th Floor, New York, New
    York 10153

  . W.R. Huff Asset Management Co., L.L.C., 67 Park Place, Ninth Floor,
    Morristown, NJ 07960

  . The Northwestern Mutual Life Insurance Company, 720 East Wisconsin
    Avenue, Milwaukee, Wisconsin 53202

  . Credit Suisse First Boston Corporation, 11 Madison Avenue, New York, New
    York 10010

  . Whippoorwill Associates, Inc., 11 Martine Avenue, White Plains, New York
    10606

  . Resurgence Asset Management L.L.C., 10 New King Street, 1st Floor, White
    Plains, New York 10604.

                           DESCRIPTION OF SECURITIES

  Arch's authorized capital stock consists of 100,000,000 shares of common stock, 21,666,666 shares of Class B common stock and 10,000,000 shares of preferred stock, consisting of 300,000 shares of Series B preferred stock 250,000 shares of Series C preferred stock and 9,450,000 additional shares of preferred stock. Each share has a par value of $.01. On July 31, 1999, there were 42,700,521 outstanding shares of common stock held by approximately 190 stockholders of record, 5,360,261 outstanding shares of Class B common stock held by approximately 4 stockholders of record and 250,000 outstanding shares of Series C preferred stock held by 9 stockholders of record.

  The following summary of certain provisions of common stock, Class B common stock, preferred stock, Series C preferred stock, warrants and Arch's certificate of incorporation and by-laws is not intended to be complete and is qualified by reference to the provisions of applicable law and to the certificate of incorporation and by-laws. To learn how to obtain copies of the certificate of incorporation and by-laws, see "Where You Can Find More Information".

Common Stock

  Holders of common stock are entitled to one vote per share. They are entitled to receive dividends when and if declared by Arch's board of directors and to share, on the basis of their shareholdings, in the assets of Arch that are available for distribution to its stockholders in the event of liquidation. These rights of the common stock are subject to any preferences or participating or similar rights of any series of preferred stock that is outstanding at the time. Holders of common stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of common stock are fully paid and nonassessable. Holders of common stock do not have cumulative voting rights.

Class B Common Stock

  The Class B common stock is identical to common stock, except that holders of Class B common stock are not entitled to vote in the election of directors and are entitled to 1/100th of a vote per share on all other matters. Class B common stock and common stock vote together as a single class, except as otherwise required by law.

  Class B common stock has been issued only to the standby purchasers and their affiliates, and only to the extent that the standby purchasers and their affiliates would otherwise have owned, in the aggregate, more than 49.0% of the outstanding shares of capital stock of Arch generally entitled to vote in the election of directors or more than 49.0% of the voting power of the outstanding voting shares upon consummation of the MobileMedia acquisition, assuming the conversion of all convertible securities and assuming the exercise of all warrants held by the standby purchasers and their affiliates. Any shares of Class B common stock transferred by any standby purchaser to any transferee other than another standby purchaser will automatically convert into an equal number of shares of common stock. Class B Common Stock has been used so that the issuance of stock to the standby purchasers in connection with the MobileMedia acquisition would not trigger the change of control repurchase provisions contained in the indentures governing certain outstanding indebtedness of Arch. See "Risk Factors--Debt instruments restrict operations" and "Description of Certain Indebtedness".

Preferred Stock

  Arch's board of directors is authorized, without any further action by the stockholders of Arch, to issue preferred stock from time to time in one or more series and to fix the voting, dividend, conversion, redemption and liquidation rights and preferences of any such series and whatever other designations, preferences and special rights Arch's board of directors may decide upon. Arch does not have any present plans to issue shares of its preferred stock, other than the shares of Series C preferred stock currently outstanding.

Series C Preferred Stock

  The Series C preferred stock has the rights and preferences summarized below:

  Conversion. The Series C preferred stock was convertible into common stock at an initial conversion rate of 18.18 shares of common stock for each share of Series C preferred stock, subject to certain adjustments. These adjustments include the issuance of common stock, or rights or options for common stock, at a price less than the market price of common stock. The conversion of the Series C preferred stock automatically adjusts on a quarterly basis to reflect the accrual of dividends to the extent that dividends are not paid on a current basis in cash or stock. Until September 30, 1999, the conversion rate will be 6.61-to-1, so that 1,652,773 shares of common stock are issuable upon the conversion of all shares of Series C preferred stock in the aggregate. This aggregate number of common shares increases by approximately 32,000 shares per quarter.

  Dividends. The Series C preferred stock earns dividends at an annual rate of 8.0% payable when declared quarterly in cash or, at Arch's option, through the issuance of shares of common stock valued at 95% of the then prevailing market price. If not paid quarterly, dividends accumulate and become payable upon redemption or conversion of the Series C preferred stock or upon liquidation of Arch.

  Voting Rights. So long as at least 50% of the Series C preferred stock remains outstanding, the holders of the Series C preferred stock have the right, voting as a separate class, to designate one member of the boards of directors of Arch and a principal subsidiary. The director has the right to be a member of any committee of either board of directors. On all other matters, the Series C preferred stock and the common stock vote together as a single class. Each share of Series C preferred stock is entitled to as many votes as the number of shares of common stock into which it is convertible (6.61 until September 30, 1999).

  Redemption. Holders of Series C preferred stock may require Arch to redeem the Series C preferred stock in the year 2005. Arch may elect to pay the redemption price in cash or in common stock valued at 95% of its then prevailing market price. Series C preferred stock is subject to redemption for cash or common stock at Arch's option in specified circumstances.

  Liquidation Preference. Upon liquidation, dissolution or winding up of Arch, before any distribution or payment is made to holders of common stock, Arch must pay to the holders of Series C preferred stock $100.00 per share of Series C preferred stock, subject to specified adjustments, plus any accrued and unpaid dividends on such shares of Series C preferred stock. If the assets of Arch are insufficient to permit full payment of such liquidation preferences to the holders of Series C preferred stock, then the assets will be distributed pro rata among the holders of the Series C preferred stock.

Warrants

  In connection with the MobileMedia acquisition, Arch has issued:

  . warrants to acquire up to 1,225,220 shares of common stock to the standby purchasers and

  . warrants to acquire up to 14,861,424 shares of common stock to persons who were holders of record of common stock and Series C preferred stock on January 27, 1999.

  Each warrant represents the right to purchase one-third of one share of common stock. The warrant exercise price of $3.01 per warrant ($9.03 per share) is equal to the amount that would result at September 1, 2001 from an investment of $2.00 made upon consummation of the MobileMedia acquisition on June 3, 1999, assuming a 20% per annum internal rate of return. This exercise price was determined by negotiations between Arch and MobileMedia.

  Each warrant will be evidenced by a warrant certificate, and will be subject to its terms. This includes any warrants that may be issued upon partial exercise, replacement, or transfer of outstanding warrants. Arch has entered into a warrant agreement with The Bank of New York, as warrant agent. The warrant agreement governs the terms relating to the issuance, form, registration, exercise, transfer and exchange of warrants, as well as adjustment provisions. The warrant agent will keep books for registration and transfer of the warrant certificates issued by Arch. Arch and the warrant agent will be entitled to treat the registered holder of any warrant certificate as the sole owner of the warrants represented by the warrant certificate for all purposes and will not be bound to recognize any equitable or other claim or interest in the warrants on the part of any other person.

  Warrants may be exercised by their holders, in whole or in part, at any time and from time to time prior to 5:00 p.m., New York City time, on September 1, 2001. However, holders will be able to exercise their warrants only if

  . a current registration statement under the Securities Act is then in effect and Arch has delivered to each person exercising a warrant a current prospectus meeting the requirements of the Securities Act, or

  . the exercise of the warrants is exempt from the registration requirements of the Securities Act, and the shares underlying the warrants are qualified for sale or exempt from qualification under the applicable securities laws of the states of residence of the holder of the warrants to be exercised and any other persons to whom it is proposed that the shares be issued upon exercise of the warrants.

  The warrant exercise price or the number of shares purchasable upon exercise of the warrants will be subject to adjustment from time to time upon the occurrence of stock dividends, stock splits, reclassifications, issuances of stock or options at prices below prevailing market prices and other events described in the warrant agreement. Arch may irrevocably reduce the warrant exercise price for any period of at least 20 calendar days to any amount that exceeds the par value of common stock. Warrant holders will not receive fractional shares or fractional interests in any other securities upon the exercise of warrants. Instead, the warrant holder will receive cash based upon an appropriate fraction of the then prevailing market price per share of common stock. Arch will deliver to warrant holders copies of its annual report and the same other information, documents, and other reports as Arch is required to file with the SEC and furnishes to its stockholders.

Foreign Ownership Restrictions

  Under the Communications Act, not more than 25% of Arch's capital stock may be owned or voted by aliens or their representatives, a foreign government or its representative or a foreign corporation if the FCC finds that the public interest would be served by denying such ownership. See "Industry Overview-- Regulation". Accordingly, Arch's certificate of incorporation provides that Arch may redeem outstanding shares of its stock from certain holders if the continued ownership of such stock by such holders, because of their foreign citizenship or otherwise, would place the FCC licenses held by Arch in jeopardy. Required redemptions, if any, will be made at a price per share equal to the lesser of the fair market value of the shares, as defined in the certificate of incorporation, or, if such shares were purchased within one year prior to the redemption, the purchase price of such shares.

Anti-Takeover Provisions

  Certain provisions of Delaware law and Arch's certificate of incorporation and by-laws may have the effect of delaying, making more difficult or preventing a change in control or acquisition of Arch by means of a tender offer, a proxy contest or otherwise. These provisions, as summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Arch first to negotiate with Arch. Arch believes that the benefits of increased protection of Arch's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Arch outweigh the disadvantages of discouraging such proposals because, among other things, negotiations with respect to such proposals could result in an improvement of their terms.

Rights Plan

  Under Arch's preferred stock rights plan, each outstanding share of common stock has attached to it one purchase right. Each purchase right entitles its holder to purchase from Arch a unit consisting of one one-thousandth of a share of Series B preferred stock at a cash purchase price of $150.00 per preferred stock unit, subject to adjustment. The purchase rights automatically attach to and trade together with each share of common stock.

  The purchase rights are not exercisable or transferable separately from the shares of common stock to which they are attached until ten business days following the earlier of

  . a public announcement that an acquiring person, or group of affiliated or associated acquiring persons, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of the common stock, or up to 33% in certain specified circumstances described below, or

  . the commencement of a tender offer or exchange offer that would result in a person or group individually owning 30% or more of then outstanding shares of common stock.

  The purchase rights will not become exercisable, however, if the acquiring person offers to purchase all outstanding shares of common stock and Arch's independent directors determine that such offer is fair to Arch's stockholders and in their best interests.

  If the purchase rights become exercisable, each holder of a purchase right, other than the acquiring person, will have the right to use the exercise price of the purchase right ($150.00) to purchase shares of common stock at one-half of their then current market price. All purchase rights that are beneficially owned by an acquiring person will become null and void in such circumstances.

  If an acquiring person acquires common stock and

  . Arch is acquired in a merger or other business combination transaction in which Arch is not the surviving corporation or the common stock is changed or exchanged, except for a merger that follows an offer determined to be fair by Arch's independent directors as described above, or

  . 50% or more of Arch's assets or earning power is sold or transferred each holder of a purchase right, other than the acquiring person, will have the right to use the exercise price of the purchase right ($150.00) to purchase shares of common stock of the acquiring company at one-half of their then current market price.

  The purchase rights are not currently exercisable. In connection with the MobileMedia acquisition, Arch amended the preferred stock rights plan to permit each standby purchaser to acquire, without becoming an acquiring person, up to
(1) the number of shares distributed to it or purchased by it in connection with the MobileMedia acquisition, plus (2) an additional 5% of the outstanding common stock, but in no event more than a total of 33% of such outstanding stock for W.R. Huff, 27% for Whippoorwill, 26% for CS First Boston, 15.5% for Northwestern Mutual or 19.0% for Resurgence. The standby purchasers will not be considered to be a group for purposes of the preferred stock rights plan solely because of performance of their contractual commitments as standby purchasers.

Classified Board of Directors

  Arch's certificate of incorporation and by-laws provide that Arch's board of directors will be divided into three classes, with the terms of each class expiring in a different year. The by-laws provide that the number of directors will be fixed from time to time exclusively by the board of directors, but shall consist of not more than 15 nor less than three directors. A majority of the board of directors then in office has the sole authority to fill in any vacancies on the board of directors. The certificate of incorporation provides that directors may be removed only by the affirmative vote of holders of at least 80% of the voting power of all then outstanding shares of stock, voting together as a single class.

Stockholder Actions and Meetings

  Arch's certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting. The certificate of incorporation and by-laws provide that special meetings of stockholders can be called by the chairman of the board, pursuant to a resolution approved by a majority of the total number of directors which

Arch would have if there were no vacancies on the board of directors, or by stockholders owning at least 20% of the stock entitled to vote at the meeting. The business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by the chairman of the board, or at the request of a majority of the members of the board of directors, or as specified in the stockholders' call for a meeting.

  The by-laws set forth an advance notice procedure with regard to the nomination of candidates for election as directors who are not nominees of the board of directors. The by-laws provide that any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors only if detailed written notice has been given to the Secretary of Arch within specified time periods.

Amendment of Certain Provisions of Arch's Certificate of Incorporation and By-laws

  Arch's certificate of incorporation requires the affirmative vote of the holders of at least 80% of the voting power of all then outstanding shares of stock, voting together as a single class, to amend specified provisions of the certificate of incorporation. These include provisions relating to the removal of directors, the prohibition on stockholder action by written consent instead of a meeting, the procedural requirements of stockholder meetings and the adoption, amendment and repeal of certain articles of the by-laws.

Consideration of Non-Economic Factors in Acquisitions

  Arch's certificate of incorporation empowers Arch's board of directors, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. These factors may include: (1) comparison of the proposed consideration to be received by stockholders in relation to the then current market price of the capital stock, the estimated current value of Arch in a freely negotiated transaction, and the estimated future value of Arch as an independent entity;
(2) the impact of such a transaction on the subscribers and employees of Arch and its effect on the communities in which Arch operates; and (3) the ability of Arch to fulfill its objectives under applicable statutes and regulations.

Restrictions on Purchases of Stock by Arch

  Arch's certificate of incorporation prohibits Arch from repurchasing any shares of Arch's stock from any person, entity or group that beneficially owns 5% or more of Arch's then outstanding voting stock at a price exceeding the average closing price for the twenty trading business days prior to the purchase date, unless a majority of Arch's disinterested stockholders approves the transaction. A disinterested stockholder is a person who holds less than 5% of the voting power of Arch. This restriction on purchases by Arch does not apply to (1) any offer to purchase a class of Arch's stock which is made on the same terms and conditions to all holders of the class of stock, (2) any purchase of stock owned by such a 5% stockholder occurring more than two years after such stockholder's last acquisition of Arch's stock, (3) any purchase of Arch's stock in accordance with the terms of any stock option or employee benefit plan, or (4) any purchase at prevailing marketing prices pursuant to a stock repurchase program.

"Blank Check" Preferred Stock

  Arch's board of directors is authorized, without any further action by the stockholders of Arch, to issue preferred stock from time to time in one or more series and to fix the voting, dividend, conversion, redemption and liquidation rights and preferences of any such series and whatever other designations, preferences and special rights the board of directors may determine. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under certain circumstances, be used as a means of discouraging, delaying or preventing a change of control in Arch.

Delaware Anti-Takeover Statute

  Section 203 of the Delaware corporations statute is applicable to publicly held corporations organized under the laws of Delaware, including Arch. Subject to various exceptions, Section 203 provides that a corporation may not engage in any "business combination" with any "interested stockholder" for a three-year period after such stockholder becomes an interested stockholder unless the interested stockholder attained that status with the approval of the board of directors or the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions which result in a financial benefit to the interested stockholder. Subject to various exceptions, an interested stockholder is a person who, together with affiliates and associates, owns 15% or more of the corporation's outstanding voting stock or was the owner of 15% or more of the outstanding voting stock within the previous three years. Under certain circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period. The stockholders may elect not to be governed by Section 203, by adopting an amendment to the corporation's certificate of incorporation or by-laws which becomes effective twelve months after adoption. Arch's certificate of incorporation and by-laws do not exclude Arch from the restrictions imposed by Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring Arch to negotiate in advance with Arch's board of directors.

Transfer Agent and Registrar

  The transfer agent and registrar for common stock is The Bank of New York, 101 Barclay Street, New York, New York 10286.

Registration Rights

  The warrants issued in connection with the MobileMedia acquisition are generally freely tradeable under the Securities Act, so long as the holder is not deemed to be an affiliate of Arch following the acquisition within the meaning of Rule 144 under the Securities Act or an underwriter within the meaning of Section 2(11) of the Securities Act. Securities of Arch held by a person deemed to be an "affiliate" of Arch may be sold under Rule 144 subject to certain restrictions.

  As required by a registration rights agreement between Arch and the standby purchasers, Arch has registered the warrants, together with the shares of common stock which may be issued upon exercise of warrants and certain other shares, for resale by the standby purchasers or other persons who may be deemed to be underwriters. The standby purchasers' registration rights agreement required Arch to file a shelf registration statement and have it declared effective, so that resales can be made of the following types of registrable securities: (1) warrants, (2) common stock and Class B common stock currently owned by the standby purchasers or acquired after the date of this prospectus,
(3) common stock issuable upon exercise of warrants, (4) common stock issuable upon conversion of the Class B common stock owned by such standby purchasers, and (5) other securities, if any, received from Arch by reason of stock dividends or similar matters. Arch is required to use its reasonable best efforts to keep such shelf registration statement continuously effective until March 1, 2003, unless all registrable securities covered by the shelf registration statement have been sold or can be sold publicly without either registration under the Securities Act or compliance with any restrictions under Rule 144.

  Each standby purchaser also has demand registration rights which may be exercised no more than twice. In addition, Arch has agreed to provide the standby purchasers "piggyback" registration rights with respect to other offerings filed by Arch.

  Arch will bear all fees and expenses incurred in connection with the filing of any registration statements, other than selling commissions, underwriting fees, discounts and stock transfer taxes applicable to the sale of the registrable securities. Arch will also undertake customary indemnification obligations.

  Arch also agreed that, upon the request of any stockholder who becomes the beneficial owner of at least 10% of Arch's outstanding common stock as a result of the MobileMedia acquisition, Arch would enter into a separate registration rights agreement with such 10% stockholder. To date, no 10% stockholders have made such a request to Arch. Any such registration rights agreement will provide for similar registration rights and indemnification provisions as the standby purchasers' registration rights agreement, except that Arch need not file a shelf registration unless requested by a 10% stockholder.

  The holders of Series C preferred stock and the former stockholders of PageCall are also entitled to certain registration rights. See "Business-- Arch's Investments in N-PCS Licenses".

                    DESCRIPTION OF OUTSTANDING INDEBTEDNESS

  Arch and its principal operating subsidiaries each have substantial amounts of outstanding indebtedness that provide necessary funding and impose various limitations on the operations of the combined company.

Secured Credit Facility

  A principal operating subsidiary has a secured credit facility in the current total amount of $581.0 million with The Bank of New York, Royal Bank of Canada, Toronto Dominion (Texas), Inc., Barclays Bank, PLC and other financial institutions.

  The facility consists of a $175 million reducing revolving Tranche A facility, a $100 million 364-day revolving credit Tranche B facility and a $306 million Tranche C facility. The Tranche A Facility will be reduced on a quarterly basis commencing on September 30, 2000 and will mature on June 30, 2005. The Tranche B Facility converted into a term loan on June 27, 1999 and will be amortized in quarterly installments commencing September 30, 2000, with an ultimate maturity date of June 30, 2005. The Tranche C Facility will be amortized in annual installments commencing December 31, 1999, with an ultimate maturity date of June 30, 2006.

  Arch and substantially all of its operating subsidiaries are either borrowers or guarantors under the secured credit facility. Direct obligations and guarantees under the facility are secured by a pledge of the capital stock of all principal operating subsidiaries and by security interests in various assets.

  Borrowings under the secured credit facility bear interest based on a reference rate equal to either The Bank of New York's alternate base rate or The Bank of New York's LIBOR rate, in each case plus a margin determined by specified ratios of total debt to annualized EBITDA.

  The secured credit facility requires payment of fees on the daily average amount available to be borrowed under the Tranche A facility. These fees vary depending on specified ratios of total debt to annualized EBITDA.

  The secured credit facility contains restrictions that limit, among other things: additional indebtedness and encumbrances on assets; cash dividends and other distributions; mergers and sales of assets; the repurchase or redemption of capital stock; investments; acquisitions that exceed certain dollar limitations without the lenders' prior approval; and prepayment of indebtedness other than indebtedness under the secured credit facility. In addition, the secured credit facility requires Arch and its subsidiaries to meet certain financial covenants, including ratios of EBITDA to fixed charges, EBITDA to debt service, EBITDA to interest service and total indebtedness to EBITDA.

Subsidiary's Senior Notes

  Another principal operating subsidiary has the following issues of unsecured senior notes outstanding:

                                  Interest     Maturity       Interest Payment
        Principal Amount            Rate         Date              Dates
        ----------------          -------- ---------------- --------------------
        $125.0 million ..........   9 1/2% February 1, 2004 February 1, August 1
        $100.0 million ..........      14% November 1, 2004 May 1, November 1
        $127.5 million ..........  12 3/4% July 1, 2007     January 1, July 1
        $139.8 million...........  13 3/4% April 15, 2008   April 15, October 1

Redemption

  The subsidiary may choose to redeem any amounts of these senior notes during the periods indicated in the following table. The redemption prices will equal the indicated percentages of the principal amount of the notes, together with accrued and unpaid interest to the redemption date:

         9 1/2% Senior Notes                               14% Senior Notes
------------------------------------------       ------------------------------------------
Redemption Date           Redemption Price       Redemption Date           Redemption Price
---------------           ----------------       ---------------           ----------------
February 1, 1999 to                              November 1, 1999 to
 January 31, 2000........     104.750%            October 31, 2000........     107.000%
February 1, 2000 to                              November 1, 2000 to
 January 31, 2001........     103.167%            October 31, 2001........     104.625%
February 1, 2001 to                              November 1, 2001 to
 January 31, 2002........     101.583%            October 31, 2002........     102.375%
On or after February 1,                          On or after November 1,
 2002....................     100.000%            2002....................     100.000%

         12 3/4% Senior Notes                             13 3/4% Senior Notes
------------------------------------------       ------------------------------------------
Redemption Date           Redemption Price       Redemption Date           Redemption Price
---------------           ----------------       ---------------           ----------------
July 1, 2003 to June 30,                         April 15, 2004 to April
 2004 ..................      106.375%            14, 2005................     106.875%
July 1, 2004 to June 30,                         April 15, 2005 to April
 2005 ..................      104.250%            14, 2006................     104.583%
July 1, 2005 to June 30,                         April 15, 2006 to April
 2006 ..................      102.125%            14, 2007................     102.291%
On or after July 1, 2006                         On or after April 15,
 .......................      100.000%            2007 ...................     100.000%

  In addition, until July 1, 2001, the subsidiary may elect to use the proceeds of a qualifying equity offering to redeem up to 35% in principal amount of the 12 3/4% senior notes until July 1, 2001, or up to 35% in principal amount of the 13 3/4% senior notes until April 15, 2002, at a redemption price equal to 112.75% of the principal amount of the 12 3/4 senior notes or 113.75% of the principal amount of the 13 3/4% senior notes, together with accrued interest. The subsidiary may make such redemption, however, only if 12 3/4% senior notes with an aggregate principal amount of at least $84.5 million remain outstanding immediately after giving effect to any such redemption of 12 3/4% senior notes, and only if 13 3/4% senior notes with an aggregate principal amount of at least $95.6 million remain outstanding immediately after giving effect to any such redemption of 13 3/4% senior notes. Arch is not, however, obligated to redeem any 12 3/4% senior notes or 13 3/4% senior notes with the proceeds of any equity offering.

Restrictive Covenants

  The indentures for the senior notes limit the ability of specified subsidiaries to pay dividends, incur secured or unsecured indebtedness, incur liens, dispose of assets, enter into transactions with affiliates, guarantee parent company obligations, sell or issue stock and engage in any merger, consolidation or sale of substantially all of their assets.

Changes in Control

  Upon the occurrence of a change of control of Arch or a principal operating subsidiary, each holder of senior notes has the right to require repurchase of its senior notes for cash. The repurchase prices for the four series of senior notes vary from 101% to 102% of the principal amount of such notes plus accrued and unpaid interest to the date of repurchase. A change of control of a corporation, as defined in the indentures, includes:

  . the acquisition by a person or group of beneficial ownership of the majority of securities having the right to vote in the election of directors;

  . specified types of changes in the board of directors;

  . the sale or transfer of all or substantially all of the corporation's assets or

  . merger or consolidation with another corporation which results in a person or group becoming the beneficial owner of a majority of the securities of the surviving corporation having the right to vote in the election of directors.

Events of Default

  The following constitute events of default under the indentures:

  . a default in the timely payment of interest on the senior notes if such default continues for 30 days;

  . a default in the timely payment of principal of, or premium, if any, on any of the senior notes either at maturity, upon redemption or repurchase, by declaration or otherwise;

  . the borrowers' failure to observe or perform any of their other covenants or agreements in the senior notes or in the indenture, but generally only if the failure continues for a period of 30 or 60 days after written notice of default;

  . specified events of bankruptcy, insolvency or reorganization involving the borrowers;

  . a default in timely payment of principal, premium or interest on any indebtedness for borrowed money aggregating $5.0 million or more in principal amount;

  . the occurrence of an event of default as defined in any indenture or instrument involving at least $5.0 million aggregate principal amount of indebtedness for borrowed money that gives rise to the acceleration of such indebtedness;

  . the entry of one or more judgments, orders or decrees for the payment of more than a total of $5.0 million, net of any applicable insurance coverage, against the borrowers or any of their properties; or

  . the holder of any secured indebtedness aggregating at least $5.0 million in principal amount seeks foreclosure, set-off or other recourse against assets of the borrowers having an aggregate fair market value of more than $5.0 million.

Arch's Discount Notes

  In March 1996, Arch issued discount notes representing $467.4 million in aggregate principal amount at maturity. The discount notes are scheduled to mature on March 15, 2008. The discount notes were issued at a substantial discount from the principal amount due at maturity. Interest does not accrue on the discount notes prior to March 15, 2001. After that date, interest will accrue at the rate of 10 7/8% per year, payable semi-annually on March 15 and September 15, commencing September 15, 2001.

  Arch may choose to redeem any amount of discount notes on or after March 15, 2001 at the following redemption prices, together with accrued and unpaid interest to the redemption date:

         Redemption Date                     Redemption Price
         ---------------               ----------------------------
         March 15, 2001 to March 14,
          2002.......................  104.078% of principal amount
         March 15, 2002 to March 14,
          2003.......................  102.719% of principal amount
         March 15, 2003 to March 14,
          2004.......................  101.359% of principal amount
         On or after March 15, 2004 .  100.000% of principal amount

  The indenture for the discount notes contains restrictive covenants, change in control provisions and events of default that are generally comparable to those of the subsidiary's senior notes described above.

Arch's Convertible Debentures

  Arch has outstanding $13.4 million in principal amount of 6 3/4% convertible subordinated debentures due 2003. Interest is payable twice a year on June 1 and December 1. The convertible debentures are scheduled to mature on December 1, 2003. The principal amount of the convertible debentures is currently convertible into common stock at a conversion price of $50.25 per share at any time prior to redemption or maturity.

  Arch may choose to redeem any amount of the convertible debentures at any time, at the following redemption prices, together with accrued and unpaid interest to the redemption date:

      Redemption Date                                    Redemption Price
      ---------------                              ----------------------------
      December 1, 1997 to November 30, 1998....... 104.050% of principal amount
      December 1, 1998 to November 30, 1999....... 103.375% of principal amount
      December 1, 1999 to November 30, 2000....... 102.700% of principal amount
      December 1, 2000 to November 30, 2001....... 102.025% of principal amount
      December 1, 2001 to November 30, 2002....... 101.350% of principal amount
      December 1, 2002 to November 30, 2003....... 100.675% of principal amount
      On or after December 1, 2003................ 100.000% of principal amount

  The convertible debentures represent senior unsecured obligations of Arch and are subordinated to senior indebtedness of Arch, as defined in the indenture. The indenture does not contain any limitation or restriction on the incurrence of senior indebtedness or other indebtedness or securities of Arch or its subsidiaries.

 Upon the occurrence of a fundamental change, as defined in the indenture, each holder of convertible debentures has the right to require Arch to repurchase its convertible debentures for cash, at a repurchase price of 100% of the principal amount of the convertible debentures, plus accrued interest to the repurchase date. The following constitute fundamental changes:

  . acquisition by a person or a group of beneficial ownership of stock of Arch entitled to exercise a majority of the total voting power of all capital stock, unless such beneficial ownership is approved by the board of directors;

  .  specified types of changes in Arch's board of directors;

  . any merger, share exchange, or sale or transfer of all or substantially all of the assets of Arch to another person, with specified exceptions;

  . the purchase by Arch of beneficial ownership of shares of its common stock if the purchase would result in a default under any senior debt agreements to which Arch is a party; or

  . distributions of common stock by Arch to its stockholders in specified circumstances.

  The following constitute events of default under the indenture:

  . a default in the timely payment of any interest on the convertible debentures if such default continues for 30 days;

  . a default in the timely payment of principal or premium on any convertible debenture at maturity, upon redemption or otherwise;

  . a default in the performance of any other covenant or agreement of Arch that continues for 30 days after written notice of such default;

  . a default under any indebtedness for money borrowed by Arch that results in more than $5.0 million of indebtedness being accelerated; or

  . the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to Arch.

                                   SIGNATURE

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 6, 1999                 ARCH COMMUNICATIONS GROUP, INC.

                                     By: /s/ Gerald J. Cimmino
                                        ---------------------------------------
                                     Title: Vice President and Treasurer